Exhibit 4.02

CHS/COMMUNITY HEALTH SYSTEMS, INC.,

as Issuer

the GUARANTORS party hereto,

REGIONS BANK,

as Trustee

AND

REGIONS BANK, as Junior-Priority Collateral Agent,

8.125% Junior-Priority Secured Notes due 2024

INDENTURE

Dated as of June 22, 2018

EXHIBIT	A Form of Global Restricted Note
EXHIBIT	B Form of Supplemental Indenture
EXHIBIT	C Form of Certificate to be Delivered in Connection with Transfers Pursuant to Regulation S

INDENTURE dated as of June 22, 2018, among CHS/COMMUNITY HEALTH SYSTEMS, INC., a Delaware corporation, the Guarantors party hereto from time to time, REGIONS BANK, an Alabama banking corporation, as trustee, and REGIONS BANK, an Alabama banking corporation, as collateral agent.

W I T N E S S E T H:

WHEREAS, the Issuer has duly authorized the execution and delivery of this Indenture to provide for the issuance of (i) $1,354,663,000 aggregate principal amount of its 8.125% Junior-Priority Secured Notes due 2024 (the “Initial Notes”), each as issued on the date hereof and (ii) any additional Notes that may be issued after the Issue Date in compliance with this Indenture (the “Additional Notes” and together with the Initial Notes, the “Notes”);

WHEREAS, the obligations of the Issuer with respect to the due and punctual payment of the principal of, premium, if any, and interest on all the Notes and the performance and observation of each covenant and agreement under this Indenture on the part of the Issuer to be performed or observed will be unconditionally and irrevocably guaranteed and secured by the Guarantors; and

WHEREAS, all things necessary (i) to make the Notes, when executed and duly issued by the Issuer and authenticated and delivered hereunder, the valid obligations of the Issuer and (ii) to make this Indenture a valid agreement of the Issuer have been done.

NOW, THEREFORE, in consideration of the premises and the purchase of the Notes by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders, as follows:

ARTICLE I

DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.1. Definitions.

“2019 Notes” has the meaning set forth in the definition of “Exchange Offers”.

“2020 Notes” has the meaning set forth in the definition of “Exchange Offers”.

“2022 Notes” has the meaning set forth in the definition of “Exchange Offers”.

“2023 Notes” means the Issuer’s Junior-Priority Secured Notes due 2023.

“2023 Notes Indenture” means that certain indenture, dated as of the date hereof, among the Issuer, the guarantors party thereto, Regions Bank, an Alabama banking corporation, as trustee, and Regions Bank, an Alabama banking corporation, as collateral agent, governing the 2023 Notes, as amended or supplemented from time to time.

“ABL Collateral Agent” means JPMorgan Chase Bank, N.A., in its capacity as collateral agent for the ABL Facility Secured Parties, together with its successors and permitted assigns under the ABL Facility Agreement and the ABL Facility Collateral Documents.

“ABL Facility Agreement” means (i) the ABL Credit Agreement dated as of April 3, 2018 among the Issuer, Holdings, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, together with the related documents thereto (including the revolving loans thereunder, any letters of credit and reimbursement obligations related thereto, any guarantee and collateral agreement, patent and trademark security agreement, mortgages or letter of credit applications and other Guarantees, pledges, agreements, security agreements and collateral documents), (ii) any amendments, extensions, renewals, restatements, refundings, replacements, refinancings, supplements, modifications or other changes (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time of the foregoing and (iii) any one or more additional agreements (and related documents) governing Indebtedness, including indentures, incurred to refinance, substitute, supplement, replace or add to (including increasing the amount available for borrowing or adding or removing any Person as a borrower, issuer or guarantor thereunder) in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under (or otherwise incurred in compliance with) such ABL Facility Agreement (whether documented in the agreement for such ABL Facility Agreement or in a separate written instrument) or one or more successors to the ABL Facility Agreement.

“ABL Facility Collateral Agreement” means the Guarantee and Collateral Agreement, dated as of April 3, 2018, among Holdings, the Issuer, certain of its Subsidiaries identified therein as guarantors and JPMorgan Chase Bank, N.A., as the collateral agent, together with the documents related thereto (including any supplements thereto), as amended, restated, supplemented or otherwise modified from time to time.

“ABL Facility Collateral Documents” means the ABL Facility Collateral Agreement, the ABL Intercreditor Agreement, the intellectual property security agreements, the mortgages and each other agreement, instrument or other document entered into in favor of the ABL Collateral Agent or any of the other ABL Facility Secured Parties for purposes of securing the ABL Facility Obligations (including the guarantees thereof), as the same may be amended, restated, supplemented or otherwise modified from time to time.

“ABL Facility Obligations” means (a) the due and punctual payment of (i) the principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the loans under the ABL Facility Agreement, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the Issuer under the ABL Facility Agreement in respect of any letter of credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral, and (iii) all other monetary obligations of the Issuer to any of the ABL Facility Secured Parties under the ABL Facility Agreement, the ABL Facility Collateral Documents and each of the other loan documents in respect thereof, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), (b) the due and punctual performance of all other obligations of the Issuer under or pursuant to the ABL Facility Agreement, the ABL Facility Collateral Documents and each of the other loan documents in respect thereof and (c) the due and punctual payment and performance of all the obligations of Holdings and each other Subsidiary of Holdings under or pursuant to the ABL Facility Collateral Documents and each of the other loan documents in respect of the ABL Facility Agreement.

“ABL Facility Secured Parties” means (a) the holders of ABL Facility Obligations, (b) the Representative(s) with respect thereto and (c) the successors and assigns of each of the foregoing.

“ABL Intercreditor Agreement” means the Amended and Restated ABL Intercreditor Agreement, dated as of June 22, 2018, among JPMorgan Chase Bank, N.A., as ABL Agent (as defined therein), Credit Suisse AG, as Senior-Priority Collateral Agent (as defined therein), Credit Suisse AG, as Senior-Priority Non-ABL Loan Agent (as defined therein), Regions Bank, as 2021 Secured Notes Trustee (as defined therein), Regions Bank, as 2023 Secured Notes Trustee (as defined therein), the Junior-Priority Collateral Agent, the Trustee, Regions Bank, as trustee under the 2023 Notes Indenture, the Issuer, Holdings, the Subsidiaries (as defined therein) of the Issuer from time to time party thereto and each Additional Agent (as defined therein) from time to time party thereto, as amended, supplemented, modified or restated from time to time.

“Acquired Indebtedness” means Indebtedness (1) of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary, or (2) assumed in connection with the acquisition of assets from such Person, in each case whether or not Incurred by such Person in connection with such Person becoming a Restricted Subsidiary of the Issuer or such acquisition or (3) of a Person at the time such Person merges with or into or consolidates, amalgamates or otherwise combines with the Issuer or any Restricted Subsidiary. Acquired Indebtedness shall be deemed to have been Incurred, with respect to clause (1) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary and, with respect to clause (2) of the preceding sentence, on the date of consummation of such acquisition of assets and, with respect to clause (3) of the preceding sentence, on the date of the relevant merger, consolidation or other combination.

“Additional Assets” means:

(1) any property or assets (other than Capital Stock) used or to be used by the Issuer, a Restricted Subsidiary or otherwise useful in a Similar Business (it being understood that capital expenditures on property or assets already used in a Similar Business or to replace any property or assets that are the subject of such Asset Disposition shall be deemed an investment in Additional Assets);

(2) the Capital Stock of a Person that is engaged in a Similar Business and becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Issuer or a Restricted Subsidiary of the Issuer; or

(3) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary of the Issuer.

“Additional Senior-Priority Obligation Collateral Documents” means, in respect of any series of Additional Senior-Priority Obligations, each agreement, instrument or other document entered into in favor of the Representative(s) in respect of such Indebtedness or any of the other secured parties in respect thereof for purposes of securing the Obligations under such Indebtedness, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Additional Senior-Priority Obligation Secured Parties” means (a) the holders of any Additional Senior-Priority Obligations, (b) any Representative(s) with respect thereto and (c) the successors and assigns of each of the foregoing.

“Additional Senior-Priority Obligations” means any Obligations secured by a Senior-Priority Lien that are permitted to be incurred and permitted to be secured by a Senior-Priority Lien by the Notes Collateral Documents and the then existing Senior-Priority Debt Documents.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Alternative Currency” means each of Euro, British Pounds Sterling, Australian Dollars, Brazilian Real, Canadian Dollars, Chinese Yuan, Danish Kroner, Egyptian Pound, Hong Kong Dollars, Indian Rupee, Indonesian Rupiah, Japanese Yen, Korean Won, Mexican Pesos, New Zealand Dollars, Russian Ruble, Singapore Dollars, Swedish Kroner, Swiss Francs and each other currency (other than United States Dollars) that is a lawful currency (other than United States Dollars) that is readily available and freely transferable and convertible into United States Dollars.

“Applicable Authorized Representative” shall have the meaning assigned to such term in the Pari Passu Intercreditor Agreement.

“Applicable Calculation Date” means the applicable date of calculation for (i) the Consolidated Total Leverage Ratio, (ii) the Consolidated Total Secured Leverage Ratio, (iii) the Fixed Charge Coverage Ratio or (iv) the Consolidated EBITDA.

When calculating the availability under any basket or ratio under this Indenture, in each case in connection with a Limited Condition Acquisition, the date of determination of such basket or ratio and of any Default or Event of Default shall, at the option of the Issuer (which election may be made on the date of such acquisition), be the date the definitive agreements for such Limited Condition Acquisition are entered into and such baskets or ratios shall be calculated with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio after giving effect to such Limited Condition Acquisition and the other transactions to be entered into in connection therewith (including any incurrence of

Indebtedness and the use of proceeds thereof) as if they occurred at the beginning of the applicable period for purposes of determining the ability to consummate any such Limited Condition Acquisition, and, for the avoidance of doubt, (x) if any of such baskets or ratios are exceeded as a result of fluctuations in such basket or ratio (including due to fluctuations in Consolidated EBITDA of the Issuer or the target company for the most recent four consecutive fiscal quarters ending prior to the Applicable Calculation Date) subsequent to such date of determination and at or prior to the consummation of the relevant Limited Condition Acquisition, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the Limited Condition Acquisition is permitted under this Indenture and (y) such baskets or ratios shall not be tested at the time of consummation of such Limited Condition Acquisition or related transactions; provided, further, that if the Issuer elects to have such determinations occur at the time of entry into such definitive agreement, any such transactions (including any incurrence of Indebtedness and the use of proceeds thereof) shall be deemed to have occurred on the date the definitive agreements are entered and outstanding thereafter for purposes of calculating any baskets or ratios under this Indenture after the date of such agreement and before the consummation of such Limited Condition Acquisition unless and until such Limited Condition Acquisition has been abandoned, as determined by the Issuer, prior to the consummation thereof.

“Applicable Premium” means the greater of (A) 1.0% of the principal amount of such Note and (B) on any redemption date, the excess (to the extent positive) of:

(a) the present value at such redemption date of (i) the redemption price of such Note at June 30, 2021 (such redemption price (expressed in percentage of principal amount) being set forth in the table in Section 5.7(c) (excluding accrued but unpaid interest to, but excluding, the date of redemption)), plus (ii) all required interest payments due on such Note to and including such date set forth in clause (i) (excluding accrued but unpaid interest to the date of redemption), computed on the redemption date using a discount rate equal to the Applicable Treasury Rate at such redemption date plus 50 basis points; over

(b) the outstanding principal amount of such Note;

in each case, as calculated by the Issuer or on behalf of the Issuer by such Person as the Issuer shall designate.

“Applicable Treasury Rate” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two (2) Business Days (but not more than five (5) Business Days) prior to the redemption date (or, if such statistical release is not so published or available, any publicly available source of similar market data selected by the Issuer in good faith)) most nearly equal to the period from the redemption date to June 30, 2021; provided, however, that if the period from the redemption date to June 30, 2021 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Applicable Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to such applicable date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Asset Disposition” means:

(a) the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets of the Issuer or any of its Restricted Subsidiaries (in each case other than Capital Stock of the Issuer) (each referred to in this definition as a “disposition”); or

(b) the issuance or sale of Capital Stock of any Restricted Subsidiary (other than Preferred Stock or Disqualified Stock of Restricted Subsidiaries issued in compliance with Section 3.2 or directors’ qualifying shares and shares issued to foreign nationals as required under applicable law), whether in a single transaction or a series of related transactions;

in each case, other than:

(1) a disposition by a Restricted Subsidiary to the Issuer or by the Issuer or a Restricted Subsidiary to a Restricted Subsidiary;

(2) a disposition of cash, Cash Equivalents or Investment Grade Securities;

(3) a disposition of inventory or other assets in the ordinary course of business or consistent with past practice (including allowing any registrations or any applications for registrations of any intellectual property rights to lapse or go abandoned in the ordinary course of business or consistent with past practice);

(4) a disposition of obsolete, worn out, uneconomic, damaged or surplus property, equipment or other assets or property, equipment or other assets that are no longer economically practical, commercially desirable to maintain, used or useful in the conduct of the business of the Issuer and its Restricted Subsidiaries, whether now or hereafter owned or leased or acquired in connection with an acquisition;

(5) transactions permitted under Section 4.1 (other than clause (e) thereunder) or a transaction that constitutes a Change of Control;

(6) an issuance of Capital Stock by a Restricted Subsidiary to the Issuer or to another Restricted Subsidiary or as part of or pursuant to an equity incentive or compensation plan approved by the Board of Directors of Holdings;

(7) any dispositions of Capital Stock, properties or assets in a single transaction or series of related transactions with a fair market value (as determined in good faith by the Issuer) of less than $100,000,000;

(8) any Restricted Payment that is permitted to be made, and is made, under Section 3.3 and the making of any Permitted Payment or Permitted Investment or, solely for purposes of Section 3.5(a)(3), asset sales, the proceeds of which are used to make such Restricted Payments or Permitted Investments;

(9) dispositions consisting of Permitted Liens;

(10) dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or consistent with past practice or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(11) conveyances, sales, transfers, licenses or sublicenses or other dispositions of intellectual property, software or other general intangibles and licenses, sub-licenses, leases or subleases of other property, in each case, in the ordinary course of business or consistent with past practice or pursuant to a research or development agreement in which the counterparty to such agreement receives a license to use the intellectual property or software that result from such agreement;

(12) foreclosure, condemnation or any similar action with respect to any property or other assets;

(13) the sale or discount (with or without recourse, and on customary or commercially reasonable terms and for credit management purposes) of accounts receivable or notes receivable arising in the ordinary course of business or consistent with past practice, or the conversion or exchange of accounts receivable for notes receivable;

(14) any disposition of Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary;

(15) any disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Issuer or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;

(16) (i) dispositions of property to the extent that such property is exchanged for credit against the purchase price of similar replacement property that is promptly purchased, (ii) dispositions of property to the extent that the proceeds of such disposition are promptly applied to the purchase price of such replacement property (which replacement property is actually promptly purchased) and (iii) to the extent allowable under Section 1031 of the Code, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(17) any sale, disposition or creation of a Lien pursuant to a Qualified Receivables Transaction, or the disposition of an account receivable in connection with the collection or compromise thereof in the ordinary course of business or consistent with past practice;

(18) any financing transaction with respect to property constructed, acquired, replaced, repaired or improved (including any reconstruction, refurbishment, renovation and/or development of real property) by the Issuer or any Restricted Subsidiary after the Issue Date, including asset securitizations permitted by this Indenture;

(19) dispositions of Investments in joint ventures or similar entities to the extent required by, or made pursuant to customary buy/sell arrangements between, the parties to such joint venture set forth in joint venture arrangements and similar binding arrangements;

(20) the unwinding of any Hedging Obligation pursuant to its terms;

(21) the surrender or waiver of any contractual rights and the settlement release, surrender or waiver of any contractual or other claims in each case in the ordinary course of business or consistent with past practice;

(22) any swap of assets in exchange for services or other assets in the ordinary course of business or consistent with past practice of comparable or greater value or usefulness to the business of the Issuer as determined in good faith by the Issuer;

(23) a Hospital Swap;

(24) long-term leases of Hospitals to another Person; provided that the aggregate book value of the properties subject to such leases at any one time outstanding does not exceed 10.0% of the Total Assets at the time any such lease is entered into; and

(25) the contribution or other transfer of property (including Capital Stock) to any Spinout Subsidiary in a Spinout Transaction.

In the event that a transaction (or any portion thereof) meets the criteria of a permitted Asset Disposition and would also be a permitted Restricted Payment or Permitted Investment, the Issuer, in its sole discretion, will be entitled to divide and classify such transaction (or a portion thereof) as an Asset Disposition and/or one or more of the types of permitted Restricted Payments or Permitted Investments.

“Associate” means (i) any Person engaged in a Similar Business of which the Issuer or its Restricted Subsidiaries are the legal and beneficial owners of between 20% and 50% of all outstanding Voting Stock and (ii) any joint venture entered into by the Issuer or any Restricted Subsidiary of the Issuer.

“Bankruptcy Law” means Title 11 of the United States Code or similar federal, state or foreign law for the relief of debtors.

“Board of Directors” means (1) with respect to the Issuer or any corporation, the board of directors or managers, as applicable, of the corporation, or any duly authorized committee thereof; (2) with respect to any partnership, the board of directors or other governing body of the general partner of the partnership or any duly authorized committee thereof; and (3) with respect to any other Person, the board or any duly authorized committee of such Person serving a similar function. Whenever any provision requires any action or determination to be made by, or any approval of, a Board of Directors, such action, determination or approval shall be deemed to have been taken or made if approved by a majority of the directors on any such Board of Directors (whether or not such action or approval is taken as part of a formal board meeting or as a formal board approval).

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of a Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect of the date of such certification, and delivered to the Trustee.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York, United States or the jurisdiction of the place of payment are authorized or required by law to close.

“Capital Stock” of any Person means any and all shares of, rights to purchase, warrants, options or depositary receipts for, or other equivalents of or partnership or other interests in (however designated), equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Capitalized Lease Obligations” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes on the basis of GAAP. The amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation at the time any determination thereof is to be made as determined on the basis of GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty. For purposes of Section 3.6, a Capitalized Lease Obligation shall be deemed to be secured by a Lien on the property being leased.

“Cash Equivalents” means:

(1) (a) United States Dollars, Euro, or any national currency of any member state of the European Union or Canada; or (b) any other foreign currency held by the Issuer and the Restricted Subsidiaries in the ordinary course of business or consistent with past practice;

(2) securities issued or directly and fully Guaranteed or insured by the United States or Canadian governments, a member state of the European Union or, in each case, any agency or instrumentality of the foregoing (provided that the full faith and credit obligation of such country or such member state is pledged in support thereof), having maturities of not more than two years from the date of acquisition;

(3) certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof issued by any lender or by any bank or trust company (a) whose commercial paper is rated at least “A-2” or the equivalent thereof by S&P or at least “P-2” or the equivalent thereof by Moody’s (or if at the time neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization) or (b) (in the event that the bank or trust company does not have commercial paper which is rated) having combined capital and surplus in excess of $100,000,000;

(4) repurchase obligations for underlying securities of the types described in clauses (2), (3) and (7) of this definition entered into with any bank meeting the qualifications specified in clause (3) of this definition;

(5) commercial paper rated at least (i) “A-1” or higher by S&P or “P-1” or higher by Moody’s (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization selected by the Issuer) maturing within two years after the date of creation thereof or (ii) “A-2” or higher by S&P or “P-2” or higher by Moody’s (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization selected by the Issuer) maturing within one year after the date of creation thereof, or, in each case, if no rating is available in respect of the commercial paper, the issuer of which has an equivalent rating in respect of its long-term debt;

(6) marketable short-term money market and similar securities having a rating of at least “P-2” or “A-2” from either S&P or Moody’s, respectively (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization selected by the Issuer) and in each case maturing within 24 months after the date of creation or acquisition thereof;

(7) readily marketable direct obligations issued by any state, commonwealth or territory of the United States of America or any political subdivision, taxing authority or public instrumentality thereof, in each case, having one of the two highest ratings categories by S&P or Moody’s (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization selected by the Issuer) with maturities of not more than two years from the date of acquisition;

(8) readily marketable direct obligations issued by any foreign government or any political subdivision, taxing authority or public instrumentality thereof, in each case, having one of the two highest ratings categories obtainable by S&P or Moody’s (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization selected by the Issuer) with maturities of not more than two years from the date of acquisition;

(9) Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated within the three highest ratings categories by S&P or Moody’s (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization selected by the Issuer);

(10) with respect to any Foreign Subsidiary: (i) obligations of the national government of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business provided such country is a member of the Organization for Economic Cooperation and Development, in each case maturing within one year after the date of investment therein, (ii) certificates of deposit of, bankers acceptance of, or time deposits with, any commercial bank which is organized and existing under the laws of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business provided such country is a member of the Organization for Economic Cooperation and Development, and whose short-term commercial paper rating from S&P is at least “A-1” or the equivalent thereof or from Moody’s is at least “P-1” or the equivalent thereof (any such bank being an “Approved Foreign Bank”), and in each case with maturities of not more than 270 days from the date of acquisition and (iii) the equivalent of demand deposit accounts which are maintained with an Approved Foreign Bank;

(11) Indebtedness or Preferred Stock issued by Persons with a rating of (i) “A” or higher from S&P or “A-2” or higher from Moody’s (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization selected by the Issuer) with maturities of 24 months or less from the date of acquisition, or (ii) “A-” or higher from S&P or “A-3” or higher from Moody’s (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization selected by the Issuer) with maturities of 12 months or less from the date of acquisition;

(12) bills of exchange issued in the United States, Canada, a member state of the European Union or Japan eligible for rediscount at the relevant central bank and accepted by a bank (or any dematerialized equivalent);

(13) Cash Equivalents or instruments similar to those referred to in clauses (1) through (12) above denominated in Dollars or any Alternative Currency;

(14) interests in any investment company, money market, enhanced high yield fund or other investment fund which invests 90% or more of its assets in instruments of the types specified in clauses (1) through (13) above; and

(15) for purposes of clause (2) of the definition of “Asset Disposition,” any marketable securities portfolio owned by the Issuer and its Subsidiaries on the Issue Date.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clause (1) above; provided that such amounts are converted into any currency listed in clause (1) of this definition as promptly as practicable and in any event within ten (10) Business Days following the receipt of such amounts.

“Cash Management Services” means any one or more of the following types of services or facilities: (a) automated clearing house transfers and transactions, (b) cash management services, including controlled disbursement services, treasury, depository, overdraft, credit or debit card, stored value card and electronic funds transfer services, (c) foreign exchange facilities, deposit and other accounts and merchant services and (d) services and facilities substantially similar to the foregoing.

“Change of Control” means:

(1) the Issuer becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Issue Date) becoming the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Issue Date), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Issuer or Holdings (other than a transaction following which holders of securities that represented 100% of the Voting Stock of Holdings or the Issuer, as applicable, immediately prior to such transaction (or other securities into which such securities are converted as part of such transaction) own, directly or indirectly, at a least a majority of the voting power of the Voting Stock of the surviving Person in such transaction immediately after such transaction); or

(2) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Issuer and its Restricted Subsidiaries taken as a whole to a Person, other than a Restricted Subsidiary.

Notwithstanding the preceding clauses (1) and (2) or any provision of Section 13(d) of the Exchange Act, (i) a Person or group shall not be deemed to beneficially own Voting Stock subject to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of the Voting Stock in connection with the transactions contemplated by such agreement and (ii) a Person or group will not be deemed to beneficially own the Voting Stock of a Person (the “Subject Person”) held by a parent of such Subject Person unless it owns 50% or more of the total voting power of the Voting Stock entitled to vote for the election of directors of such parent having a majority of the aggregate votes on the Board of Directors of such parent.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Collateral” means all assets and properties subject to Liens created pursuant to any Notes Collateral Document to secure the Obligations in respect of the Notes (including the Note Guarantees), the Notes Collateral Documents and this Indenture.

“Collateral Agreement” means the Junior-Priority Collateral Agreement, dated as of the Issue Date, by and among Holdings, the Issuer, certain of its Subsidiaries identified therein as guarantors and Regions Bank, as the Junior-Priority Collateral Agent, together with the documents related thereto (including the supplements thereto and certificates delivered thereunder designating indebtedness and other obligations as “Pari Passu Debt Obligations” thereunder), as amended, restated, supplemented or otherwise modified from time to time.

“Collateral Documents” means, collectively, the Notes Collateral Documents and the Senior-Priority Collateral Documents.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense, including amortization or write-off of (i) intangibles and non-cash organization costs, (ii) deferred financing fees or debt issuance costs and (iii) the amortization of original issue discount resulting from the issuance of Indebtedness at less than par, of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP (but excluding amortization of prepaid cash expenses that were paid in a prior period); and any non-cash write-down of assets or asset value carried on the balance sheet (other than in respect of current assets).

“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period:

(1) increased (without duplication) by:

(a) provision for taxes based on income or profits or capital, including, without limitation, federal, state, provincial, local, foreign, unitary, excise, property, franchise and similar taxes and foreign withholding and similar taxes (including any penalties and interest) of such Person paid or accrued during such period, including any penalties and interest relating to any tax examinations, to the extent the same were deducted (and not added back) in computing such Consolidated Net Income; plus

(b) Fixed Charges of such Person for such period (including (x) net losses on any Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, (y) bank fees and (z) costs of surety bonds in connection with financing activities, plus amounts excluded from the definition of “Consolidated Interest Expense” pursuant to clauses (u) through (z) in clause (1) thereof), to the extent the same were deducted (and not added back) in computing such Consolidated Net Income; plus

(c) Consolidated Depreciation and Amortization Expense of such Person for such period, to the extent the same were deducted (and not added back) in computing such Consolidated Net Income; plus

(d) (x) HMA Transaction Expenses and (y) any fees, costs, expenses or charges (other than Consolidated Depreciation and Amortization Expense) related to any actual, proposed or contemplated issuance or registration (actual or proposed) of any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or the incurrence or registration (actual or proposed) of Indebtedness (including a refinancing thereof) (in each case, whether or not consummated or successful), including (i) such fees, expenses or charges related to the Transactions, the Credit Agreement, the ABL Facility Agreement, any other Credit Facilities and any fees related to a Qualified Receivables Transaction, and (ii) any amendment, waiver, consent or other modification of the Notes, the Credit Agreement, any other Credit Facilities and any fees related to a Qualified Receivables Transaction, in each case, whether or not consummated or successful, to the extent the same were deducted (and not added back) in computing such Consolidated Net Income; plus

(e) the amount of any restructuring charge, reserve, integration cost, or other business optimization expense or cost (including charges directly related to implementation of cost-savings initiatives) to the extent the same were deducted (and not added back) in computing such Consolidated Net Income, including, without limitation, any one time costs Incurred in connection with acquisitions or divestitures after the Issue Date, those related to severance, retention, signing bonuses, relocation, recruiting and other employee related costs, future lease commitments and costs related to the opening and closure and/or consolidation of facilities and to exiting lines of business; plus

(f) any other non-cash charges, write-downs, expenses, losses or items reducing such Consolidated Net Income including any impairment charges or the impact of purchase accounting; provided that if any non-cash charge or other item referred to in this clause (f) represents an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA in such future period to such extent paid; plus

(g) [reserved];

(h) the amount of “run-rate” cost savings, operating expense reductions, other operating improvements and initiatives and synergies projected by the Issuer in good faith to result from actions taken or to be taken prior to or during such period in connection with any acquisition or disposition by such Person or any of its Restricted Subsidiaries (calculated on a pro forma basis as though such cost savings, operating expense reductions, other operating improvements and initiatives and synergies had been realized on the first day of such period), net of the amount of actual benefits realized prior to or during such period from such actions and net of the incremental expense incurred or to be incurred during such period in order to achieve such cost savings or other benefits referred to above; provided that (x) such cost savings are reasonably identifiable, reasonably attributable to the actions specified and reasonably anticipated to result from such actions and (y) such actions have been taken or are to be taken within twelve (12) months after the consummation of the acquisition or disposition which is expected to result in such cost savings or other benefits referred to above; provided that the aggregate amount added back pursuant to this clause (h) shall not for any four fiscal quarter period exceed an amount equal to 10% of Consolidated EBITDA for such four fiscal quarter period (and such determination shall be made after giving effect to any adjustment pursuant to this clause (h)); plus

(i) any costs or expense incurred by the Issuer or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Issuer or Net Cash Proceeds of an issuance of Capital Stock (other than Disqualified Stock) of the Issuer, solely to the extent that such Net Cash Proceeds are excluded from the calculation set forth under Section 3.3(a)(iii), to the extent the same were deducted (and not added back) in computing such Consolidated Net Income; plus

(j) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not included in Consolidated EBITDA in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to clause (2) below for any previous period and not added back; plus

(k) any net loss included in the consolidated financial statements due to the application of Financial Accounting Standards No. 160 “Non-controlling Interests in Consolidated Financial Statements” (“FAS 160”) (Accounting Standard Codification Topic 810) to the deconsolidation of a Subsidiary, to the extent the same were deducted (and not added back) in computing such Consolidated Net Income; plus

(l) realized foreign exchange losses resulting from the impact of foreign currency changes on the valuation of assets or liabilities on the balance sheet of the Issuer and its Restricted Subsidiaries, to the extent the same were deducted (and not added back) in computing such Consolidated Net Income; plus

(m) upfront fees or charges arising from any Qualified Receivables Transaction for such period, and any other amounts for such period comparable to or in the nature of interest under any Qualified Receivables Transaction, and losses on dispositions or sale of assets in connection with any Qualified Receivables Transaction for such period, to the extent the same were deducted (and not added back) in computing such Consolidated Net Income;

(2) decreased (without duplication) by an amount which in the determination of such Consolidated Net Income has been included for:

(a) non-cash items increasing such Consolidated Net Income (other than the accrual of revenue in the ordinary course of business), excluding (i) any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period and (ii) any non-cash gains in respect of which cash was actually received in a prior period so long as such cash did not increase Consolidated EBITDA in such prior period; plus

(b) realized foreign exchange income or gains resulting from the impact of foreign currency changes on the valuation of assets or liabilities on the balance sheet of the Issuer and its Restricted Subsidiaries; plus

(c) any net income included in the consolidated financial statements due to the application of FAS 160 (Accounting Standards Codification Topic 810) to the deconsolidation of a Subsidiary; and

(3) increased or decreased (without duplication) by, as applicable, any adjustments resulting from the application of Accounting Standards Codification Topic 460 or any comparable regulation.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(1) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including (a) amortization of original issue discount or premium resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances or any similar facilities or similar financing and hedging agreements, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of any Hedging Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Capitalized Lease Obligations or any deferred payment obligations, (e) net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness and (f) interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by (or secured by the assets of) such Person or any of its Restricted Subsidiaries, and excluding (t) penalties and interest relating to taxes, (u) accretion or accrual of discounted liabilities other than Indebtedness, (v) any expense resulting from the discounting of any Indebtedness in connection with the application of purchase accounting in connection with any acquisition, (w) any fees related to a Qualified Receivables Transaction, (x) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (y) any expensing of bridge, commitment and other financing fees and (z) imputed interest with respect to Indebtedness of any parent of such Person appearing upon the balance sheet of such Person solely by reason of purchase accounting under GAAP; plus

(2) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(3) interest income for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person, for any period, the net income (loss) of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis on the basis of GAAP; provided, however, that there shall not be included in such Consolidated Net Income (without duplication):

(1) any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that any equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed by such Person during such period to the Issuer or a Restricted Subsidiary as a dividend or other distribution or return on investment (subject, in the case of a dividend or other distribution or return on investment to the Issuer or a Restricted Subsidiary, to the limitations contained in clause (2) below);

(2) solely for the purpose of determining the amount available for Restricted Payments under Section 3.3(a)(iii)(A) hereof, any net income (loss) of any Restricted Subsidiary (other than the Guarantors) if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Issuer or a Guarantor by operation of the terms of such Restricted Subsidiary’s charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Restricted Subsidiary or its shareholders (other than (a) restrictions that have been waived or otherwise released, (b) restrictions pursuant to the Credit Agreement, the ABL Facility Agreement, the Notes, the 2023 Notes Indenture or this Indenture, and (c) restrictions specified in Section 3.4(b)(13)(i)), except that the Issuer’s equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed or that could have been distributed by such Restricted Subsidiary during such period to the Issuer or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause);

(3) any net gain (or loss) realized upon the sale or other disposition of any asset or disposed operations of the Issuer or any Restricted Subsidiaries, which is not sold or otherwise disposed of in the ordinary course of business or consistent with past practice (as determined in good faith by the Issuer);

(4) any extraordinary, exceptional, unusual or nonrecurring gain, loss, income, charge or expense (including relating to (i) the HMA Transaction Expenses, (ii) payments made in respect of litigation that was pending against HMA or any of its Subsidiaries prior to January 27, 2014 and (iii) costs and expenses incurred in connection with Permitted Hospital Dispositions);

(5) the cumulative effect of a change in accounting principles;

(6) any (i) non-cash compensation charge or expense arising from any grant of stock, stock options or other equity based awards and any non-cash deemed finance charges in respect of any pension liabilities or other retiree provisions or on the revaluation of any benefit plan obligation and (ii) income (loss) attributable to deferred compensation plans or trusts shall be excluded;

(7) all deferred financing costs written off or amortized and premiums paid or other expenses incurred directly in connection with any early extinguishment of Indebtedness and any net gain (loss) from any write-off or forgiveness of Indebtedness;

(8) any unrealized gains or losses in respect of any Hedging Obligations or any ineffectiveness recognized in earnings related to qualifying hedge transactions or the fair value of changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in each case, in respect of any Hedging Obligations;

(9) any unrealized foreign currency translation or transaction gains or losses in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person and any unrealized foreign exchange gains or losses relating to translation of assets and liabilities denominated in foreign currencies;

(10) any unrealized foreign currency translation or transaction gains or losses in respect of Indebtedness or other obligations of the Issuer or any Restricted Subsidiary owing to the Issuer or any Restricted Subsidiary;

(11) any purchase accounting effects, including, without limitation, adjustments to inventory, property and equipment, software and other intangible assets and deferred revenue in component amounts required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to the Issuer and the Restricted Subsidiaries), as a result of any consummated acquisition, or the amortization or write-off of any amounts thereof (including any write-off of in process research and development);

(12) any non-cash impairment charge, write-down or write-off, including without limitation, impairment charges, write-downs or write-offs relating to goodwill, intangible assets, long-lived assets, investments in debt and equity securities, in accordance with GAAP or as a result of a change in law or regulation;

(13) any after-tax effect of income (loss) from the early extinguishment or cancellation of Indebtedness or any Hedging Obligations or other derivative instruments;

(14) accruals and reserves that were established within twelve (12) months after January 27, 2014 that were so required to be established as a result of the transactions associated with the Issuer’s acquisition of HMA in accordance with GAAP;

(15) any net unrealized gains and losses resulting from Hedging Obligations or embedded derivatives that require similar accounting treatment and the application of Accounting Standards Codification Topic 815 and related pronouncements;

(16) any deferred tax expense associated with tax deductions or net operating losses arising as a result of the transactions associated with the HMA Transactions, or the release of any valuation allowance related to such item;

(17) non-cash charges and gains resulting from the application of Financial Accounting Standards No. 141R (Accounting Standards Codification Topic 805) (including with respect to earn-outs Incurred by the Issuer or any of its Restricted Subsidiaries);

(18) the amount of any expense to the extent a corresponding amount is received in cash by the Issuer and the Restricted Subsidiaries from a Person other than the Issuer or any Restricted Subsidiaries; provided such payment has not been included in determining Consolidated Net Income (it being understood that if the amounts received in cash under any such agreement in any period exceed the amount of expense in respect of such period, such excess amounts received may be carried forward and applied against expense in future periods);

(19) any net gain (or loss) from discontinued operations and any net gain (or loss) on disposal of discontinued operations; and

(20) any charges and gains in respect of those certain contingent value rights issued as part of the merger consideration associated with the HMA Transactions.

In addition, to the extent not already excluded in the Consolidated Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall exclude (i) any expenses and charges that are reimbursed by indemnification or other reimbursement provisions, or so long as the Issuer has made a determination that there exists reasonable evidence that such amount shall in fact be indemnified or reimbursed (and such amount is in fact reimbursed within 365 days of the date of such charge or payment (with a deduction for any amount so added back to the extent not so reimbursed within such 365 days)), in connection with any investment or any sale, conveyance, transfer or other disposition of assets permitted hereunder, (ii) to the extent covered by insurance and actually reimbursed, or, so long as the Issuer has made a determination that there exists reasonable evidence that such amount shall in fact be reimbursed by the insurer and such amount is (A) not denied by the applicable carrier in writing within 180 days and (B) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), expenses with respect to liability or casualty events or business interruption, (iii) any expenses and charges to the extent paid for, or so long as the Issuer has made a determination that there exists reasonable evidence that such amount shall in fact be reimbursed by (and such amount is in fact reimbursed within 365 days of the date of such payment (with a deduction for any amount so added back to the extent not so reimbursed within 365 days)), any third party other than such Person or any of its Restricted Subsidiaries and (iv) solely for the purpose of determining the amount available for Restricted Payments under Section 3.3(a)(iii)(A), any repurchase, redemption, sale or other disposition of Restricted Investments or any sale of stock of or distribution, dividend or asset transfer from an Unrestricted Subsidiary, in each case to the extent any of the foregoing increase the amount of Restricted Payments permitted under Section 3.3(a)(iii)(D) or Section 3.3(a)(iii)(E).

“Consolidated Total Indebtedness” means, as of any date of determination, (a) the aggregate principal amount of Indebtedness for borrowed money (other than letters of credit and bankers’ acceptances, except to the extent of unreimbursed amounts thereunder, Indebtedness with respect to Cash Management Services, Hedging Obligations entered into in the ordinary course of business or consistent with past practice and not for speculative purposes and intercompany indebtedness, but including the Receivables Transaction Amount in respect of any Qualified Receivables Transaction) of the Issuer and its Restricted Subsidiaries outstanding on such date minus (b) the aggregate amount, not to exceed $250,000,000, of unrestricted cash and Cash Equivalents included in the consolidated balance sheet of the Issuer and its Restricted Subsidiaries as of the end of the most recent fiscal period for which internal financial statements of the Issuer are available (with such pro forma adjustments as are consistent with the pro forma adjustments set forth in the definition of “Fixed Charge Coverage Ratio” (and with the proceeds of any Secured Indebtedness being Incurred at the time of determination being excluded from unrestricted cash and Cash Equivalents to the extent such proceeds would otherwise be included as such) and as determined in good faith by the Issuer).

“Consolidated Total Leverage Ratio” means, with respect to any Person as of any Applicable Calculation Date, the ratio of (x) Consolidated Total Indebtedness as of such date to (y) the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the Applicable Calculation Date for which internal consolidated financial statements of the Issuer are available, in each case with such pro forma adjustments as are consistent with the pro forma adjustments set forth in the definition of “Fixed Charge Coverage Ratio.”

“Consolidated Total Secured Leverage Ratio” means, with respect to any Person as of any Applicable Calculation Date, the ratio of (x) Consolidated Total Indebtedness secured by a Lien as of such date to (y) the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the Applicable Calculation Date for which internal consolidated financial statements of the Issuer are available, in each case with such pro forma adjustments as are consistent with the pro forma adjustments set forth in the definition of “Fixed Charge Coverage Ratio.”

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing in any manner, whether directly or indirectly, any operating lease, dividend or other obligation that does not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”), including any obligation of such Person, whether or not contingent:

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(2) to advance or supply funds:

(a) for the purchase or payment of any such primary obligation; or

(b) to maintain the working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Corporate Trust Office” means the office of the Trustee at the address specified in Section 13.2 or at such other address as to which the Trustee may give notice to the Holders and the Issuer.

“Credit Agreement” means (i) the Fourth Amended and Restated Credit Agreement dated as of March 23, 2018, among the Issuer, Holdings, the lenders party thereto and Credit Suisse AG, as administrative agent and collateral agent, together with the related documents thereto (including the revolving loans thereunder, any letters of credit and reimbursement obligations related thereto, any guarantee and collateral agreement, patent and trademark security agreement, mortgages or letter of credit applications and other Guarantees, pledges, agreements, security agreements and collateral documents), (ii) any amendments, extensions, renewals, restatements, refundings, replacements, refinancings, supplements, modifications or other changes (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time of the foregoing and (iii) any one or more additional agreements (and related documents) governing Indebtedness, including indentures, incurred to refinance, substitute, supplement, replace or add to (including increasing the amount available for borrowing or adding or removing any Person as a borrower, issuer or guarantor thereunder) in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under (or otherwise incurred in compliance with) such Credit Agreement (whether documented in the agreement for such Credit Agreement or in a separate written instrument) or one or more successors to the Credit Agreement.

“Credit Agreement Collateral Documents” means the Non-ABL Senior Collateral Agreement, the First Lien Intercreditor Agreement, ABL Intercreditor Agreement, the Senior-Junior Intercreditor Agreement, the intellectual property security agreements, the mortgages and each other agreement, instrument or other document entered into in favor of the Non-ABL Senior Collateral Agent or any of the other Credit Agreement Secured Parties for purposes of securing the Credit Agreement Obligations (including the guarantees thereof), as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Credit Agreement Obligations” means (a) the due and punctual payment of (i) the principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the loans under the Credit Agreement, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the Issuer under the Credit Agreement in respect of any letter of credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral, and (iii) all other monetary obligations of the Issuer to any of the Credit Agreement Secured Parties under the Credit Agreement and each of the other loan documents in respect thereof, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), (b) the due and punctual performance of all other obligations of the Issuer under or pursuant to the Credit Agreement and each of the other loan documents in respect thereof, (c) the due and punctual payment and performance of all the obligations of Holdings and each other Subsidiary of Holdings under or pursuant to the Non-ABL Senior Collateral Agreement and each of the other loan documents in respect of the Credit Agreement and (d) the due and punctual payment and performance of all obligations of Holdings and each Subsidiary of Holdings under each hedging agreement or cash management arrangement that (i) was in effect on July 25, 2007 with a counterparty that is, or is an Affiliate of, the administrative agent or a lender under the Credit Agreement as of July 25, 2007 or (ii) is entered into after July 25, 2007 with any counterparty that is, or is an Affiliate of, the administrative agent or a lender under the Credit Agreement at the time such hedging agreement or cash management arrangement is entered into; provided, however, that the aggregate amount of obligations under cash management arrangements that shall constitute “Credit Agreement Obligations” shall not exceed $200,000,000 at any time.

“Credit Agreement Secured Parties” means (a) the holders of Credit Agreement Obligations, (b) the Representatives with respect thereto and (c) the successors and assigns of each of the foregoing.

“Credit Facility” means, with respect to the Issuer or any of its Subsidiaries, one or more debt facilities, indentures or other arrangements (including the Credit Agreement, ABL Facility Agreement or commercial paper facilities and overdraft facilities) with banks, other financial institutions or investors providing for revolving credit loans, term loans, notes, receivables financing (including through the sale of receivables to such institutions or to special purpose entities formed to borrow from such institutions against such receivables), letters of credit or other Indebtedness, in each case, as amended, restated, modified, renewed, refunded, replaced, restructured, refinanced, repaid, increased or extended in whole or in part from time to time (and whether in whole or in part and whether or not with the original administrative agent and lenders or another administrative agent or agents or other banks or institutions and whether provided under the original Credit Agreement or one or more other credit or other agreements, indentures, financing agreements or otherwise) and in each case including all agreements, instruments and documents executed and delivered pursuant to or in connection with the foregoing (including any notes, any letters of credit and reimbursement obligations related thereto, any Guarantee and collateral agreement, patent and trademark security agreement, mortgages or letter of credit applications and other Guarantees, pledges, agreements, security agreements and collateral documents). Without limiting the generality of the foregoing, the term “Credit Facility” shall include any agreement or instrument (1) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (2) adding Subsidiaries of the Issuer as additional borrowers or guarantors thereunder, (3) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (4) otherwise altering the terms and conditions thereof.

“Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default; provided that any Default that results solely from the taking of an action that would have been permitted but for the continuation of a previous Default shall be deemed to be cured if such previous Default is cured prior to becoming an Event of Default.

“Definitive Notes” means certificated Notes.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.3 as the Depositary with respect to the Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Designated Non-Cash Consideration” means the fair market value (as determined in good faith by the Issuer) of non-cash consideration received by the Issuer or one of its Restricted Subsidiaries in connection with an Asset Disposition that is so designated as Designated Non-Cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent payment, redemption, retirement, sale or other disposition of such Designated Non-Cash Consideration. A particular item of Designated Non-Cash Consideration shall no longer be considered to be outstanding when and to the extent it has been paid, redeemed or otherwise retired or sold or otherwise disposed of in compliance with Section 3.5.

“Designated Preferred Stock” means, with respect to the Issuer, Preferred Stock (other than Disqualified Stock) (a) that is issued for cash (other than to the Issuer or a Subsidiary of the Issuer or an employee stock ownership plan or trust established by the Issuer or any such Subsidiary for the benefit of their employees to the extent funded by the Issuer or such Subsidiary) and (b) that is designated as “Designated Preferred Stock” pursuant to an Officer’s Certificate of the Issuer at or prior to the issuance thereof, the Net Cash Proceeds of which are excluded from the calculation set forth in Section 3.3(a)(iii)(B).

“Disinterested Director” means, with respect to any Affiliate Transaction, a member of the Board of Directors of Holdings having no material direct or indirect financial interest in or with respect to such Affiliate Transaction. A member of the Board of Directors of Holdings shall be deemed not to have such a financial interest by reason of such member’s holding Capital Stock of Holdings or any options, warrants or other rights in respect of such Capital Stock.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

(1) matures or is mandatorily redeemable for cash or in exchange for Indebtedness pursuant to a sinking fund obligation or otherwise; or

(2) is or may become (in accordance with its terms) upon the occurrence of certain events or otherwise redeemable or repurchasable for cash or in exchange for Indebtedness at the option of the holder of the Capital Stock in whole or in part, in each case on or prior to the earlier of (a) the Stated Maturity of the Notes or (b) the date on which there are no Notes outstanding; provided, however, that (i) only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock and (ii) any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Issuer to repurchase such Capital Stock upon the occurrence of a change of control or asset sale (howsoever defined or referred to) shall not constitute Disqualified Stock if any such redemption or repurchase obligation is subject to compliance by the relevant Person with Section 3.3; provided, further, that if such Capital Stock is issued to any plan for the benefit of employees of the Issuer or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Domestic Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person other than a Foreign Subsidiary.

“DTC” means The Depository Trust Company or any successor securities clearing agency.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any person, and any option, warrant or other right entitling the holder thereof to purchase or otherwise acquire any such equity interest.

“Equity Offering” means (x) a sale of Capital Stock of the Issuer (other than Disqualified Stock or Designated Preferred Stock) other than offerings registered on Form S-8 (or any successor form) under the Securities Act or any similar offering in other jurisdictions, or (y) the sale of Capital Stock or other securities of Holdings, the proceeds of which are contributed to the equity (other than through the issuance of Disqualified Stock or Designated Preferred Stock or through an Excluded Contribution) of the Issuer or any of its Restricted Subsidiaries.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder, as amended.

“Exchange Offers” means the exchange offers, commenced on the date of the Offering Memorandum, made by the Issuer to holders of its outstanding 8.000% Senior Notes due 2019 (the “2019 Notes”), 7.125% Senior Notes due 2020 (the “2020 Notes”) and 6.875% Senior Notes due 2022 (the “2022 Notes” and, together with the 2019 Notes and the 2020 Notes, the “Old Notes”) to exchange such Old Notes for (A) in the case of the 2019 Notes, the 2023 Notes and (B) in the case of the 2020 Notes and the 2022 Notes, the Notes, on the terms and subject to the conditions set forth in the Offering Memorandum.

“Excluded Assets” means the assets and property described in Section 2.01 and Section 3.01 of the Collateral Agreement as not forming part of the Collateral.

“Excluded Contribution” means Net Cash Proceeds or property or assets received by the Issuer as capital contributions to the equity (other than through the issuance of Disqualified Stock or Designated Preferred Stock) of the Issuer after the Issue Date or from the issuance or sale (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Issuer or any Subsidiary of the Issuer for the benefit of their employees to the extent funded by the Issuer or any Restricted Subsidiary) of Capital Stock (other than Disqualified Stock or Designated Preferred Stock) of the Issuer, in each case, to the extent designated as an Excluded Contribution pursuant to an Officer’s Certificate of the Issuer.

“Excluded Stock Collateral” means any Equity Interests which, if part of the collateral securing the Existing Secured Notes or the Guarantees thereof, or any other future debt securities of the Issuer constituting Senior-Priority Obligations, would require the Issuer to file separate financial statements for any Subsidiary with the SEC.

“Existing Secured Notes” means the (a) $1,000,000,000 aggregate principal amount of 5.125% senior secured notes due 2021 issued by the Issuer on January 27, 2014 and (b) $3,100,000,000 aggregate principal amount of 6.250% senior secured notes due 2023 issued by the Issuer (of which $2,200,000,000 aggregate principal amount was issued on March 16, 2017 and $900,000,000 aggregate principal amount was issued on May 12, 2017).

“Existing Secured Notes Collateral Documents” means the Non-ABL Senior Collateral Agreement, the First Lien Intercreditor Agreement, the ABL Intercreditor Agreement, the Senior-Junior Intercreditor Agreement, the intellectual property security agreements, the mortgages and each other agreement, instrument or other document entered into in favor of the Non-ABL Senior Collateral Agent or any other Existing Secured Notes Secured Party for purposes of securing the Obligations in respect of any or all of the Existing Secured Notes (including the guarantees thereof), the Existing Secured Notes Collateral Documents and any or all of the indentures governing any or all of the Existing Secured Notes, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Existing Secured Notes Secured Parties” means (a) the holders of the Obligations in respect of any or all of the Existing Secured Notes, (b) the respective Representative(s) with respect thereto and (c) the successors and assigns of each of the foregoing.

“fair market value” may be conclusively established by means of an Officer’s Certificate or resolutions of the Board of Directors of Holdings or the Issuer, as applicable, setting out such fair market value as determined by such Officer or such Board of Directors in good faith; provided that if any provision in this Indenture for determination of “fair market value” does not specify whether it is to be determined by the Issuer or Holdings, such provision shall be deemed to provide for such determination by the Issuer.

“First Lien Intercreditor Agreement” means the First Lien Intercreditor Agreement, dated as of August 17, 2012, among Credit Suisse AG, as collateral agent and authorized representative, Regions Bank, as trustee and authorized representative, and the additional authorized representatives from time to time party thereto.

“Fitch” means Fitch Ratings, Inc. or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“Fixed Charge Coverage Ratio” means, with respect to any Person on any Applicable Calculation Date, the ratio of Consolidated EBITDA of such Person for the most recent four consecutive fiscal quarters ending immediately prior to such Applicable Calculation Date for which internal consolidated financial statements are available to the Fixed Charges of such Person for such four consecutive fiscal quarters. In the event that the Issuer or any Restricted Subsidiary Incurs, assumes, Guarantees, redeems, defeases, retires or extinguishes any Indebtedness (other than Indebtedness incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Fixed Charge Coverage Ratio Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such Incurrence, assumption, Guarantee, redemption, defeasance, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period; provided, however, that the pro forma calculation shall not give effect to any Indebtedness Incurred on such Applicable Calculation Date pursuant to Section 3.2(b).

For purposes of making the computation referred to above, any Investments, acquisitions, dispositions, mergers, consolidations and disposed operations that have been made by the Issuer or any of its Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Fixed Charge Coverage Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and disposed or discontinued operations (and the change in any associated fixed charge obligations and the change in Consolidated EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation or disposed or discontinued operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or disposed operation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or chief accounting officer of the Issuer (including with respect to cost savings; provided that (x) such cost savings are reasonably identifiable, reasonably attributable to the action specified and reasonably anticipated to result from such actions and (y) such actions have been taken or initiated and the benefits resulting therefrom are anticipated by the Issuer to be realized within twelve (12) months). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Fixed Charge Coverage Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed with a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as the Issuer may designate.

“Fixed Charges” means, with respect to any Person for any period, the sum of:

(1) Consolidated Interest Expense of such Person for such period;

(2) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock of any Subsidiary of such Person during such period; and

(3) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Stock during such period.

“Foreign Subsidiary” means, with respect to any Person, (i) any Subsidiary of such Person that is not organized or existing under the laws of the United States, any state thereof or the District of Columbia, and any Subsidiary of such Subsidiary and (ii) any Subsidiary of such Person that otherwise would be a Domestic Subsidiary substantially all of whose assets consist of Capital Stock and/or indebtedness of one or more Foreign Subsidiaries and any other assets incidental thereto.

“GAAP” means generally accepted accounting principles in the United States of America as in effect on the date of any calculation or determination required hereunder. Except as otherwise set forth in this Indenture, all ratios and calculations based on GAAP contained in this Indenture shall be computed in accordance with GAAP as in effect on the Issue Date. At any time after the Issue Date, the Issuer may elect to establish that GAAP shall mean the GAAP as in effect on or prior to the date of such election; provided, however, that any such election, once made, shall be irrevocable. At any time after the Issue Date, the Issuer may elect to apply IFRS accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS (except as otherwise provided in this Indenture), including as to the ability of the Issuer to make an election pursuant to the previous sentence; provided that any such election, once made, shall be irrevocable; provided, however, that any calculation or determination in this Indenture that requires the application of GAAP for periods that include fiscal quarters ended prior to the Issuer’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP; provided, further, that the Issuer may only make such election if it also elects to report any subsequent financial reports required to be made by the Issuer or Holdings, including pursuant to Section 13 or Section 15(d) of the Exchange Act and Section 3.10, in IFRS. The Issuer shall give notice of any such election made in accordance with this definition to the Trustee and the Holders.

If there occurs a change in generally accepted accounting principles and such change would cause a change in the method of calculation of any standards, terms or measures used in a covenant under Article III as determined in good faith by the Issuer (an “Accounting Change”), then the Issuer may elect, as evidenced by a written notice of the Issuer to the Trustee, that such standards, terms or measures shall be calculated as if such Accounting Change had not occurred.

“Governmental Authority” means any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

“Grantor” means any entity that pledges Collateral.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person, including any such obligation, direct or indirect, contingent or otherwise, of such Person:

(1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

(2) entered into primarily for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” shall not include (x) endorsements for collection or deposit in the ordinary course of business or consistent with past practice and (y) standard contractual indemnities or product warranties provided in the ordinary course of business; provided, further, that the amount of any Guarantee shall be deemed to be the lower of (i) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made and (ii) the maximum amount for which such guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guarantee or, if such Guarantee is not an unconditional guarantee of the entire amount of the primary obligation and such maximum amount is not stated or determinable, the amount of such guaranteeing Person’s maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” means Holdings and any Restricted Subsidiary that Guarantees the Notes, until such Guarantee is released in accordance with the terms of this Indenture.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contracts, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate, commodity price or currency risks either generally or under specific contingencies.

“HMA” means Health Management Associates, Inc., a Delaware corporation, and its successors.

“HMA Merger Agreement” means the Agreement and Plan of Merger, dated as of July 29, 2013, as amended from time to time prior to January 27, 2014, by and among HMA, the Parent Entity and FWCT-2 Acquisition Corporation.

“HMA Transaction Expenses” means any fees or expenses incurred or paid by FWCT-2 Acquisition Corporation, Holdings, the Issuer or any Restricted Subsidiary in connection with the HMA Transactions.

“HMA Transactions” means the transactions contemplated by the HMA Merger Agreement, the issuance of the Issuer’s 5.125% senior notes due 2021 on January 27, 2014, the issuance of the Issuer’s 6.875% senior notes due 2022 on January 27, 2014 and borrowings made on January 27, 2014 under the Credit Agreement as in effect on such date.

“Holder” means each Person in whose name the Notes are registered on the Registrar’s books, which shall initially be the respective nominee of DTC.

“Holdings” means Community Health Systems, Inc., a Delaware corporation, or any successor thereto.

“Hospital” means a hospital, outpatient clinic, outpatient surgical center, long-term care facility, medical office building or other facility or business that is used or useful in or related to the provision of healthcare services.

“Hospital Swap” means an exchange of assets and, to the extent necessary to equalize the value of the assets being exchanged, cash by the Issuer or a Restricted Subsidiary for one or more Hospitals and/or one or more Similar Businesses, or for 100% of the Capital Stock of any Person owning or operating one or more Hospitals and/or one or more Similar Businesses; provided that cash does not exceed 30% of the sum of the amount of the cash and the fair market value of the Capital Stock or assets received or given by the Issuer or a Restricted Subsidiary in such transaction (as determined in good faith by the Issuer). Notwithstanding the foregoing, the Issuer and its Restricted Subsidiaries may consummate two Hospital Swaps in any 12-month period without regard to the requirements of the proviso in the previous sentence.

“IFRS” means International Financial Reporting Standards, as adopted in the European Union.

“Immaterial Subsidiary” means, at any date of determination, each Restricted Subsidiary of the Issuer that (i) has not guaranteed any other Indebtedness of the Issuer or any Subsidiary Guarantor and (ii) has Total Assets together with all other Immaterial Subsidiaries (other than Foreign Subsidiaries and Unrestricted Subsidiaries) (as determined in accordance with GAAP) and Consolidated EBITDA together with all other Immaterial Subsidiaries of less than 5.0% of the Issuer’s Total Assets and Consolidated EBITDA (measured, in the case of Total Assets, at the end of the most recent fiscal period for which internal financial statements are available and, in the case of Consolidated EBITDA, for the most recently ended four consecutive fiscal quarters ended for which internal consolidated financial statements are available, in each case measured on a pro forma basis giving effect to any acquisitions or dispositions of companies, divisions or lines of business since such balance sheet date or the start of such four quarter period, as applicable).

“Incur” means issue, create, assume, enter into any Guarantee of, incur, extend or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing and any Indebtedness pursuant to any revolving credit or similar facility shall only be “Incurred” at the time any funds are borrowed thereunder.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication) to the extent, except with respect to clauses (6), (7) and (9) below, such obligation should appear as a liability or otherwise on the balance sheet of such Person in accordance with GAAP:

(1) the principal of indebtedness of such Person for borrowed money;

(2) the principal of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) all reimbursement obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (the amount of such obligations being equal at any time to the aggregate then undrawn and unexpired amount of such letters of credit or other instruments plus the aggregate amount of drawings thereunder that have been reimbursed) (except to the extent such reimbursement obligations relate to trade payables and such obligations are satisfied within 30 days of Incurrence);

(4) the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property (except trade payables), which purchase price is due more than one year after the date of placing such property in service or taking final delivery and title thereto;

(5) Capitalized Lease Obligations of such Person;

(6) the principal component of all obligations, or liquidation preference, of such Person with respect to any Disqualified Stock or, with respect to any Restricted Subsidiary, any Preferred Stock (but excluding, in each case, any accrued dividends);

(7) the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness shall be the lesser of (a) the fair market value of such asset at such date of determination (as determined in good faith by the Issuer) and (b) the amount of such Indebtedness of such other Persons;

(8) Guarantees by such Person of the principal component of Indebtedness of other Persons to the extent Guaranteed by such Person;

(9) the Receivables Transaction Amount in respect of any Qualified Receivables Transaction; and

(10) to the extent not otherwise included in this definition, net obligations of such Person under Hedging Obligations (the amount of any such obligations to be equal at any time to the net payments under such agreement or arrangement giving rise to such obligation that would be payable by such Person at the termination of such agreement or arrangement).

The term “Indebtedness” shall not include any lease, concession or license of property (or Guarantee thereof) which would be considered an operating lease under GAAP as in effect on the Issue Date, any prepayments of deposits received from clients or customers in the ordinary course of business or consistent with past practice, obligations under any license, permit or other approval (or Guarantees given in respect of such obligations) Incurred prior to the Issue Date or in the ordinary course of business or consistent with past practice.

The amount of Indebtedness of any Person at any time in the case of a revolving credit or similar facility shall be the total amount of funds borrowed and then outstanding. The amount of any Indebtedness outstanding as of any date shall be (a) the accreted value thereof in the case of any Indebtedness issued with original issue discount and (b) the principal amount of Indebtedness, or liquidation preference thereof, in the case of any other Indebtedness.

Notwithstanding the above provisions, in no event shall the following constitute Indebtedness:

(i) Contingent Obligations Incurred in the ordinary course of business or consistent with past practice and the contingent value rights issued in connection with the Issuer’s acquisition of HMA;

(ii) Cash Management Services;

(iii) in connection with the purchase by the Issuer or any Restricted Subsidiary of any business, any post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid in a timely manner;

(iv) for the avoidance of doubt, any obligations in respect of workers’ compensation claims, early retirement or termination obligations, pension fund obligations or contributions or similar claims, obligations or contributions or social security or wage Taxes; or

(v) Capital Stock (other than Disqualified Stock or Preferred Stock of a Restricted Subsidiary).

“Indenture” means this Indenture as amended or supplemented from time to time.

“Independent Financial Advisor” means an investment banking or accounting firm of international standing or any third party appraiser of international standing; provided, however, that such firm or appraiser is not an Affiliate of the Issuer.

“Intercreditor Agreements” means the ABL Intercreditor Agreement, the Senior-Junior Intercreditor Agreement and the Pari Passu Intercreditor Agreement.

“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan or other extensions of credit (other than advances or extensions of credit to customers, suppliers, directors, officers or employees of any Person in the ordinary course of business or consistent with past practice, and excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or the Incurrence of a Guarantee of any obligation of, or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such other Persons and all other items that are or would be classified as investments on a balance sheet prepared on the basis of GAAP; provided, however, that endorsements of negotiable instruments and documents in the ordinary course of business or consistent with past practice shall not be deemed to be an Investment.

For purposes of Sections 3.3 and 3.18:

(1) “Investment” shall include the portion (proportionate to the Issuer’s equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value of the net assets of such Restricted Subsidiary of the Issuer at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary (as determined in good faith by the Board of Directors of the Issuer); provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (a) the Issuer’s “Investment” in such Subsidiary at the time of such redesignation less (b) the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the fair market value of the net assets (as conclusively determined by the Board of Directors of the Issuer in good faith) of such Subsidiary at the time that such Subsidiary is so re-designated a Restricted Subsidiary; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Issuer.

“Investment Grade Securities” means:

(1) securities issued or directly and fully Guaranteed or insured by the United States or Canadian government or any agency or instrumentality thereof (other than Cash Equivalents);

(2) securities issued or directly and fully Guaranteed or insured by a member of the European Union, or any agency or instrumentality thereof (other than Cash Equivalents);

(3) debt securities or debt instruments with a rating of “A—” or higher from S&P or “A3” or higher by Moody’s or the equivalent of such rating by such rating organization or, if no rating of Moody’s or S&P then exists, the equivalent of such rating by any other Nationally Recognized Statistical Ratings Organization, but excluding any debt securities or instruments constituting loans or advances among the Issuer and its Subsidiaries; and

(4) investments in any fund that invests exclusively in investments of the type described in clauses (1), (2) and (3) above which fund may also hold cash and Cash Equivalents pending investment or distribution.

“Investment Grade Status” shall occur when the Notes receive two of the following:

(1) a rating of “BBB-” or higher from S&P;

(2) a rating of “Baa3” or higher from Moody’s; or

(3) a rating of “BBB-” or higher from Fitch;

or the equivalent of such rating by any such rating organization or, if no rating of Moody’s, S&P or Fitch then exists, the equivalent of such rating by any other Nationally Recognized Statistical Ratings Organization.

“Issue Date” means June 22, 2018.

“Issuer” means CHS/Community Health Systems, Inc., a Delaware corporation.

“Junior-Priority Collateral Agent” means Regions Bank, in its capacity as collateral agent under the Indentures and Collateral Agreement, and any successor thereto in such capacity.

“Junior-Priority Collateral Documents” means the Notes Collateral Documents and the Pari Passu Debt Obligation Collateral Documents.

“Junior-Priority Debt Documents” means, with respect to any class of Junior-Priority Obligations, the promissory notes, indentures, Junior-Priority Collateral Documents or other operative agreements evidencing or governing such Junior-Priority Obligations, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Junior-Priority Obligations” means the Obligations in respect of the Notes (including the related Guarantees) and any Pari Passu Debt Obligations.

“Junior-Priority Secured Parties” means (a) the Notes Secured Parties and (b) the Pari Passu Secured Parties.

“Junior/Senior-Priority Obligations” means any Obligations secured by the Collateral on a senior-priority basis (but without regard to control of remedies) as compared to the Junior-Priority Obligations but on a junior-priority basis as compared to the Senior-Priority Obligations (but without regard to control of remedies).

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Limited Condition Acquisition” means any acquisition or Investment, including by way of merger, amalgamation or consolidation, by the Issuer or one or more of its Restricted Subsidiaries whose consummation is not conditioned upon the availability of, or on obtaining, third party financing; provided that solely for purposes of Section 3.2(a)(iii), Consolidated Net Income shall not include any Consolidated Net Income of or attributable to the target company or assets associated with any such Limited Condition Acquisition unless and until the closing of such Limited Condition Acquisition shall have actually occurred.

“Management Advances” means loans or advances made to, or Guarantees with respect to loans or advances made to, directors, officers, employees or consultants of any Parent Entity, the Issuer or any Restricted Subsidiary:

(1) (a) in respect of travel, entertainment or moving related expenses Incurred in the ordinary course of business or consistent with past practice, (b) for purposes of funding any such Person’s purchase of Capital Stock (or similar obligations) of the Issuer, its Subsidiaries or any Parent Entity with (in the case of this sub-clause (b)) the approval of the Board of Directors of Holdings or (c) in respect of moving related expenses Incurred in connection with any closing or consolidation of any facility or office; and

(2) not exceeding $50,000,000 in the aggregate outstanding at any time.

“Mandatory Principal Redemption Amount” means, as of each AHYDO Redemption Date, the portion of a Note required to be redeemed to prevent such Note from being treated as an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Code.

“Moody’s” means Moody’s Investors Service, Inc. or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“Mortgaged Properties” means, at any time, those certain parcels of real property owned by Holdings or any of its Subsidiaries that at such time is subject to a mortgage Lien to secure Credit Agreement Obligations.

“Nationally Recognized Statistical Rating Organization” means a nationally recognized statistical rating organization within the meaning of Rule 436 under the Securities Act.

“Net Available Cash” from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and net proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of:

(1) all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses Incurred, and all Taxes paid, reasonably estimated to be actually payable or accrued as a liability under GAAP (including, for the avoidance of doubt, any income, withholding and other Taxes payable as a result of the distribution of such proceeds to the Issuer and after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such Asset Disposition;

(2) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which by applicable law must be repaid out of the proceeds from such Asset Disposition;

(3) all distributions and other payments required to be made to minority interest holders (other than any Parent Entity, the Issuer or any of its respective Subsidiaries) in Subsidiaries or joint ventures as a result of such Asset Disposition; and

(4) the deduction of appropriate amounts required to be provided by the seller as a reserve, on the basis of GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Issuer or any Restricted Subsidiary after such Asset Disposition.

“Net Cash Proceeds,” with respect to any issuance or sale of Capital Stock or Indebtedness, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance or sale and net of Taxes paid or reasonably estimated to be actually payable as a result of such issuance or sale (including, for the avoidance of doubt, any income, withholding and other Taxes payable as a result of the distribution of such proceeds to the Issuer and after taking into account any available tax credit or deductions and any tax sharing agreements).

“Non-ABL Senior Collateral Agent” means Credit Suisse AG, in its capacity as collateral agent under the Non-ABL Senior Collateral Agreement, and any successor thereto in such capacity.

“Non-ABL Senior Collateral Agreement” means the Amended and Restated Guarantee and Collateral Agreement, dated as of July 25, 2007, as amended and restated as of November 5, 2010, as further amended on August 17, 2012, by and among Holdings, the Issuer, certain of its Subsidiaries identified therein as guarantors and Credit Suisse AG, as the collateral agent, together with the documents related thereto (including the supplements thereto and certificates delivered thereunder designating indebtedness and other obligations as “Pari Passu Debt Obligations” thereunder), as amended, restated, supplemented or otherwise modified from time to time.

“Non-Guarantor Subsidiary” means any Restricted Subsidiary that is not a Guarantor.

“Non-Recourse Indebtedness” of a Person means Indebtedness:

(1) as to which neither the Issuer nor any Subsidiary Guarantor:

(a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness);

(b) is directly or indirectly liable as a guarantor or otherwise; or

(c) constitutes the lender; and

(2) no default with respect to which would permit upon notice, lapse of time or both any holder of any other Indebtedness of the Issuer or any Subsidiary Guarantor to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity.

“Non-U.S. Person” means a Person who is not a U.S. Person (as defined in Regulation S).

“Note Documents” means the Notes (including Additional Notes), the Note Guarantees, the Notes Collateral Documents and this Indenture.

“Notes Collateral Documents” means the Collateral Agreement, the Intercreditor Agreements, the intellectual property security agreements, the mortgages and each other agreement, instrument or other document entered into in favor of the Junior-Priority Collateral Agent or any other Notes Secured Party for purposes of securing the Obligations in respect of the Notes (including the Note Guarantees), the Notes Collateral Documents and this Indenture, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Notes Custodian” means the custodian with respect to the Global Notes (as appointed by DTC), or any successor Person thereto and shall initially be the Trustee.

“Notes Secured Parties” means (a) the holders of Obligations in respect of the Notes (including the Note Guarantees), the Notes Collateral Documents and this Indenture, (b) the Representative(s) with respect thereto and (c) the successors and assigns of each of the foregoing.

“Obligations” means any principal, interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Issuer or any Guarantor whether or not a claim for Post-Petition Interest is allowed in such proceedings), penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness.

“Offering Memorandum” means the offering memorandum, dated May 4, 2018, relating to the Exchange Offers.

“Officer” means, with respect to any Person, (1) the Chairman of the Board of Directors, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer, any Managing Director, or the Secretary (a) of such Person or (b) if such Person is owned or managed by a single entity, of such entity, or (2) any other individual designated as an “Officer” for the purposes of this Indenture by the Board of Directors of such Person.

“Officer’s Certificate” means, with respect to any Person, a certificate signed by one Officer of such Person.

“Old Notes” has the meaning set forth in the definition of “Exchange Offers”.

“Opinion of Counsel” means a written opinion from legal counsel reasonably satisfactory to the Trustee. The counsel may be an employee of or counsel to Holdings, the Issuer, any of its Subsidiaries or the Trustee.

“Other Notes” means the 2023 Notes.

“Parent Entity” means Holdings and its successors or any other direct or indirect parent of the Issuer.

“Parent Entity Expenses” means:

(1) costs (including all professional fees and expenses) Incurred by any Parent Entity in connection with reporting obligations under or otherwise Incurred in connection with compliance with applicable laws, rules or regulations of any governmental, regulatory or self-regulatory body or stock exchange, this Indenture or any other agreement or instrument relating to Indebtedness of the Issuer or any Restricted Subsidiary, including in respect of any reports filed with respect to the Securities Act, Exchange Act or the respective rules and regulations promulgated thereunder;

(2) customary indemnification obligations of any Parent Entity owing to directors, officers, employees or other Persons under its charter or by-laws or pursuant to written agreements with any such Person to the extent relating to the Issuer and its Subsidiaries;

(3) obligations of any Parent Entity in respect of director and officer insurance (including premiums therefor) to the extent relating to the Issuer and its Subsidiaries;

(4) general corporate overhead expenses, including professional fees and expenses and other operational expenses of any Parent Entity related to the ownership or operation of the business of the Issuer or any of its Restricted Subsidiaries; and

(5) expenses Incurred by any Parent Entity in connection with any public offering or other sale of Capital Stock or Indebtedness:

(x) where the net proceeds of such offering or sale are intended to be received by or contributed to the Issuer or a Restricted Subsidiary,

(y) in a pro-rated amount of such expenses in proportion to the amount of such net proceeds intended to be so received or contributed, or

(z) otherwise on an interim basis prior to completion of such offering so long as any Parent Entity shall cause the amount of such expenses to be repaid to the Issuer or the relevant Restricted Subsidiary out of the proceeds of such offering promptly if completed.

“Pari Passu Agreement” means any indenture, credit agreement or other agreement, document or instrument, if any, pursuant to which any Grantor has or will incur, assume or otherwise become liable for, Pari Passu Debt Obligations (including the Other Notes), as the same may be amended, restated, supplemented or otherwise modified from time to time; provided that, in each case, the indebtedness and other obligations thereunder have been designated as Pari Passu Debt Obligations pursuant to and in accordance with the Collateral Agreement.

“Pari Passu Debt Obligation Collateral Documents” means, in respect of any series of Pari Passu Debt Obligations, each agreement, instrument or other document entered into in favor of the Representative(s) in respect of such Indebtedness or any of the other secured parties in respect thereof for purposes of securing the Obligations under such Indebtedness, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Pari Passu Debt Obligations” means the Other Notes and all advances to, and debts, liabilities, obligations, covenants and duties of, any Grantor arising under any Pari Passu Agreement, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), in each case, that have been designated as Pari Passu Debt Obligations pursuant to and in accordance with the Collateral Agreement and that the Representative in respect thereof has become party to the Collateral Agreement and the Intercreditor Agreements.

“Pari Passu Intercreditor Agreement” means the Junior-Priority Lien Pari Passu Intercreditor Agreement, dated as of the Issue Date, among the Junior-Priority Collateral Agent, the Trustee, Regions Bank, in its capacity as trustee under the 2023 Notes Indenture and each Additional Authorized Representative (as defined therein) from time to time party thereto, as amended, supplemented, modified or restated from time to time.

“Pari Passu Secured Parties” means (a) the holders of any Pari Passu Debt Obligations, (b) any Representative(s) with respect thereto and (c) the successors and assigns of each of the foregoing.

“Paying Agent” means any Person authorized by the Issuer to pay the principal of (and premium, if any) or interest on any Note on behalf of the Issuer.

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of assets used or useful in a Similar Business or a combination of such assets and cash, Cash Equivalents between the Issuer or any of its Restricted Subsidiaries and another Person; provided that any cash or Cash Equivalents received in excess of the value of any cash or Cash Equivalents sold or exchanged must be applied in accordance with Section 3.5.

“Permitted Hospital Disposition” means any disposition of Hospitals required for receipt of antitrust approval in connection with the transactions contemplated by the HMA Merger Agreement.

“Permitted Investment” means (in each case, by the Issuer or any of its Restricted Subsidiaries):

(1) Investments in (a) a Restricted Subsidiary (including the Capital Stock of a Restricted Subsidiary) or the Issuer or (b) a Person (including the Capital Stock of any such Person) that will, upon the making of such Investment, become a Restricted Subsidiary;

(2) Investments in another Person if such Person is engaged in any Similar Business and as a result of such Investment such other Person is merged, consolidated or otherwise combined with or into, or transfers or conveys all or substantially all its assets to, the Issuer or a Restricted Subsidiary;

(3) Investments in cash, Cash Equivalents or Investment Grade Securities;

(4) Investments in receivables owing to the Issuer or any Restricted Subsidiary created or acquired in the ordinary course of business or consistent with past practice; provided, however, that such trade terms may include such concessionary trade terms as the Issuer or any such Restricted Subsidiary deems reasonable under the circumstances;

(5) Investments in payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business or consistent with past practice;

(6) Management Advances;

(7) Investments received in settlement of debts created in the ordinary course of business or consistent with past practice and owing to the Issuer or any Restricted Subsidiary or in exchange for any other Investment or accounts receivable held by the Issuer or any such Restricted Subsidiary, or as a result of foreclosure, perfection or enforcement of any Lien, or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement including upon the bankruptcy or insolvency of a debtor or otherwise with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8) Investments made as a result of the receipt of non-cash consideration from a sale or other disposition of property or assets, including an Asset Disposition;

(9) Investments existing or pursuant to agreements or arrangements in effect on the Issue Date and any modification, replacement, renewal or extension thereof; provided that the amount of any such Investment may not be increased except (a) as required by the terms of such Investment as in existence on the Issue Date or (b) as otherwise permitted under this Indenture;

(10) Hedging Obligations, which transactions or obligations are Incurred in compliance with Section 3.2;

(11) pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business or consistent with past practice or Liens otherwise described in the definition of “Permitted Liens” or made in connection with Liens permitted under Section 3.6;

(12) any Investment to the extent made using Capital Stock of the Issuer (other than Disqualified Stock) or Capital Stock of any Parent Entity as consideration;

(13) any transaction to the extent constituting an Investment that is permitted and made in accordance with Section 3.8(b) (except those described in Sections 3.8(b)(1), (3), (6), (7), (8), (12) and (16));

(14) Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or licenses or leases of intellectual property, in any case, in the ordinary course of business or consistent with past practice and in accordance with this Indenture;

(15) (i) Guarantees of Indebtedness not prohibited by Section 3.2 and (other than with respect to Indebtedness) guarantees, keepwells and similar arrangements in the ordinary course of business or consistent with past practice, and (ii) performance guarantees with respect to obligations that are permitted by this Indenture;

(16) Investments consisting of earnest money deposits required in connection with a purchase agreement, or letter of intent, or other acquisitions to the extent not otherwise prohibited by this Indenture;

(17) Investments of a Restricted Subsidiary acquired on or after the Issue Date or of an entity merged into the Issuer or merged into or consolidated with a Restricted Subsidiary on or after the Issue Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(18) Investments consisting of licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(19) contributions to a “rabbi” trust for the benefit of employees or other grantor trust subject to claims of creditors in the case of a bankruptcy of the Issuer;

(20) Investments in joint ventures and similar entities having an aggregate fair market value, when taken together with all other Investments made pursuant to this clause that are at the time outstanding, not to exceed the greater of $1,100,000,000 and 5.0% of Total Assets at the time of such Investment (with the fair market value of each Investment being determined in good faith by the Issuer measured at the time made and without giving effect to subsequent changes in value);

(21) additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (21) that are at that time outstanding, not to exceed the greater of $1,100,000,000 and 5.0% of Total Assets (with the fair market value of each Investment being determined in good faith by the Issuer, measured at the time made and without giving effect to subsequent changes in value) plus the amount of any distributions, dividends, payments or other returns in respect of such Investments (without duplication for purposes of Section 3.3 of any amounts applied pursuant to Section 3.3(a)(iii)); provided that if such Investment is in Capital Stock of a Person that subsequently becomes a Restricted Subsidiary, such Investment shall thereafter be deemed permitted under clause (1) or (2) above and shall not be included as having been made pursuant to this clause (21);

(22) (i) any Investment in a Receivables Subsidiary or other Person, pursuant to the terms and conditions of a Qualified Receivables Transaction and (ii) any right to receive distributions or payments of fees related to a Qualified Receivables Transaction and any right to purchase assets of a Receivables Subsidiary in connection with a Qualified Receivables Transaction;

(23) Investments in connection with the HMA Transactions;

(24) (a) any Investment in any captive insurance subsidiary in existence on the Issue Date or (b) in the event the Issuer or a Restricted Subsidiary will establish a Subsidiary for the purpose of insuring the healthcare business or facilities owned or operated by the Issuer, any Subsidiary or any physician employed by or on the medical staff of any such business or facility (the “Insurance Subsidiary”), Investments in an amount that do not exceed 150% of the minimum amount of capital required under the laws of the jurisdiction in which the Insurance Subsidiary is formed (other than any excess capital that would result in any unfavorable tax or reimbursement impact if distributed), and any Investment by such Insurance Subsidiary that is a legal investment for an insurance company under the laws of the jurisdiction in which the Insurance Subsidiary is formed and made in the ordinary course of business or consistent with past practice and rated in one of the four highest rating categories;

(25) Physician Support Obligations made by the Issuer or any Restricted Subsidiary;

(26) Investments made in connection with Hospital Swaps;

(27) any Investment pursuant to any customary buy/sell arrangements in favor of investors or joint venture parties in connection with syndications of healthcare facilities, including, without limitation, hospitals, ambulatory surgery centers, outpatient diagnostic centers or imaging centers; and

(28) any Investment in any Subsidiary or joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business or consistent with past practice.

“Permitted Liens” means, with respect to any Person:

(1) Liens on assets or property of a Restricted Subsidiary that is not a Guarantor securing Indebtedness of any Restricted Subsidiary that is not a Guarantor;

(2) pledges, deposits or Liens under workmen’s compensation laws, payroll taxes, unemployment insurance laws, social security laws or similar legislation, or insurance related obligations (including pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements), or in connection with bids, tenders, completion guarantees, contracts (other than for borrowed money) or leases, or to secure utilities, licenses, public or statutory obligations, or to secure surety, indemnity, judgment, appeal or performance bonds, guarantees of government contracts (or other similar bonds, instruments or obligations), or as security for contested taxes or import or customs duties or for the payment of rent, or other obligations of like nature, in each case Incurred in the ordinary course of business or consistent with past practice;

(3) Liens imposed by law, including carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s, construction contractors’ or other like Liens, in each case for sums not yet overdue for a period of more than 60 days or that are bonded or being contested in good faith by appropriate proceedings;

(4) Liens for Taxes which are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings; provided that appropriate reserves required pursuant to GAAP have been made in respect thereof;

(5) encumbrances, ground leases, easements (including reciprocal easement agreements), survey exceptions, or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of the Issuer and its Restricted Subsidiaries or to the ownership of their properties which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of the Issuer and its Restricted Subsidiaries;

(6) Liens (a) on assets or property of the Issuer or any Restricted Subsidiary securing Hedging Obligations or Cash Management Services permitted under this Indenture; (b) that are contractual rights of set-off or, in the case of clause (i) or (ii) below, other bankers’ Liens (i) relating to treasury, depository and cash management services or any automated clearing house transfers of funds in the ordinary course of business or consistent with past practice and not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business or consistent with past practice of the Issuer or any

Subsidiary or (iii) relating to purchase orders and other agreements entered into with customers of the Issuer or any Restricted Subsidiary in the ordinary course of business or consistent with past practice; (c) on cash accounts securing Indebtedness incurred under Section 3.2(b)(8)(iii) with financial institutions; (d) encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business or consistent with past practice and not for speculative purposes; and/or (e) (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) arising in the ordinary course of business or consistent with past practice in connection with the maintenance of such accounts or (iii) arising under customary general terms of the account bank in relation to any bank account maintained with such bank and attaching only to such account and the products and proceeds thereof, which Liens, in any event, do not to secure any Indebtedness;

(7) leases, licenses, subleases and sublicenses of assets (including real property and intellectual property rights), in each case entered into in the ordinary course of business or consistent with past practice;

(8) Liens arising out of judgments, decrees, orders or awards not giving rise to an Event of Default so long as (a) any appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree, order or award have not been finally terminated, (b) the period within which such proceedings may be initiated has not expired or (c) no more than 60 days have passed after (i) such judgment, decree, order or award has become final or (ii) such period within which such proceedings may be initiated has expired;

(9) Liens (i) on assets or property of the Issuer or any Restricted Subsidiary for the purpose of securing Capitalized Lease Obligations, Purchase Money Obligations or the payment of all or a part of the purchase price of, or securing other Indebtedness Incurred to finance or Refinance the acquisition, improvement or construction of, assets or property acquired or constructed in the ordinary course of business or consistent with past practice; provided that (a) the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be Incurred under Section 3.2(b)(7) and (b) any such Liens may not extend to any assets or property of the Issuer or any Restricted Subsidiary other than assets or property acquired, improved, constructed or leased with the proceeds of such Indebtedness and any improvements or accessions to such assets and property and (ii) on any interest or title of a lessor under any Capitalized Lease Obligations or operating lease with respect to the assets or property subject to such lease;

(10) Liens arising from Uniform Commercial Code financing statement filings (or similar filings in other applicable jurisdictions) regarding operating leases entered into by the Issuer and its Restricted Subsidiaries in the ordinary course of business or consistent with past practice;

(11) Liens existing on the Issue Date (including Liens securing Obligations in respect of the Existing Secured Notes and the Guarantees in respect thereof), excluding Liens securing Obligations under the Credit Agreement and the ABL Facility Agreement;

(12) Liens on property, other assets or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary (or at the time the Issuer or a Restricted Subsidiary acquires such property, other assets or shares of stock, including any acquisition by means of a merger, consolidation or other business combination transaction with or into the Issuer or any Restricted Subsidiary); provided, however, that such Liens are not created, Incurred or assumed in anticipation of or in connection with such other Person becoming a Restricted Subsidiary (or such acquisition of such property, other assets or stock); provided, further, that such Liens are limited to all or part of the same property, other assets or stock (plus improvements, accession, proceeds or dividends or distributions in connection with the original property, other assets or stock) that secured (or, under the written arrangements under which such Liens arose, could secure) the obligations to which such Liens relate;

(13) Liens on assets or property of the Issuer or any Restricted Subsidiary securing Indebtedness or other obligations of the Issuer or such Restricted Subsidiary owing to the Issuer or a Subsidiary Guarantor, or Liens in favor of the Issuer or any Subsidiary Guarantor;

(14) Liens securing Refinancing Indebtedness Incurred to Refinance Indebtedness that was previously so secured, and permitted to be secured under clauses (9), (11), (12), (13), (14), (32) and (33) of this definition; provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced; provided further that any Lien on any property or assets securing Refinancing Indebtedness shall be permitted to be a Senior-Priority Lien on property and assets of such type only to the extent that the corresponding Lien securing the Indebtedness so Refinanced was (or, under the written arrangements under which the original Lien arose, could have been) a Senior-Priority Lien under the applicable Intercreditor Agreements.

(15) (a) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any government, statutory or regulatory authority, developer, landlord or other third party on property over which the Issuer or any Restricted Subsidiary of the Issuer has easement rights or on any leased property and subordination or similar arrangements relating thereto and (b) any condemnation or eminent domain proceedings affecting any real property;

(16) any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(17) Liens on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets;

(18) Liens arising out of conditional sale, title retention, hire purchase, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business or consistent with past practice;

(19) Liens securing Indebtedness Incurred under Credit Facilities, including any letter of credit facility relating thereto, in each case that was permitted by the terms of this Indenture to be Incurred pursuant to Section 3.2(b)(1);

(20) Liens to secure Indebtedness of any Non-Guarantor Subsidiary permitted by Section 3.2(b)(11) covering only the assets of such Non-Guarantor Subsidiary;

(21) Liens on Capital Stock of any Unrestricted Subsidiary that secure Indebtedness of such Unrestricted Subsidiary;

(22) any security granted over the marketable securities portfolio described in clause (9) of the definition of “Cash Equivalents” in connection with the disposal thereof to a third party;

(23) Liens on specific items of inventory of other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(24) Liens on equipment of the Issuer or any Restricted Subsidiary and located on the premises of any client or supplier in the ordinary course of business or consistent with past practice;

(25) Liens on assets or securities deemed to arise in connection with and solely as a result of the execution, delivery or performance of contracts to sell such assets or securities if such sale is otherwise permitted by this Indenture;

(26) Liens arising by operation of law or contract on insurance policies and the proceeds thereof to secure premiums thereunder, and Liens, pledges and deposits in the ordinary course of business or consistent with past practice securing liability for premiums or reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefits of) insurance carriers;

(27) Liens solely on any cash earnest money deposits made in connection with any letter of intent or purchase agreement permitted under this Indenture;

(28) Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Permitted Investments to be applied against the purchase price for such Investment, and (ii) consisting of an agreement to sell any property in an asset sale permitted under Section 3.5, in each case, solely to the extent such Investment or asset sale, as the case may be, would have been permitted on the date of the creation of such Lien;

(29) [Reserved];

(30) Liens securing Obligations in respect of any Indebtedness permitted to be Incurred pursuant to Section 3.2 in an aggregate principal amount not to exceed $1.275 billion at any time outstanding provided that any Liens pursuant to this clause (30) must rank junior to the Liens securing the Notes and the Other Notes;

(31) Liens on assets of a Receivables Subsidiary and other customary Liens established pursuant to a Qualified Receivables Transaction;

(32) Liens securing Obligations in respect of the Notes issued on the Issue Date (and this Indenture and the Notes Collateral Documents to the extent related thereto), including, for the avoidance of doubt, obligations in respect of the Note Guarantees in respect thereof;

(33) Liens securing Obligations in respect of the Other Notes issued on the Issue Date (and the 2023 Notes Indenture and the applicable Notes Collateral Documents to the extent related thereto), including, for the avoidance of doubt, obligations in respect of the Guarantees in respect thereof; or

(34) Liens on the Collateral in favor of any Junior-Priority Collateral Agent for the benefit of the Holders relating to such Junior-Priority Collateral Agent’s administrative expenses with respect to the Collateral.

For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness including interest which increases the principal amount of such Indebtedness.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision thereof or any other entity.

“Physician Support Obligation” means (1) a loan to or on behalf of, or a Guarantee of Indebtedness of or income of, a physician or healthcare professional providing service to patients in the service area of a Hospital operated by the Issuer, any of its Restricted Subsidiaries or any affiliated joint venture otherwise permitted by this Indenture made or given by the Issuer or any Subsidiary of the Issuer (A) in the ordinary course of business or consistent with past practice and (B) pursuant to a written agreement having a period not to exceed five years or (2) Guarantees by the Issuer or any Restricted Subsidiary of leases and loans to acquire property (real or personal) for or on behalf of a physician or healthcare professional providing service to patients in the service area of a Hospital operated by the Issuer, any of its Restricted Subsidiaries or any affiliated joint venture otherwise permitted by this Indenture.

“Post-Petition Interest” means any interest or entitlement to fees or expenses or other charges that accrue after the commencement of any bankruptcy or insolvency proceeding, whether or not allowed or allowable as a claim in any such bankruptcy or insolvency proceeding.

“Predecessor Note” of any particular Note means every previous Note evidencing all or a portion of the same debt as that evidenced by such particular Note; and, for the purposes of this definition, any Note authenticated and delivered under Section 2.11 in exchange for or in lieu of a mutilated, destroyed, lost or stolen Note shall be deemed to evidence the same debt as the mutilated, destroyed, lost or stolen Note.

“Preferred Stock,” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“Priority Agent” means, with respect to any matter, the agent or representative from time to time under the relevant Specified Loan Agreement and Intercreditor Agreement or Agreements (other than the Pari Passu Intercreditor Agreement) who has authority to act on such matter for the holders of the related Senior-Priority Obligations.

“Purchase Money Obligations” means any Indebtedness Incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets (including Capital Stock), and whether acquired through the direct acquisition of such property or assets or the acquisition of the Capital Stock of any Person owning such property or assets, or otherwise.

“QIB” means any “qualified institutional buyer” as such term is defined in Rule 144A.

“Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by the Issuer or any Restricted Subsidiary pursuant to which the Issuer or any Restricted Subsidiary may sell, convey or otherwise transfer pursuant to customary terms to a Receivables Subsidiary or any other Person or grants a security interest in, any accounts receivable (whether now existing or arising in the future) of the Issuer or any of its Restricted Subsidiaries, and any assets related thereto, including all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, all proceeds of such accounts receivable and other assets that are customarily transferred or in respect of which security interests are customarily granted in connection with sales, factoring or securitization transactions involving accounts receivable.

“Receivables Subsidiary” means any special purpose Wholly Owned Domestic Subsidiary of the Issuer (i) that acquires accounts receivable generated by the Issuer or any of its Subsidiaries, (ii) that engages in no operations or activities other than those related to a Qualified Receivables Transaction and (iii) except pursuant to Standard Securitization Undertakings, (x) no portion of the obligations (contingent or otherwise) of which is recourse to or obligates the Issuer or any of its Restricted Subsidiaries in any way, and (y) with which neither the Issuer nor any of its Restricted Subsidiaries has any contract, agreement, arrangement or understanding other than on terms no less favorable to the Issuer or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Issuer.

“Receivables Transaction Amount” means, with respect to any Qualified Receivables Transaction, (a) in the case of any securitization, the amount of obligations outstanding under the legal documents entered into as part of such Qualified Receivables Transaction on any date of determination that would be characterized as principal if such Qualified Receivables Transaction were structured as a secured lending transaction rather than as a purchase and (b) in the case of any other sale or factoring of accounts receivable, the cash purchase price paid by the buyer in connection with its purchase of such accounts receivable (including any bills of exchange) less the amount of collections received in respect of such accounts receivable and paid to such buyer, excluding any amounts applied to purchase fees or discount or in the nature of interest, in each case as determined in good faith and in a consistent and commercially reasonable manner by the Issuer.

“Refinance” means refinance, refund, replace, renew, repay, modify, restate, defer, substitute, supplement, reissue, resell, extend or increase (including pursuant to any defeasance or discharge mechanism) and the terms “refinances,” “refinanced” and “refinancing” as used for any purpose in this Indenture shall have a correlative meaning.

“Refinancing Indebtedness” means Indebtedness that is Incurred to refund, refinance, replace, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) any Indebtedness existing on the Issue Date or Incurred in compliance with this Indenture (including Indebtedness of the Issuer that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Subsidiary Guarantor that refinances Indebtedness of the Issuer or another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness; provided, however, that:

(1) (a) such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced, (b) such Refinancing Indebtedness has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded or refinanced; and (c) to the extent such Refinancing Indebtedness refinances Subordinated Indebtedness, Disqualified Stock or Preferred Stock, such Refinancing Indebtedness is Subordinated Indebtedness, Disqualified Stock or Preferred Stock;

(2) Refinancing Indebtedness shall not include:

(i) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Issuer that is not a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or a Guarantor; or

(ii) Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary; and

(3) such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced;

and provided, further, that clause (1) of this definition will not apply to any refunding or refinancing of any Senior-Priority Obligations.

“Regulation S” means Regulation S under the Securities Act.

“Regulation S-X” means Regulation S-X under the Securities Act.

“Related Taxes” means:

(1) any Taxes, including sales, use, transfer, rental, ad valorem, value added, stamp, property, consumption, franchise, license, capital, registration, business, customs, net worth, gross receipts, excise, occupancy, intangibles or similar Taxes (other than (x) Taxes measured by income and (y) withholding imposed on payments made by any Parent Entity), required to be paid (provided such Taxes are in fact paid) by any Parent Entity by virtue of its:

(a) being organized or having Capital Stock outstanding (but not by virtue of owning stock or other equity interests of any corporation or other entity other than, directly or indirectly, the Issuer or any of the Issuer’s Subsidiaries);

(b) being a holding company parent, directly or indirectly, of the Issuer or any of the Issuer’s Subsidiaries;

(c) receiving dividends from or other distributions in respect of the Capital Stock of, directly or indirectly, the Issuer or any of the Issuer’s Subsidiaries; or

(d) having made any payment in respect to any of the items for which the Issuer is permitted to make payments to any Parent Entity pursuant to Section 3.3; or

(2) if and for so long as the Issuer is a member of a group filing a consolidated or combined tax return with any Parent Entity, any Taxes measured by income for which such Parent Entity is liable up to an amount not to exceed with respect to such Taxes the amount of any such Taxes that the Issuer and its Subsidiaries would have been required to pay on a separate company basis or on a consolidated basis if the Issuer and its Subsidiaries had paid Tax on a consolidated, combined, group, affiliated or unitary basis on behalf of an affiliated group consisting only of the Issuer and its Subsidiaries.

“Representative” means, with respect to any Person, such Person’s designated agent.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Notes Legend” means, in the case of a Rule 144A Global Note, the legend set forth in Section 2.1(d)(1), in the case of a Regulation S Global Note, the legend set forth in Section 2.1(d)(2).

“Restricted Subsidiary” means any Subsidiary of the Issuer other than an Unrestricted Subsidiary.

“RP Reference Date” means July 25, 2007.

“Rule 144” means Rule 144 under the Securities Act.

“Rule 144A” means Rule 144A under the Securities Act.

“S&P” means Standard & Poor’s Investors Ratings Services or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“SEC” means the U.S. Securities and Exchange Commission or any successor thereto.

“Secured Indebtedness” means any Indebtedness secured by a Lien other than Indebtedness with respect to Cash Management Services.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder, as amended.

“Senior Indebtedness” means Indebtedness of the Issuer which ranks equally in right of payment to the Notes or of any Guarantor if such Indebtedness ranks equally in right of payment to the Note Guarantee of such Guarantor.

“Senior-Junior Intercreditor Agreement” means the Senior-Junior Lien Intercreditor Agreement, dated as of the Issue Date, among the Issuer, Holdings, the subsidiaries of the Issuer from time to time party thereto, Regions Bank, in its capacity as the Initial Junior-Priority Collateral Agent (as defined therein), Credit Suisse AG, Cayman Islands Branch, in its capacity as the Initial Senior-Priority Collateral Agent (as defined therein) and each Additional Agent (as defined therein) from time to time party thereto, as amended, supplemented, modified or restated from time to time.

“Senior-Priority Collateral Documents” means, collectively, the Existing Secured Notes Collateral Documents, the Credit Agreement Collateral Documents, the ABL Facility Collateral Documents and the Additional Senior-Priority Obligation Collateral Documents.

“Senior-Priority Debt Documents” means, with respect to any class of Senior-Priority Obligations, credit agreements, loan agreements, notes, indentures, Senior-Priority Collateral Documents or other operative agreements evidencing or governing such Senior-Priority Obligations, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Senior-Priority Lien” means any Lien on Collateral in favor of the Senior-Priority Secured Parties that is senior in priority to the Lien on such Collateral in favor of the Junior-Priority Secured Parties pursuant to, and in accordance with, the Collateral Documents.

“Senior-Priority Obligations” means the Obligations in respect of the Existing Secured Notes, the Credit Agreement Obligations, the ABL Facility Obligations and any Additional Senior-Priority Obligations secured by the Collateral on a pari passu basis (but without regard to control of remedies) with any series of Existing Secured Notes, the Credit Agreement Obligations or the ABL Facility Obligations (and, in each case, any and all guarantees in respect thereof).

“Senior-Priority Secured Parties” means (a) the ABL Facility Secured Parties, (b) the Credit Agreement Secured Parties, (c) the Existing Secured Notes Secured Parties and (d) any Additional Senior-Priority Obligation Secured Parties

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.

“Similar Business” means (a) any businesses, services or activities engaged in by the Issuer or any of its Subsidiaries or any Associates on the Issue Date, including any businesses affiliated or associated with a Hospital or any business related or ancillary to the provision of healthcare services or information or the investment in, or the management, leasing or operation of, any of the foregoing, and (b) any businesses, services and activities engaged in by the Issuer or any of its Subsidiaries or any Associates that are related, complementary, incidental, ancillary or similar to any of the foregoing or are extensions or developments of any thereof.

“Specified Loan Agreements” means the ABL Facility Agreement and the Credit Agreement.

“Spinout Subsidiary” means an Unrestricted Subsidiary that is formed for the purpose of acquiring property of Holdings, the Issuer or any Subsidiary in connection with a Spinout Transaction.

“Spinout Transaction” means the contribution or other transfer by Holdings, the Issuer or any Restricted Subsidiary of property (including Capital Stock) owned by it to any Spinout Subsidiary and the subsequent distribution of the Capital Stock of such Spinout Subsidiary to the equity holders of Holdings; provided that such contribution or other transfer of property to a Spinout Subsidiary is made under and permitted by Section 3.3(b)(21).

“Standard Securitization Undertakings” means all representations, warranties, covenants and indemnities entered into by the Issuer or any Restricted Subsidiary which are customary in securitization transactions involving accounts receivable.

“Stated Maturity” means, with respect to any Indebtedness, the date specified in such Indebtedness as the fixed date on which the payment of principal of such Indebtedness is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means, with respect to any Person, any Indebtedness (whether outstanding on the Issue Date or thereafter Incurred) which is expressly subordinated in right of payment to the Notes pursuant to a written agreement.

“Subsidiary” means, with respect to any Person:

(1) any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; or

(2) any partnership, joint venture, limited liability company or similar entity of which:

(a) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership interests or otherwise; and

(b) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Subsidiary Guarantor” means any Guarantor of the Notes that is a Subsidiary of the Issuer.

“Taxes” means all present and future taxes, levies, imposts, deductions, charges, duties and withholdings and any charges of a similar nature (including interest, penalties and other liabilities with respect thereto) that are imposed by any government or other taxing authority.

“Total Assets” means, as of any date, the total consolidated assets of the Issuer and its Restricted Subsidiaries on a consolidated basis, as shown on the most recent consolidated balance sheet of the Issuer and its Restricted Subsidiaries, determined on a pro forma basis in a manner consistent with the pro forma basis contained in the definition of Fixed Charge Coverage Ratio.

“Transactions” means the Exchange Offers and the other transactions contemplated by the Offering Memorandum.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended.

“Trust Officer” means, when used with respect to the Trustee, any vice president, assistant vice president, any trust officer or any other officer within the corporate trust department of the Trustee with direct responsibility for the administration of this Indenture and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of such person’s knowledge of and familiarity with the particular subject.

“Trustee” means Regions Bank, an Alabama banking corporation, and any subsequent successor thereof.

“Uniform Commercial Code” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Unrestricted Subsidiary” means:

(1) any Subsidiary of the Issuer that at the time of determination is an Unrestricted Subsidiary (as designated by the Board of Directors of the Issuer in the manner provided below); and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Issuer may designate any Subsidiary of the Issuer (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger, consolidation or other business combination transaction, or Investment therein) to be an Unrestricted Subsidiary only if:

(1) such Subsidiary or any of its Subsidiaries does not own any Capital Stock or Indebtedness of, or own or hold any Lien on any property of, the Issuer or any other Subsidiary of the Issuer which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary; and

(2) such designation and the Investment of the Issuer in such Subsidiary complies with Section 3.3.

The Board of Directors of the Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, no Default shall have occurred and be continuing. The Issuer shall promptly notify the Trustee of any such designation by providing the Trustee a copy of the resolution of the Board of Directors of the Issuer giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provision.

“U.S. Government Obligations” means securities that are (1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally Guaranteed as a full faith and credit obligation of the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depositary receipt.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:

(1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment, by

(2) the sum of all such payments.

“Wholly Owned Domestic Subsidiary” means a Domestic Subsidiary of the Issuer, all of the Capital Stock of which (other than directors’ qualifying shares or shares required by any applicable law or regulation to be held by a Person other than the Issuer or another Domestic Subsidiary) is owned by the Issuer or another Domestic Subsidiary.

SECTION 1.2. Other Definitions.

Term	Defined in Section
2019 Notes	1.1
2020 Notes	1.1
2022 Notes	1.1
Acceptable Commitment	3.5(a)(3)(ii)
Accounting Change	1.1
Additional Notes	Recitals
Additional Restricted Notes	2.1(b)
Advance Offer	3.5(b)
Advance Portion	3.5(b)
Affiliate Transaction	3.8(a)
Agent Members	2.1(g)(2)
Applicable Premium Deficit	8.4(1)
AHYDO Redemption Date	5.8(a)
Approved Foreign Bank	1.1
Asset Disposition Offer	3.5(b)
Asset Disposition Proceeds Application Period	3.5(a)(3)(i)
Asset Sale Payment Date	3.5(g)(2)
Authenticating Agent	2.2
Change of Control Offer	3.9(a)
Change of Control Payment	3.9(a)
Change of Control Payment Date	3.9(a)(2)
Clearstream	2.1(b)
Covenant Defeasance	8.3
Covenant Suspension Date	3.17(a)
Defaulted Interest	2.15
disposition	1.1
Euroclear	2.1(b)
Event of Default	6.1(a)
Excess Proceeds	3.5(b)
FAS 160	1.1
Fixed Charge Coverage Ratio Calculation Date	1.1
Foreign Disposition	3.5(e)

Term	Defined in Section
Global Notes	2.1(b)
Guaranteed Obligations	10.1
Increased Amount	3.6(f)
Initial Agreement	3.4(b)(15)
Initial Default	6.2(d)
Initial Lien	3.6(a)
Initial Notes	Recitals
Insurance Subsidiary	1.1
Issuer Order	2.2
Judgment Currency	13.22
Legal Defeasance	8.2
Legal Holiday	13.8
Mandatory Principal Redemption	5.8(a)
Mandatory Redemption Price	5.8(a)
Note Guarantees	10.1
Notes	Recitals
Notes Register	2.3
Old Notes	1.1
Permitted Payments	3.3(b)
primary obligations	1.1
primary obligor	1.1
protected purchaser	2.11
Refunding Capital Stock	3.3(b)(2)
Registrar	2.3
Regulation S Global Note	2.1(b)
Regulation S Notes	2.1(b)
Restricted Global Note	2.1(b)
Restricted Notes	2.1(b)
Restricted Payment	3.3(a)(4)
Restricted Period	2.1(b)
Reversion Date	3.17(b)
Second Commitment	3.5(a)(3)(ii)
Special Interest Payment Date	2.15(a)
Special Record Date	2.15(a)

Term	Defined in Section
Subject Person	1.1
Successor Company	4.1(a)(1)
Suspended Covenants	3.17(a)
Suspension Period	3.17(c)

SECTION 1.3. Concerning the Trust Indenture Act. Except with respect to specific provisions of the Trust Indenture Act expressly referenced in the provisions of this Indenture, the Trust Indenture Act shall not be applicable to, and shall not govern, this Indenture and the Notes.

SECTION 1.4. Rules of Construction. Unless the context otherwise requires:

(1) a term has the meaning assigned to it;

(2) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3) “or” is not exclusive;

(4) “including” means including without limitation;

(5) words in the singular include the plural and words in the plural include the singular;

(6) “will” shall be interpreted to express a command;

(7) all amounts expressed in this Indenture or in any of the Notes in terms of money refer to the lawful currency of the United States of America;

(8) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision; and

(9) unless otherwise specifically indicated, the term “consolidated” with respect to any Person refers to such Person consolidated with its Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person.

ARTICLE II

THE NOTES

SECTION 2.1. Form, Dating and Terms.

(a) The aggregate principal amount of Notes that may be authenticated and delivered under this Indenture is unlimited. The Initial Notes issued on the date hereof shall be in an aggregate principal amount of $1,354,663,000. In addition, the Issuer may issue Additional Notes from time to time in accordance with the provisions of this Indenture. Furthermore, Notes may be authenticated and delivered upon registration of transfer, exchange or in lieu of, other Notes pursuant to Sections 2.2, 2.6, 2.11, 2.13, 5.6 or 9.5, in connection with an Asset Disposition Offer pursuant to Section 3.5 or in connection with a Change of Control Offer pursuant to Section 3.9.

Notwithstanding anything to the contrary contained herein, the Issuer may not issue any Additional Notes, unless such issuance is in compliance with this Indenture, including Sections 3.2 and 3.6.

With respect to any Additional Notes, the Issuer shall set forth in (1) a Board Resolution and (2)(i) an Officer’s Certificate and/or (ii) one or more indentures supplemental hereto, as applicable, the following information:

(A) the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Indenture;

(B) the issue price and the issue date of such Additional Notes, including the date from which interest shall accrue; and

(C) whether such Additional Notes shall be Restricted Notes.

In authenticating and delivering Additional Notes, the Trustee shall be entitled to receive and shall be fully protected in relying upon, in addition to the Opinion of Counsel and Officer’s Certificate required by Section 13.4, an Opinion of Counsel as to the due authorization, execution, delivery, validity and enforceability of such Additional Notes.

The Initial Notes and the Additional Notes shall be considered collectively as a single class for all purposes of this Indenture; provided that Additional Notes will not be issued with the same CUSIP or ISIN, as applicable, as existing Notes unless such Additional Notes are fungible with such existing Notes for U.S. federal income tax purposes and otherwise. Holders of the Initial Notes and the Additional Notes shall vote and consent together as one class on all matters to which such Holders are entitled to vote or consent, and none of the Holders of the Initial Notes or the Additional Notes shall have the right to vote or consent as a separate class on any matter to which such Holders are entitled to vote or consent.

If any of the terms of any Additional Notes are established by action taken pursuant to a Board Resolution of the Issuer, a copy of an appropriate record of such action shall be certified by the Secretary or any Assistant Secretary of the Issuer and delivered to the Trustee at or prior to the delivery of the Officer’s Certificate and/or an indenture supplemental hereto, as applicable, setting forth the terms of the Additional Notes.

(b) In connection with the Exchange Offers, the Initial Notes are being offered and issued to (A) persons reasonably believed to be QIBs in reliance on Rule 144A or (B) certain Non-U.S. Persons in reliance on Regulation S. Any Additional Notes (if issued as Restricted Notes) (the “Additional Restricted Notes”) will be resold initially only to (A) persons reasonably believed to be QIBs in reliance on Rule 144A and (B) Non-U.S. Persons in reliance on Regulation S. Such Initial Notes and Additional Restricted Notes may thereafter be transferred to, among others, QIBs and purchasers in reliance on Regulation S, in each case, in accordance with the procedure described herein. Additional Notes offered after the date hereof may be offered and sold by the Issuer from time to time pursuant to one or more purchase, underwriting or other agreements, as the case may be, in accordance with applicable law.

Initial Notes offered and issued to QIBs and Additional Restricted Notes offered and sold to QIBs in the United States of America in reliance on Rule 144A (the “Restricted Notes”), shall be issued in the form of a permanent global Note substantially in the form of Exhibit A, which is hereby incorporated by reference and made a part of this Indenture, including appropriate legends as set forth in Section 2.1(d) and (e) (the “Restricted Global Note”), deposited with the Trustee, as custodian for DTC, duly executed by the Issuer and authenticated by the Trustee as hereinafter provided. The Restricted Global Note may be represented by more than one certificate, if so required by DTC’s rules regarding the maximum principal amount to be represented by a single certificate. The aggregate principal amount of the Restricted Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee, as custodian for DTC or its nominee, as hereinafter provided.

Initial Notes offered and issued to QIBs and any Additional Restricted Notes offered and sold outside the United States of America (the “Regulation S Notes”) in reliance on Regulation S shall be issued in the form of a permanent global Note substantially in the form of Exhibit A including appropriate legends as set forth in Section 2.1(d) and (e) (the “Regulation S Global Note” and, together with the Restricted Global Note, the “Global Notes”). Each Regulation S Global Note shall be deposited upon issuance with, or on behalf of, the Trustee as custodian for DTC in the manner described in this Article II for credit to the respective accounts of the purchasers (or to such other accounts as they may direct), including, but not limited to, accounts at Euroclear Bank S.A./N.V. (“Euroclear”) or Clearstream Banking, société anonyme (“Clearstream”). Through and including the 40th day after the Issue Date (such period through and including such 40th day, the “Restricted Period”), beneficial interests in the Regulation S Global Note may be held only through Euroclear and Clearstream (in each case, as indirect participants in DTC), unless transferred to a person that takes delivery through a Restricted Global Note in accordance with the transfer and certification requirements described herein.

The Regulation S Global Note may be represented by more than one certificate, if so required by DTC’s rules regarding the maximum principal amount to be represented by a single certificate. The aggregate principal amount of the Regulation S Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee, as custodian for DTC or its nominee, as hereinafter provided.

The principal of (and premium, if any) and interest on the Notes shall be payable at the office or agency of the Paying Agent designated by the Issuer and maintained for such purpose (which shall initially be the office of the Trustee maintained for such purpose), or at such other office or agency of the Issuer as may be maintained for such purpose pursuant to Section 2.3; provided, however, that, at the option of the Paying Agent, each installment of interest may be paid by (i) check mailed to addresses of the Persons entitled thereto as such addresses shall appear on the Notes Register or (ii) wire transfer to an account located in the United States maintained by the payee, subject to the last sentence of this paragraph. Payments in respect of Notes represented by a Global Note (including principal, premium, if any, and interest) will be made by wire transfer of immediately available funds to the accounts specified by DTC. Payments in respect of Notes represented by Definitive Notes (including principal, premium, if any, and interest) held by a Holder of at least $1,000,000 aggregate principal amount of Notes represented by Definitive Notes will be made by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than fifteen (15) days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion).

The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage, in addition to those set forth on Exhibit A and in Section 2.1(d) and (e). The Issuer shall approve any notation, endorsement or legend on the Notes. Each Note shall be dated the date of its authentication. The terms of the Notes set forth in Exhibit A are part of the terms of this Indenture and, to the extent applicable, the Issuer, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to be bound by such terms.

(c) Denominations. The Notes shall be in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

(d) Restrictive Legends. Unless and until (i) an Initial Note or an Additional Note issued as a Restricted Note is sold under an effective registration statement, or (ii) the Trustee receives an Opinion of Counsel reasonably satisfactory to it stating that neither such legend nor the related restrictions on transfer are required in order to maintain compliance with the provisions of the Securities Act, the following legends shall apply:

(1) Restricted Note Legend. Each Note certificate evidencing the Global Notes (and all Notes issued in exchange therefor or in substitution thereof) shall bear the following legend on the face thereof:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS EXCEPT AS SET FORTH BELOW. BY ITS ACQUISITION HEREOF, THE HOLDER (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) OR (B) IT IS NOT A U.S. PERSON AND IS

ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT, (2) AGREES THAT IT WILL NOT WITHIN ONE YEAR AFTER THE ORIGINAL ISSUANCE OF THIS SECURITY RESELL OR OTHERWISE TRANSFER THIS SECURITY EXCEPT (A) TO COMMUNITY HEALTH SYSTEMS, INC. OR ANY SUBSIDIARY THEREOF, (B) INSIDE THE UNITED STATES TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, (C) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 904 UNDER THE SECURITIES ACT, (D) PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE), (E) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL IF THE ISSUER SO REQUESTS) OR (F) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND (3) AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM THIS SECURITY IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTION,” “UNITED STATES” AND “U.S. PERSON” HAVE THE MEANING GIVEN TO THEM BY REGULATION S UNDER THE SECURITIES ACT.

(2) The Regulation S Global Note shall bear the following legend on the face thereof:

BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON, NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON, AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

(e) Global Note Legend. Each Global Note, whether or not an Initial Note, shall bear the following legend on the face thereof:

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO DTC, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

(f) OID Legend. Any Note issued with original issue discount for United States federal income tax purposes will bear the following additional legend on the face thereof:

THIS NOTE WAS ISSUED WITH ORIGINAL ISSUE DISCOUNT (“OID”) FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. UPON REQUEST, THE ISSUER WILL PROMPTLY MAKE AVAILABLE TO A HOLDER OF THIS NOTE INFORMATION REGARDING THE ISSUE PRICE, THE AMOUNT OF OID, THE ISSUE DATE AND THE YIELD TO MATURITY OF THIS NOTE. HOLDERS SHOULD CONTACT THOMAS J. AARON, THE ISSUER’S EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, 4000 MERIDIAN BOULEVARD, FRANKLIN, TENNESSEE 37067.

(g) Book-Entry Provisions. (i) This Section 2.1(g) shall apply only to Global Notes deposited with the Trustee, as custodian for DTC.

(1) Each Global Note initially shall (x) be registered in the name of DTC or the nominee of DTC, (y) be delivered to the Notes Custodian for DTC and (z) bear the applicable legends as set forth in Section 2.1(e). Transfers of a Global Note (but not a beneficial interest therein) will be limited to transfers thereof in whole, but not in part, to DTC, its successors or its respective nominees, except as set forth in Section 2.1(g)(4) and (h). If a beneficial interest in a Global Note is transferred or exchanged for a beneficial interest in another Global Note, the Notes Custodian will (x) record a decrease in the principal amount of the Global Note being transferred or exchanged equal to the principal amount of such transfer or exchange and (y) record a like increase in the principal amount of the other Global Note. Any beneficial interest in one Global Note that is transferred to a Person who takes delivery in the form of an interest in another Global Note, or exchanged for an interest in another Global Note, will, upon transfer or exchange, cease to be an interest in such Global Note and become an interest in the other Global Note and, accordingly, will thereafter be subject to all transfer and exchange restrictions, if any, and other procedures applicable to beneficial interests in such other Global Note for as long as it remains such an interest.

(2) Members of, or participants in, DTC (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by DTC or by the Notes Custodian as the custodian of DTC or under such Global Note, and DTC may be treated by the Issuer, the Trustee, the Junior-Priority Collateral Agent and any agent of the Issuer, the Trustee or the Junior-Priority Collateral Agent as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Issuer, the Trustee, the Junior-Priority Collateral Agent or any agent of the Issuer, the Trustee or the Junior-Priority Collateral Agent from giving effect to any written certification, proxy or other authorization furnished by DTC or impair, as between DTC and its Agent Members, the operation of customary practices of DTC governing the exercise of the rights of a holder of a beneficial interest in any Global Note.

(3) In connection with any transfer of a portion of the beneficial interest in a Global Note pursuant to Section 2.1(h) to beneficial owners who are required to hold Definitive Notes, the Notes Custodian shall reflect on its books and records the date and a decrease in the principal amount of such Global Note in an amount equal to the principal amount of the beneficial interest in the Global Note to be transferred, and the Issuer shall execute, and the Trustee shall authenticate and make available for delivery, one or more Definitive Notes of like tenor and amount.

(4) In connection with the transfer of an entire Global Note to beneficial owners pursuant to Section 2.1(h), such Global Note shall be deemed to be surrendered to the Trustee for cancellation, and the Issuer shall execute, and the Trustee shall authenticate and make available for delivery, to each beneficial owner identified by DTC in exchange for its beneficial interest in such Global Note, an equal aggregate principal amount of Definitive Notes of authorized denominations.

(5) The registered Holder of a Global Note may grant proxies and otherwise authorize any person, including Agent Members and persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Notes.

(6) Any Holder of a Global Note shall, by acceptance of such Global Note, agree that transfers of beneficial interests in such Global Note may be effected only through a book-entry system maintained by (i) the Holder of such Global Note (or its agent) or (ii) any holder of a beneficial interest in such Global Note, and that ownership of a beneficial interest in such Global Note shall be required to be reflected in a book entry.

(h) Definitive Notes. Except as provided below, owners of beneficial interests in Global Notes will not be entitled to receive Definitive Notes. Definitive Notes shall be transferred to all beneficial owners in exchange for their beneficial interests in a Global Note if (A) DTC notifies the Issuer that it is unwilling or unable to continue as Depositary for the Global Note, or DTC has ceased to be a clearing agency registered under the Exchange Act, and, in each case, the Issuer fails to appoint a successor depositary within 90 days or (B) there shall have occurred and be continuing a Default with respect to the Notes under this Indenture. In the event of the occurrence of any of the events specified in clause (A) or (B) of the preceding sentence, the Issuer shall promptly make available to the Trustee a reasonable supply of Definitive Notes. In addition, any Note transferred to an affiliate (as defined in Rule 405 under the Securities Act) of the Issuer or evidencing a Note that has been acquired by an affiliate in a transaction or series of transactions not involving any public offering must, until six months (or one year if the holding period under Rule 144 then applicable to such Note is one year) after the last date on which either the Issuer or any affiliate of the Issuer was an owner of the Note, be in the form of a Definitive Note and bear the legend regarding transfer restrictions in Section 2.1(d).

(1) Any Definitive Note delivered in exchange for an interest in a Global Note pursuant to Section 2.1(g) shall, except as otherwise provided by Section 2.6(d), bear the applicable legend regarding transfer restrictions applicable to the Global Note set forth in Section 2.1(d).

(2) If a Definitive Note is transferred or exchanged for a beneficial interest in a Global Note, the Trustee will (x) cancel such Definitive Note, (y) record an increase in the principal amount of such Global Note equal to the principal amount of such transfer or exchange and (z) in the event that such transfer or exchange involves less than the entire principal amount of the canceled Definitive Note, the Issuer shall execute, and the Trustee shall authenticate and make available for delivery to the transferring Holder a new Definitive Note representing the principal amount not so transferred.

(3) If a Definitive Note is transferred or exchanged for another Definitive Note, (x) the Trustee will cancel the Definitive Note being transferred or exchanged, (y) the Issuer shall execute, and the Trustee shall authenticate and make available for delivery, one or more new Definitive Notes in authorized denominations having an aggregate principal amount equal to the principal amount of such transfer or exchange to the transferee (in the case of a transfer) or the Holder of the canceled Definitive Note (in the case of an exchange), registered in the name of such transferee or Holder, as applicable, and (z) if such transfer or exchange involves less than the entire principal amount of the canceled Definitive Note, the Issuer shall execute, and the Trustee shall authenticate and make available for delivery to the Holder thereof, one or more Definitive Notes in authorized denominations having an aggregate principal amount equal to the untransferred or unexchanged portion of the canceled Definitive Notes, registered in the name of the Holder thereof.

SECTION 2.2. Execution and Authentication. One Officer shall sign the Notes for the Issuer by manual, facsimile or other electronic signature. If the Officer whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall be valid nevertheless.

A Note shall not be valid until an authorized officer of the Trustee manually authenticates the Note. The signature of the Trustee on a Note shall be conclusive evidence that such Note has been duly and validly authenticated and issued under this Indenture. A Note shall be dated the date of its authentication.

At any time and from time to time after the execution and delivery of this Indenture, the Trustee shall authenticate and make available for delivery: (1) Initial Notes for original issue on the Issue Date in an aggregate principal amount of $1,354,663,000 and (2) subject to the terms of this Indenture, Additional Notes for original issue in an unlimited principal amount, in each case upon a written order of the Issuer signed by one Officer (the “Issuer Order”). Such Issuer Order shall specify whether the Notes will be in the form of Definitive Notes or Global Notes, the amount of the Notes to be authenticated, the date on which the original issue of Notes is to be authenticated, the holder of the Notes and whether the Notes are to be Initial Notes or Additional Notes. For the avoidance of doubt, no Opinion of Counsel shall be required in connection with the authentication of the Initial Notes.

The Trustee may appoint an agent (the “Authenticating Agent”) reasonably acceptable to the Issuer to authenticate the Notes. Any such appointment shall be evidenced by an instrument signed by a Trust Officer, a copy of which shall be furnished to the Issuer. Unless limited by the terms of such appointment, any such Authenticating Agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by the Authenticating Agent. An Authenticating Agent has the same rights as any Registrar, Paying Agent or agent for service of notices and demands.

In case the Issuer or any Guarantor, pursuant to Article IV or Section 10.2, as applicable, shall be consolidated or merged with or into any other Person or shall convey, transfer, lease or otherwise dispose of its properties and assets substantially as an entirety to any Person, and the successor Person resulting from such consolidation, or surviving such merger, or into which the Issuer or any Guarantor shall have been merged, or the Person which shall have received a conveyance, transfer, lease or other disposition as aforesaid, shall have executed an indenture supplemental hereto with the Trustee pursuant to Article IV, any of the Notes authenticated or delivered prior to such consolidation, merger, conveyance, transfer, lease or other disposition may (but shall not be required), from time to time, at the request of the successor Person, be exchanged for other Notes executed in the name of the successor Person with such changes in phraseology and form as may be appropriate to reflect such successor Person, but otherwise in substance of like tenor as the Notes surrendered for such exchange and of like principal amount; and the Trustee, upon the Issuer Order of the successor Person, shall authenticate and make available for delivery Notes as specified in such order for the purpose of such exchange. If Notes shall at any time be authenticated and delivered in any new name of a successor Person pursuant to this Section 2.2 in exchange or substitution for or upon registration of transfer of any Notes, such successor Person, at the option of the Holders but without expense to them, shall provide for the exchange of all Notes at the time outstanding for Notes authenticated and delivered in such new name.

SECTION 2.3. Registrar and Paying Agent. The Issuer shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (the “Registrar”) and an office or agency where Notes may be presented for payment. The Registrar shall keep a register of the Notes and of their transfer and exchange (the “Notes Register”). The Issuer may have one or more co-registrars and one or more additional paying agents. The term “Paying Agent” includes any additional paying agent and the term “Registrar” includes any co-registrar.

The Issuer shall enter into an appropriate agency agreement with any Registrar or Paying Agent not a party to this Indenture. The agreement shall implement the provisions of this Indenture that relate to such agent. The Issuer shall notify the Trustee in writing of the name and address of each such agent. If the Issuer fails to maintain a Registrar or Paying Agent, the Trustee shall act as such and shall be entitled to appropriate compensation therefor pursuant to Section 7.7. The Issuer or any Guarantor may act as Paying Agent, Registrar or transfer agent.

The Issuer initially appoints DTC to act as Depositary with respect to the Global Notes. The Issuer initially appoints the Trustee as the Registrar and Paying Agent for the Notes. The Issuer may remove any Registrar or Paying Agent without prior notice to the Holders, but upon written notice to such Registrar or Paying Agent and to the Trustee; provided, however, that no such removal shall become effective until (i) acceptance of any appointment by a successor as evidenced by an appropriate agreement entered into by the Issuer and such successor Registrar or Paying Agent, as the case may be, and delivered to the Trustee and the passage of any waiting or notice periods required by DTC procedures or (ii) written notification to the Trustee that the Trustee shall serve as Registrar or Paying Agent until the appointment of a successor in accordance with clause (i) above. The Registrar or Paying Agent may resign at any time upon written notice to the Issuer and the Trustee.

SECTION 2.4. Paying Agent to Hold Money in Trust. Prior to noon, New York City time, on each date on which the principal of, premium, if any, or interest on any Note is due and payable, the Issuer shall deposit with the Paying Agent a sum sufficient in immediately available funds to pay such principal, premium or interest when due. The Issuer shall require the Paying Agent (other than the Trustee) to agree in writing that such Paying Agent shall hold in trust for the benefit of Holders and the Trustee all money held by such Paying Agent for the payment of principal of, premium, if any, or interest on the Notes (whether such assets have been distributed to it by the Issuer or other obligors on the Notes), shall notify the Trustee in writing of any default by the Issuer or any Guarantor in making any such payment and shall during the continuance of any default by the Issuer (or any other obligor upon the Notes) in the making of any payment in respect of the Notes, upon the written request of the Trustee, forthwith deliver to the Trustee all sums held in trust by such Paying Agent for payment in respect of the Notes together with a full accounting thereof. If the Issuer or a Subsidiary of the Issuer acts as Paying Agent, it shall segregate the money held by it as Paying Agent and hold it as a separate trust fund for the benefit of the Trustee and the Holders. The Issuer at any time may require a Paying Agent (other than the Trustee) to pay all money held by it to the Trustee and to account for any funds or assets disbursed by such Paying Agent. Upon complying with this Section 2.4, the Paying Agent (if other than the Issuer or a Subsidiary of the Issuer) shall have no further liability for the money delivered to the Trustee. Upon any bankruptcy, reorganization or similar proceeding with respect to the Issuer, the Trustee shall serve as Paying Agent for the Notes.

SECTION 2.5. Holder Lists. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders. If the Trustee is not the Registrar, the Issuer, on its own behalf and on behalf of each of the Guarantors, shall furnish or cause the Registrar to furnish to the Trustee, in writing, at least (i) five (5) calendar days before each interest payment date and (ii) at such other times as the Trustee may reasonably request, within 30 days after receipt by the Issuer of any such request, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Holders.

SECTION 2.6. Transfer and Exchange.

(a) A Holder may transfer a Note (or a beneficial interest therein) to another Person or exchange a Note (or a beneficial interest therein) for another Note or Notes of any authorized denomination by presenting to the Registrar a written request therefor stating the name of the proposed transferee or requesting such an exchange, accompanied by any certification, opinion or other document required by this Section 2.6. The Registrar will promptly register any transfer or exchange that meets the requirements of this Section 2.6 by noting the same in the Notes Register maintained by the Registrar for the purpose, and no transfer or exchange will be effective until it is registered in such Notes Register. The transfer or exchange of any Note (or a beneficial interest therein) may only be made in accordance with this Section 2.6 and Section 2.1(g) and (h), as applicable, and, in the case of a Global Note (or a beneficial interest therein), the applicable rules and procedures of DTC, Euroclear and Clearstream. The Registrar shall refuse to register any requested transfer or exchange that does not comply with this Section 2.6.

(b) Transfers of Restricted Notes. The following provisions shall apply with respect to any proposed registration of transfer of a Restricted Note prior to the date that is six months (or one year if the holding period under Rule 144 then applicable to such Note is one year) after the later of the Issue Date and the last date on which the Issuer or any Affiliate of the Issuer was the owner of such Notes (or any predecessor thereto):

(1) a registration of transfer of a Restricted Note or a beneficial interest therein to a QIB shall be made upon the representation of the transferee in the form as set forth on the reverse of the Note that it is purchasing for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuer as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon its foregoing representations in order to claim the exemption from registration provided by Rule 144A; provided that no such written representation or other written certification shall be required in connection with the transfer of a beneficial interest in the Restricted Global Note to a transferee in the form of a beneficial interest in that Restricted Global Note in accordance with this Indenture and the applicable procedures of DTC; and

(2) a registration of transfer of a Restricted Note or a beneficial interest therein to a Non-U.S. Person shall be made upon receipt by the Issuer and the Registrar or its agent of a certificate substantially in the form set forth in Exhibit C from the proposed transferee and the delivery of an Opinion of Counsel, certification and/or other information satisfactory to it.

(c) Transfers of Regulation S Notes. The following provisions shall apply with respect to any proposed transfer of a Regulation S Note prior to the expiration of the Restricted Period:

(1) a transfer of a Regulation S Note or a beneficial interest therein to a QIB shall be made upon the representation of the transferee, in the form of assignment on the reverse of the certificate, that it is purchasing the Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A, is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuer as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon its foregoing representations in order to claim the exemption from registration provided by Rule 144A; and

(2) a transfer of a Regulation S Note or a beneficial interest therein to a Non-U.S. Person shall be made upon receipt by the Registrar or its agent of a certificate substantially in the form set forth in Exhibit C from the proposed transferee and receipt by the Registrar or its agent of an Opinion of Counsel, certification and/or other information satisfactory to the Issuer.

(d) Restricted Notes Legend. Upon the transfer, exchange or replacement of Notes not bearing a Restricted Notes Legend, the Registrar shall deliver Notes that do not bear a Restricted Notes Legend. Upon the transfer, exchange or replacement of Notes bearing a Restricted Notes Legend, the Registrar shall deliver only Notes that bear a Restricted Notes Legend unless (1) a Note is being transferred pursuant to an effective registration statement or (2) there is delivered to the Registrar an Opinion of Counsel satisfactory to it stating that neither such legend nor the related restrictions on transfer are required in order to maintain compliance with the provisions of the Securities Act. Any Additional Notes sold in a registered offering shall not be required to bear the Restricted Notes Legend.

(e) [Reserved]

(f) Retention of Written Communications. The Registrar shall retain copies of all letters, notices and other written communications received pursuant to Section 2.1 or this Section 2.6, in accordance with applicable law and the Registrar’s customary procedures. The Issuer shall have the right to inspect and make copies of all such letters, notices or other written communications at any reasonable time upon the giving of reasonable prior written notice to the Registrar.

(g) Obligations with Respect to Transfers and Exchanges of Notes. To permit registrations of transfers and exchanges, the Issuer shall, subject to the other terms and conditions of this Article II, execute and the Trustee shall authenticate Definitive Notes and Global Notes at the Issuer’s and Registrar’s written request.

No service charge shall be made to a Holder for any registration of transfer or exchange, but the Issuer may require the Holder to pay a sum sufficient to cover any transfer tax assessments or similar governmental charge payable in connection therewith (other than any such transfer taxes, assessments or similar governmental charges payable upon exchange or transfer pursuant to Sections 2.2, 2.11, 2.13, 5.6 or 9.5).

The Issuer (and the Registrar) shall not be required to register the transfer of or exchange of any Note (A) for a period beginning (1) fifteen (15) calendar days before the mailing of a notice of an offer to repurchase or redeem Notes and ending at the close of business on the day of such mailing or (2) fifteen (15) calendar days before an interest payment date and ending on such interest payment date or (B) called for redemption, except the unredeemed portion of any Note being redeemed in part or any Note not redeemed due to the failure of a condition precedent to the redemption.

Prior to the due presentation for registration of transfer of any Note, the Issuer, the Trustee, the Paying Agent or the Registrar may deem and treat the person in whose name a Note is registered as the owner of such Note for the purpose of receiving payment of principal of, premium, if any, and (subject to paragraph 2 of the forms of Notes attached hereto as Exhibit A) interest on such Note and for all other purposes whatsoever, including without limitation the transfer or exchange of such Note, whether or not such Note is overdue, and none of the Issuer, the Trustee, the Paying Agent or the Registrar shall be affected by notice to the contrary.

Any Definitive Note delivered in exchange for an interest in a Global Note pursuant to Section 2.1(h) shall, except as otherwise provided by Section 2.6(d), bear the applicable legends regarding transfer restrictions applicable to the Definitive Note set forth in Section 2.1(d).

All Notes issued upon any transfer or exchange pursuant to the terms of this Indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Notes surrendered upon such transfer or exchange.

(h) No Obligation of the Trustee. The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in, DTC or other Person with respect to the accuracy of the records of DTC or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than DTC) of any notice (including any notice of redemption or purchase) or the payment of any amount or delivery of any Notes (or other security or property) under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders in respect of the Notes shall be given or made only to or upon the order of the registered Holders (which shall be DTC or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note shall be exercised only through DTC and subject to the applicable rules and procedures of DTC. The Trustee may rely and shall be fully protected in relying upon information furnished by DTC with respect to its members, participants and any beneficial owners.

The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among DTC participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof. Neither the Trustee nor any of its agents shall have any responsibility for any actions taken or not taken by DTC.

SECTION 2.7. [Reserved]

SECTION 2.8. [Reserved]

SECTION 2.9. [Reserved]

SECTION 2.10. [Reserved]

SECTION 2.11. Mutilated, Destroyed, Lost or Stolen Notes.

If a mutilated Note is surrendered to the Registrar or if the Holder of a Note claims that the Note has been lost, destroyed or wrongfully taken, the Issuer shall issue and the Trustee shall authenticate a replacement Note if the requirements of Section 8-405 of the Uniform Commercial Code are met, such that the Holder (a) satisfies the Issuer and the Trustee that such Note has been lost, destroyed or wrongfully taken within a reasonable time after such Holder has notice of such loss, destruction or wrongful taking and the Registrar has not registered a transfer prior to receiving such notification, (b) makes such request to the Issuer and the Trustee prior to the Note being acquired by a protected purchaser as defined in Section 8-303 of the Uniform Commercial Code (a “protected purchaser”) and (c) satisfies any other reasonable requirements of the Trustee; provided, however, if after the delivery of such replacement Note, a protected purchaser of the Note for which such replacement Note was issued presents for payment or registration such replaced Note, the Trustee and/or the Issuer shall be entitled to recover such replacement Note from the Person to whom it was issued and delivered or any Person taking therefrom, except a protected purchaser, and shall be entitled to recover upon the security or indemnity provided therefor to the extent of any loss, damage, cost or expense incurred by the Issuer or the Trustee in connection therewith. Such Holder shall furnish an indemnity bond sufficient in the judgment of the (i) Trustee to protect the Trustee and (ii) the Issuer to protect the Issuer, the Trustee, the Paying Agent and the Registrar, from any loss which any of them may suffer if a Note is replaced, and, in the absence of notice to the Issuer, any Guarantor or the Trustee that such Note has been acquired by a protected purchaser, the Issuer shall execute, and upon receipt of an Issuer Order, the Trustee shall authenticate and make available for delivery, in exchange for any such mutilated Note or in lieu of any such destroyed, lost or stolen Note, a new Note of like tenor and principal amount, bearing a number not contemporaneously outstanding.

In case any such mutilated, destroyed, lost or stolen Note has become or is about to become due and payable, the Issuer in its discretion may, instead of issuing a new Note, pay such Note.

Upon the issuance of any new Note under this Section 2.11, the Issuer may require that such Holder pay a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of counsel and of the Trustee) in connection therewith.

Subject to the proviso in the initial paragraph of this Section 2.11, every new Note issued pursuant to this Section 2.11, in lieu of any mutilated, destroyed, lost or stolen Note shall constitute an original additional contractual obligation of the Issuer, any Guarantor (if applicable) and any other obligor upon the Notes, whether or not the mutilated, destroyed, lost or stolen Note shall be at any time enforceable by anyone, and shall be entitled to all benefits of this Indenture equally and proportionately with any and all other Notes duly issued hereunder.

The provisions of this Section 2.11 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes.

SECTION 2.12. Outstanding Notes. Notes outstanding at any time are all Notes authenticated by the Trustee except for those cancelled by it, those delivered to it for cancellation, those paid pursuant to Section 2.11 and those described in this Section 2.12 as not outstanding. A Note does not cease to be outstanding in the event the Issuer or an Affiliate of the Issuer holds the Note; provided, however, that (i) for purposes of determining which Notes are outstanding for consent or voting purposes hereunder, the provisions of Section 13.6 shall apply and (ii) in determining whether the Trustee shall be protected in making a determination whether the Holders of the requisite principal amount of outstanding Notes are present at a meeting of Holders of Notes for quorum purposes or have consented to or voted in favor of any request, demand, authorization, direction, notice, consent, waiver, amendment or modification hereunder, or relying upon any such quorum, consent or vote, only Notes which a Trust Officer of the Trustee actually knows to be held by the Issuer or an Affiliate of the Issuer shall not be considered outstanding.

If a Note is replaced pursuant to Section 2.11 (other than a mutilated Note surrendered for replacement), it ceases to be outstanding unless the Trustee and the Issuer receive proof satisfactory to them that the replaced Note is held by a protected purchaser. A mutilated Note ceases to be outstanding upon surrender of such Note and replacement pursuant to Section 2.11.

If the Paying Agent segregates and holds in trust, in accordance with this Indenture, on a redemption date or maturity date, money sufficient to pay all principal, premium, if any, and accrued interest payable on that date with respect to the Notes (or portions thereof) to be redeemed or maturing, as the case may be, and the Paying Agent is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture or the notice of redemption, if any, then on and after that date such Notes (or portions thereof) cease to be outstanding and interest on them ceases to accrue.

SECTION 2.13. Temporary Notes. In the event that Definitive Notes are to be issued under the terms of this Indenture, until such Definitive Notes are ready for delivery, the Issuer may prepare and the Trustee shall authenticate temporary Notes. Temporary Notes shall be substantially in the form, and shall carry all rights, of Definitive Notes but may have variations that the Issuer considers appropriate for temporary Notes. Without unreasonable delay, the Issuer shall prepare and the Trustee shall authenticate Definitive Notes. After the preparation of Definitive Notes, the temporary Notes shall be exchangeable for Definitive Notes upon surrender of the temporary Notes at any office or agency maintained by the Issuer for that purpose and such exchange shall be without charge to the Holder. Upon surrender for cancellation of any one or more temporary Notes, the Issuer shall execute, and the Trustee shall, upon receipt of an Issuer Order, authenticate and make available for delivery in exchange therefor, one or more Definitive Notes representing an equal principal amount of Notes. Until so exchanged, the Holder of temporary Notes shall in all respects be entitled to the same benefits under this Indenture as a Holder of Definitive Notes.

SECTION 2.14. Cancellation. The Issuer at any time may deliver Notes to the Trustee for cancellation. The Registrar and the Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment or cancellation and dispose of such Notes in accordance with its internal policies and customary procedures (subject to the record retention requirements of the Exchange Act and the Trustee) and shall acknowledge such cancellation in writing if so requested by the Issuer. If the Issuer or any Guarantor acquires any of the Notes, such acquisition shall not operate as a redemption or satisfaction of the Indebtedness represented by such Notes unless and until the same are surrendered to the Trustee for cancellation pursuant to this Section 2.14. The Issuer may not issue new Notes to replace Notes it has paid or delivered to the Trustee for cancellation for any reason other than in connection with a transfer or exchange.

At such time as all beneficial interests in a Global Note have either been exchanged for Definitive Notes, transferred, redeemed, repurchased or canceled, such Global Note shall be returned by DTC to the Trustee for cancellation or retained and canceled by the Trustee. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for Definitive Notes, transferred in exchange for an interest in another Global Note, redeemed, repurchased or canceled, the principal amount of Notes represented by such Global Note shall be reduced and an adjustment shall be made on the books and records of the Trustee (if it is then the Notes Custodian for such Global Note) with respect to such Global Note, by the Trustee or the Notes Custodian, to reflect such reduction.

SECTION 2.15. Payment of Interest; Defaulted Interest. Interest on any Note which is payable, and is punctually paid or duly provided for, on any interest payment date shall be paid to the Person in whose name such Note (or one or more Predecessor Notes) is registered at the close of business on the regular record date for such payment at the office or agency of the Issuer maintained for such purpose pursuant to Section 2.3.

Any interest on any Note which is payable, but is not paid when the same becomes due and payable and such nonpayment continues for a period of 30 days shall forthwith cease to be payable to the Holder on the regular record date, and such defaulted interest and (to the extent lawful) interest on such defaulted interest at the rate borne by the Notes (such defaulted interest and interest thereon herein collectively called “Defaulted Interest”) shall be paid by the Issuer, at its election in each case, as provided in clause (a) or (b) below:

(a) The Issuer may elect to make payment of any Defaulted Interest to the Persons in whose names the Notes (or their respective predecessor Notes) are registered at the close of business on a Special Record Date (as defined below) for the payment of such Defaulted Interest, which shall be fixed in the following manner. The Issuer shall notify the Trustee in writing of the amount of Defaulted Interest proposed to be paid on each Note and the date (not less than 30 days after such notice) of the proposed payment (the “Special Interest Payment Date”), and at the same time the Issuer shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such Defaulted Interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such Defaulted Interest as provided in this Section 2.15(a). Thereupon the Issuer shall fix a record date (the “Special Record Date”) for the payment of such Defaulted Interest, which date shall be not more than fifteen (15) calendar days and not less than ten (10) calendar days prior to the Special Interest Payment Date and not less than ten (10) calendar days after the receipt by the Trustee of the notice of the proposed payment. The Issuer shall promptly notify the Trustee in writing of such Special Record Date, and in the name and at the expense of the Issuer, the Trustee shall cause notice of the proposed payment of such Defaulted Interest and the Special Record Date and Special Interest Payment Date therefor to be given in the manner provided for in Section 13.2, not less than ten (10) calendar days prior to such Special Record Date. Notice of the proposed payment of such Defaulted Interest and the Special Record Date and Special Interest Payment Date therefor having been so given, such Defaulted Interest shall be paid on the Special Interest Payment Date to the Persons in whose names the Notes (or their respective predecessor Notes) are registered at the close of business on such Special Record Date and shall no longer be payable pursuant to the provisions in Section 2.15(b).

(b) The Issuer may make payment of any Defaulted Interest in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, if, after written notice given by the Issuer to the Trustee of the proposed payment pursuant to this Section 2.15(b), such manner of payment shall be deemed practicable by the Trustee.

Subject to the foregoing provisions of this Section 2.15, each Note delivered under this Indenture upon registration of, transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.

SECTION 2.16. CUSIP and ISIN Numbers. The Issuer in issuing the Notes may use “CUSIP” and “ISIN” numbers and, if so, the Trustee may use “CUSIP” and “ISIN” numbers in notices of redemption or purchase as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption or purchase and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption or purchase shall not be affected by any defect in or omission of such CUSIP and ISIN numbers. The Issuer shall promptly notify the Trustee in writing of any change in the CUSIP and ISIN numbers.

SECTION 2.17. Joint and Several Liability. Except as otherwise expressly provided herein, the Issuer, and the Guarantors, shall be jointly and severally liable for the performance of all obligations and covenants under this Indenture, the Notes and the Notes Collateral Documents.

ARTICLE III

COVENANTS

SECTION 3.1. Payment of Notes. The Issuer shall promptly pay the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes and in this Indenture. Principal, premium, if any, and interest shall be considered paid on the date due if by noon, New York City time, on such date the Trustee or the Paying Agent holds in accordance with this Indenture money sufficient to pay all principal, premium, if any, and interest then due and the Trustee or the Paying Agent, as the case may be, is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture.

The Issuer shall pay interest on overdue principal at the rate specified therefor in the Notes, and it shall pay interest on overdue installments of interest at the same rate to the extent lawful.

Notwithstanding anything to the contrary contained in this Indenture, the Issuer may, to the extent it is required to do so by law, deduct or withhold income or other similar taxes imposed by the United States of America from principal or interest payments hereunder.

SECTION 3.2. Limitation on Indebtedness.

(a) The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (including Acquired Indebtedness); provided, however, that the Issuer and any of the Subsidiary Guarantors may Incur Indebtedness (including Acquired Indebtedness), if on the date of such Incurrence and after giving pro forma effect thereto (including pro forma application of the proceeds thereof), the Fixed Charge Coverage Ratio for the Issuer and its Restricted Subsidiaries is greater than 2.00 to 1.00.

(b) Section 3.2(a) shall not prohibit the Incurrence of the following Indebtedness:

(1) Indebtedness of the Issuer and the Subsidiary Guarantors Incurred pursuant to any Credit Facility (including letters of credit or bankers’ acceptances issued or created under any Credit Facility), and (without duplication) any Guarantees by the Issuer or any Subsidiary Guarantor in respect of such Indebtedness, in a maximum aggregate principal amount of all Indebtedness Incurred under this Section 3.2(b)(1), Section 3.2(b)(4)(i) (and, without duplication, any Refinancing Indebtedness in respect of such Indebtedness Incurred under Section 3.2(b)(4)(i) that is Incurred under Section 3.2(b)(4)(iii) (and, without duplication, any such successive Refinancing Indebtedness in respect thereof)) and Section 3.2(b)(15) at any time outstanding not exceeding (i) $8,000,000,000, plus (ii) in the case of any refinancing of any Indebtedness permitted under this clause or any portion thereof, the aggregate amount of fees, underwriting discounts, accrued and unpaid interest, premiums and other costs and expenses Incurred in connection with such refinancing;

(2) Guarantees by the Issuer or any Subsidiary Guarantor of Indebtedness of the Issuer or any Restricted Subsidiary so long as the Incurrence of such Indebtedness is permitted under the terms of this Indenture;

(3) Indebtedness of the Issuer owing to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owing to and held by the Issuer or any Restricted Subsidiary; provided, however, that:

(i) any subsequent issuance or transfer of Capital Stock or any other event which results in any such Indebtedness being beneficially held by a Person other than the Issuer or a Restricted Subsidiary; and

(ii) any sale or other transfer of any such Indebtedness to a Person other than the Issuer or a Restricted Subsidiary,

shall be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Issuer or such Restricted Subsidiary, as the case may be;

(4) Indebtedness represented by (i)(A) the Notes (other than any Additional Notes), including any Guarantee thereof and (B) the Other Notes issued on the Issue Date, including any Guarantee thereof, (ii) any Indebtedness (other than Indebtedness Incurred pursuant to Section 3.2(b)(1), (3) and (4)(i)) outstanding on the Issue Date, including any Guarantee thereof, (iii) Refinancing Indebtedness Incurred in respect of any Indebtedness described in this Section 3.2(b)(4) or Section 3.2(b)(5) (subject to the extent the Indebtedness being Refinanced was Incurred under Section 3.2(b)(5)(iii) (or is Refinancing Indebtedness in respect thereof), to the requirements of Section 3.2(b)(5)(iii) or Incurred pursuant to Section 3.2(a), and (iv) Management Advances;

(5) (x) Indebtedness of the Issuer or any Subsidiary Guarantor Incurred or issued to finance an acquisition or (y) Acquired Indebtedness; provided, however, that after giving pro forma effect to such acquisition, merger or consolidation, and the Incurrence of such Indebtedness (including pro forma application of the proceeds thereof), either:

(i) the Issuer would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 3.2(a);

(ii) the Fixed Charge Coverage Ratio of the Issuer and the Restricted Subsidiaries would not be lower than such ratio immediately prior to such acquisition, merger or consolidation; or

(iii) such Indebtedness constitutes Acquired Indebtedness (other than Indebtedness Incurred (without giving effect to the last sentence of the definition of “Acquired Indebtedness” or the proviso in the definition of “Incur”) in contemplation of the transaction or series of related transactions pursuant to which such Persons became a Restricted Subsidiary or was otherwise acquired by the Issuer or a Restricted Subsidiary); provided that the only obligors with respect to such Indebtedness and any Refinancing Indebtedness in respect thereof shall be those Persons who were obligors of such Indebtedness prior to such acquisition, merger or consolidation;

(6) Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes);

(7) Indebtedness represented by Capitalized Lease Obligations or Purchase Money Obligations in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause and then outstanding, does not exceed the greater of (i) $875,000,000 and (ii) 4.0% of Total Assets at the time of Incurrence, and any Refinancing Indebtedness in respect thereof;

(8) Indebtedness in respect of (i) workers’ compensation claims, self-insurance obligations, performance, indemnity, surety, judgment, appeal, advance payment, customs, value added or other tax or other guarantees or other similar bonds, instruments or obligations and completion guarantees and warranties provided by the Issuer or a Restricted Subsidiary or relating to liabilities, obligations or guarantees Incurred in the ordinary course of business or consistent with past practice, (ii) the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or consistent with past practice; provided, however, that such Indebtedness is extinguished within five (5) Business Days of Incurrence; (iii) customer deposits and advance payments received in the ordinary course of business or consistent with past practice from customers for goods or services purchased in the ordinary course of business or consistent with past practice; and (iv) any customary treasury, depositary, cash management, automatic clearinghouse arrangements, overdraft protections, cash pooling or netting or setting off arrangements or similar arrangements in the ordinary course of business or consistent with past practice;

(9) Indebtedness arising from agreements providing for guarantees, indemnification, obligations in respect of earn-outs or other adjustments of purchase price or, in each case, similar obligations, in each case, Incurred or assumed in connection with the acquisition or disposition of any business or assets or Person or any Capital Stock of a Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring or disposing of such business or assets or such Subsidiary for the purpose of financing such acquisition or disposition);

(10) [reserved];

(11) Indebtedness of Non-Guarantor Subsidiaries in an aggregate amount not to exceed the greater of (a) $1,100,000,000 and (b) 5.0% of the Total Assets at any time outstanding;

(12) Indebtedness consisting of promissory notes issued by the Issuer or any of its Subsidiaries to any current or former employee, director or consultant of the Issuer, any of its Subsidiaries or any Parent Entity (or permitted transferees, assigns, estates, or heirs of such employee, director or consultant), to finance the purchase or redemption of Capital Stock of the Issuer or any Parent Entity that is permitted by Section 3.3;

(13) Indebtedness of the Issuer or any of its Restricted Subsidiaries consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case Incurred in the ordinary course of business or consistent with past practice;

(14) Indebtedness of the Issuer or any Subsidiary Guarantor in an aggregate outstanding principal amount which, when taken together with any Refinancing Indebtedness in respect thereof and the principal amount of all other Indebtedness Incurred pursuant to this clause and then outstanding, shall not exceed the greater of (i) $1,100,000,000 and (ii) 5.0% of Total Assets;

(15) Indebtedness Incurred pursuant to a Qualified Receivables Transaction; provided, however, that, at the time of such Incurrence, the Issuer would have been entitled to Incur Indebtedness pursuant to clause (1) above in an amount equal to the Receivables Transaction Amount of such Qualified Receivables Transaction;

(16) Physician Support Obligations Incurred by the Issuer or any Restricted Subsidiary; and

(17) Non-Recourse Indebtedness of Restricted Subsidiaries in an aggregate principal amount not to exceed the greater of (a) $875,000,000 and (b) 4.0% of Total Assets at any time outstanding.

(c) For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this Section 3.2:

(1) subject to Section 3.2(c)(3), in the event that all or any portion of any item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in Section 3.2(a) and (b), the Issuer, in its sole discretion, may divide and classify, and may from time to time divide and reclassify under Section 3.2(c)(2), such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of the clauses of Section 3.2(a) or (b);

(2) subject to Section 3.2(c)(3), additionally, all or any portion of any item of Indebtedness may later be classified as having been Incurred pursuant to any type of Indebtedness described in Section 3.2(a) and (b) so long as such Indebtedness is permitted to be Incurred pursuant to such provision at the time of reclassification;

(3) all Indebtedness outstanding on the Issue Date under the Credit Agreement and ABL Facility Agreement shall be deemed to have been Incurred on the Issue Date under Section 3.2(b)(1) and may not be reclassified at any time pursuant to clause (1) or (2) of this Section 3.2(c);

(4) in the case of any refinancing of any Indebtedness permitted under Section 3.2(b)(7), (11), (14) or (17) or any portion thereof, such Indebtedness shall be permitted to include additional Indebtedness to pay the aggregate amount of fees, underwriting discounts, accrued and unpaid interest, premiums and other costs and expenses Incurred in connection with such refinancing;

(5) Guarantees of, or obligations in respect of letters of credit, bankers’ acceptances or other similar instruments relating to, or Liens securing, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included;

(6) if obligations in respect of letters of credit, bankers’ acceptances or other similar instruments are Incurred pursuant to any Credit Facility and are being treated as Incurred pursuant to Section 3.2(a) or Section 3.2(b)(1), (7), (11), (14) or (17) and the letters of credit, bankers’ acceptances or other similar instruments relate to other Indebtedness, then such other Indebtedness shall not be included to the extent of the amount treated as so Incurred;

(7) the principal amount of any Disqualified Stock of the Issuer or a Restricted Subsidiary, or Preferred Stock of a Restricted Subsidiary, shall be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;

(8) Indebtedness permitted by this Section 3.2 need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this Section 3.2 permitting such Indebtedness;

(9) the amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof in the case of any Indebtedness issued with original issue discount and (ii) the principal amount of Indebtedness, or liquidation preference thereof, in the case of any other Indebtedness; and

(10) the principal amount of Indebtedness outstanding under any clause of this covenant shall be determined after giving effect to the application of proceeds of any Indebtedness incurred to refinance such original Indebtedness.

(d) Accrual of interest, accrual of dividends, the accretion of accreted value, the accretion or amortization of original issue discount, the payment of interest in the form of additional Indebtedness, the payment of dividends in the form of additional shares of Preferred Stock or Disqualified Stock or the reclassification of commitments or obligations not treated as Indebtedness due to a change in GAAP, shall not be deemed to be an Incurrence of Indebtedness for purposes of this Section 3.2.

(e) If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary of the Issuer as of such date (and, if such Indebtedness is not permitted to be Incurred as of such date under this Section 3.2, the Issuer shall be in default of this Section 3.2).

(f) Notwithstanding any other provision of this Section 3.2, the maximum amount of Indebtedness that the Issuer or a Restricted Subsidiary may Incur pursuant to this Section 3.2 shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to Refinance other Indebtedness, if Incurred in the same currency as the Indebtedness being refinanced, shall be calculated based on the currency exchange rate in effect on the date such Indebtedness was originally incurred, in the case of term indebtedness, or first committed, in the case of revolving credit indebtedness. The principal amount of any Indebtedness Incurred to Refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

(g) [Reserved].

(h) Unsecured Indebtedness shall not be treated as subordinated or junior to Secured Indebtedness merely because it is unsecured, and senior Indebtedness shall not be treated as subordinated or junior to any other senior Indebtedness merely because it has a junior priority with respect to the same collateral or is secured by different collateral.

SECTION 3.3. Limitation on Restricted Payments.

(a) The Issuer shall not, and shall not permit any of its Restricted Subsidiaries, directly or indirectly, to:

(1) declare or pay any dividend or make any distribution on or in respect of the Issuer’s or any Restricted Subsidiary’s Capital Stock (including any payment in connection with any merger or consolidation involving the Issuer or any of its Restricted Subsidiaries) except:

(x) dividends or distributions payable in Capital Stock of the Issuer (other than Disqualified Stock); and

(y) dividends or distributions payable to the Issuer or a Restricted Subsidiary (and, in the case of any such Restricted Subsidiary making such dividend or distribution, to holders of its Capital Stock other than the Issuer or another Restricted Subsidiary on no more than a pro rata basis);

(2) purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Issuer or any Parent Entity of the Issuer held by Persons other than the Issuer or a Restricted Subsidiary of the Issuer;

(3) purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Indebtedness (other than (i) any such purchase, repurchase, redemption, defeasance or other acquisition or retirement in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case, due within one year of the date of purchase, repurchase, redemption, defeasance or other acquisition or retirement and (ii) any Indebtedness Incurred pursuant to Section 3.2(b)(3)); or

(4) make any Restricted Investment;

(any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Restricted Investment referred to in clauses (1) through (4) are referred to herein as a “Restricted Payment”), if at the time the Issuer or such Restricted Subsidiary makes such Restricted Payment:

(i) a Default or an Event of Default shall have occurred and be continuing (or would result immediately thereafter therefrom);

(ii) the Issuer is not able to Incur an additional $1.00 of Indebtedness pursuant to Section 3.2(a) after giving effect, on a pro forma basis, to such Restricted Payment; or

(iii) the aggregate amount of such Restricted Payment and all other Restricted Payments made since the RP Reference Date (and not returned or rescinded) (including Permitted Payments made pursuant to Section 3.3(b)(1) (without duplication), but excluding all other Restricted Payments permitted by Section 3.3(b)) would exceed the sum of (without duplication):

(A) 50% of Consolidated Net Income of the Issuer for the period (treated as one accounting period) from the first day of the first fiscal quarter during which the RP Reference Date occurred to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which internal consolidated financial statements of the Issuer are available (or, in the case such Consolidated Net Income is a deficit, minus 100% of such deficit);

(B) 100% of the aggregate Net Cash Proceeds, and the fair market value of property or assets or marketable securities, received by the Issuer from the issue or sale of Capital Stock (other than Disqualified Stock or Designated Preferred Stock) subsequent to the RP Reference Date or otherwise contributed to the equity (other than through the issuance of Disqualified Stock or Designated Preferred Stock) of the Issuer subsequent to the RP Reference Date (in each case other than (x) Net Cash Proceeds or property or assets or marketable securities received from an issuance or sale of such Capital Stock to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Issuer or any Subsidiary of the Issuer for the benefit of its employees to the extent funded by the Issuer or any Restricted Subsidiary, (y) Net Cash Proceeds or property or assets or marketable securities to the extent that any Restricted Payment has been made from such proceeds in reliance on Section 3.3(b)(6) and (z) Excluded Contributions);

(C) 100% of the aggregate Net Cash Proceeds, and the fair market value of property or assets or marketable securities, received by the Issuer or any Restricted Subsidiary from the issuance or sale (other than to the Issuer or a Restricted Subsidiary of the Issuer or an employee stock ownership plan or trust established by the Issuer or any Subsidiary for the benefit of their employees to the extent funded by the Issuer or any Restricted Subsidiary) by the Issuer or any Restricted Subsidiary subsequent to the RP Reference Date of any Indebtedness, Disqualified Stock or Designated Preferred Stock that has been converted into or exchanged for Capital Stock of the Issuer (other than Disqualified Stock or Designated Preferred Stock) plus, without duplication, the amount of any cash, and the fair market value of property or assets or marketable securities, received by the Issuer or any Restricted Subsidiary upon such conversion or exchange;

(D) 100% of the aggregate amount received in cash and the fair market value of marketable securities or other property received by means of: (i) the sale or other disposition (other than to the Issuer or a Restricted Subsidiary) of Restricted Investments made by the Issuer or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Issuer or its Restricted Subsidiaries and repayments of loans or advances, and releases of guarantees, which constituted Restricted Investments by the Issuer or its Restricted Subsidiaries, in each case after the RP Reference Date; or (ii) the sale (other than to the Issuer or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than to the extent of the amount of the Investment that constituted a Permitted Investment) or a dividend from an Unrestricted Subsidiary after the RP Reference Date; and

(E) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger or consolidation of an Unrestricted Subsidiary into the Issuer or a Restricted Subsidiary or the transfer of all or substantially all of the assets of an Unrestricted Subsidiary to the Issuer or a Restricted Subsidiary after the RP Reference Date, the fair market value of the Investment in such Unrestricted Subsidiary (or the assets transferred), as determined in good faith of the Issuer at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary or at the time of such merger or consolidation or transfer of assets (after taking into consideration any Indebtedness associated with the Unrestricted Subsidiary so designated or merged or consolidated or Indebtedness associated with the assets so transferred), other than to the extent of the amount of the Investment that constituted a Permitted Investment.

For purposes of applying clause (iii)(E) above to the redesignations, mergers, consolidations and transfers referred to therein that have occurred after the RP Reference Date and prior to the Issue Date each reference to an “Unrestricted Subsidiary” or “Restricted Subsidiary” in such clause (iii)(E) shall be construed (without duplication) as a reference to an “unrestricted subsidiary” or a “restricted subsidiary” under the applicable note indenture(s) of the Issuer in effect at the time of the redesignation, merger, consolidation or transfer in question.

(b) Section 3.3(a) shall not prohibit any of the following (collectively, “Permitted Payments”):

(1) the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Indenture or the redemption, repurchase or retirement of Indebtedness if, at the date of any irrevocable redemption notice, such payment would have complied with the provisions of this Indenture;

(2) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Capital Stock or Subordinated Indebtedness made by exchange (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares) for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Issuer (other than Disqualified Stock or Designated Preferred Stock and other than Capital Stock sold to a Restricted Subsidiary) (“Refunding Capital Stock”) or a substantially concurrent contribution to the equity (other than through the issuance of Disqualified Stock or Designated Preferred Stock or through an Excluded Contribution or by any Restricted Subsidiary) of the Issuer; provided, however, that to the extent so applied, the Net Cash Proceeds, or fair market value of property or assets or of marketable securities, from such sale of Capital Stock or such contribution shall be excluded from Section 3.3(a)(iii);

(3) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Indebtedness that constitutes Refinancing Indebtedness permitted to be Incurred pursuant to Section 3.2;

(4) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Preferred Stock of the Issuer or a Restricted Subsidiary made by exchange for or out of the proceeds of the substantially concurrent sale of Preferred Stock (other than any exchange or sale to a Restricted Subsidiary and other than an issuance of Disqualified Stock of the Issuer or Preferred Stock of a Restricted Subsidiary to replace Preferred Stock (other than Disqualified Stock) of the Issuer) of the Issuer or a Restricted Subsidiary, as the case may be, that, in each case, is permitted to be Incurred pursuant to Section 3.2;

(5) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness or Disqualified Stock or Preferred Stock of a Restricted Subsidiary:

(i) from Net Available Cash to the extent permitted under Section 3.5, but only if the Issuer shall have first complied with the terms described under Section 3.5 and purchased all Notes tendered pursuant to any offer to repurchase all the Notes required thereby, prior to purchasing, repurchasing, redeeming, defeasing or otherwise acquiring or retiring such Subordinated Indebtedness, Disqualified Stock or Preferred Stock;

(ii) to the extent required by the agreement governing such Subordinated Indebtedness, Disqualified Stock or Preferred Stock, following the occurrence of a Change of Control (or other similar event described therein as a “change of control”), but only if the Issuer shall have first complied with the terms described under Section 3.9 and purchased all Notes tendered pursuant to the offer to repurchase all the Notes required thereby, prior to purchasing, repurchasing, redeeming, defeasing or otherwise acquiring or retiring such Subordinated Indebtedness, Disqualified Stock or Preferred Stock; or

(iii) consisting of Acquired Indebtedness (other than Indebtedness Incurred (A) to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which the relevant Person became a Restricted Subsidiary or was otherwise acquired by the Issuer or a Restricted Subsidiary or (B) otherwise in connection with or contemplation of such acquisition);

(6) a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Capital Stock (other than Disqualified Stock) of the Issuer or of any Parent Entity held by any future, present or former employee, director or consultant of the Issuer, any of its Subsidiaries or of any Parent Entity (or permitted transferees, assigns, estates, trusts or heirs of such employee, director or consultant) either pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or upon the termination of such employee, director or consultant’s employment or directorship; provided, however, that the aggregate Restricted Payments made under this clause (6) do not exceed $90,000,000 in any calendar year (with unused amounts in any calendar year being carried over to succeeding calendar years); provided further that such amount in any calendar year may be increased by an amount not to exceed:

(i) the cash proceeds from the sale of Capital Stock (other than Disqualified Stock or Designated Preferred Stock or Excluded Contributions) of the Issuer and, to the extent contributed to the capital of the Issuer (other than through the issuance of Disqualified Stock or Designated Preferred Stock or an Excluded Contribution), Capital Stock of any Parent Entity, in each case to members of management, directors or consultants of the Issuer, any of its Subsidiaries or any Parent Entity that occurred after the Issue Date, to the extent the cash proceeds from the sale of such Capital Stock have not otherwise been applied to the payment of Restricted Payments by virtue of Section 3.3(a)(iii); plus

(ii) the cash proceeds of key man life insurance policies received by the Issuer and its Restricted Subsidiaries after the Issue Date; less

(iii) the amount of any Restricted Payments made in previous calendar years pursuant to Section 3.3(b)(6)(i) and (ii);

and provided further that cancellation of Indebtedness owing to the Issuer or any Restricted Subsidiary from members of management, directors, employees or consultants of the Issuer, or any Parent Entity or Restricted Subsidiaries in connection with a repurchase of Capital Stock of the Issuer or any Parent Entity shall not be deemed to constitute a Restricted Payment for purposes of this Section 3.3 or any other provision of this Indenture;

(7) the declaration and payment of dividends on Disqualified Stock or Preferred Stock of a Restricted Subsidiary, Incurred in accordance with the terms of Section 3.2;

(8) purchases, repurchases, redemptions, defeasances or other acquisitions or retirements of Capital Stock deemed to occur upon the exercise of stock options, warrants or other rights in respect thereof if such Capital Stock represents a portion of the exercise price thereof;

(9) dividends, loans, advances or distributions to any Parent Entity or other payments by the Issuer or any Restricted Subsidiary in amounts equal to (without duplication):

(i) the amounts required for any Parent Entity to pay any Parent Entity Expenses or any Related Taxes; or

(ii) amounts constituting or to be used for purposes of making payments to the extent specified in Sections 3.8(b)(2), (3), (5) and (11);

(10) [reserved];

(11) payments by the Issuer, or loans, advances, dividends or distributions to any Parent Entity to make payments, to holders of Capital Stock of the Issuer or any Parent Entity in lieu of the issuance of fractional shares of such Capital Stock, provided, however, that any such payment, loan, advance, dividend or distribution shall not be for the purpose of evading any limitation of this Section 3.3 or otherwise to facilitate any dividend or other return of capital to the holders of such Capital Stock (as determined in good faith by the Board of Directors of the Issuer);

(12) Restricted Payments that are made with Excluded Contributions;

(13) (i) the declaration and payment of dividends on Designated Preferred Stock of the Issuer issued after the Issue Date and (ii) the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock; provided, however, that the amount of all dividends declared or paid pursuant to this clause shall not exceed the Net Cash Proceeds received by the Issuer or the aggregate amount contributed in cash to the equity (other than through the issuance of Disqualified Stock or an Excluded Contribution) of the Issuer, from the issuance or sale of such Designated Preferred Stock; provided further, in the case of clause (ii), that for the most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Preferred Stock, after giving effect to such payment on a pro forma basis the Issuer would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the test set forth in Section 3.2(a);

(14) dividends or other distributions of Capital Stock of, or Indebtedness owed to the Issuer or a Restricted Subsidiary by, Unrestricted Subsidiaries (unless the Unrestricted Subsidiary’s principal asset is cash or Cash Equivalents);

(15) distributions or payments in connection with a Qualified Receivables Transaction;

(16) any Restricted Payment made in connection with the HMA Transactions and the fees and expenses related thereto or used to fund amounts owed to Affiliates in connection with the HMA Transactions (including dividends to any Parent Entity of the Issuer to permit the payment by such Parent Entity of such amounts);

(17) Restricted Payments (including loans or advances) in an aggregate amount which, when taken together with all Restricted Payments previously made pursuant to this clause (17), does not exceed the greater of $650,000,000 and 3.0% of Total Assets; provided, however, that, at the time of each such Restricted Payment, no Default or Event of Default shall have occurred and be continuing (or result therefrom);

(18) any Restricted Payment made by the Issuer or any Restricted Subsidiary; provided that, immediately after giving pro forma effect thereto and the Incurrence of any Indebtedness the net proceeds of which are used to finance such Restricted Payment, the Consolidated Total Leverage Ratio would be no greater than 3.50 to 1.00;

(19) mandatory redemptions of Disqualified Stock issued as a Restricted Payment or as consideration for a Permitted Investment; provided that (A) the aggregate amount paid for such redemptions with respect to any such issuance is no greater than the corresponding amount that constituted a Restricted Payment or Permitted Investment upon issuance thereof and (B) at the time of and after giving effect to each such mandatory redemption, the Issuer is entitled to Incur an additional $1.00 of Indebtedness pursuant to Section 3.2(a);

(20) Investments in Unrestricted Subsidiaries having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (20) that are at the time outstanding, without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities received by the Issuer or a Restricted Subsidiary, not to exceed 2.5% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); and

(21) Restricted Payments made by or in connection with the sale, disposition, transfer, dividend, distribution, contribution, or other disposition of assets, other than cash or Cash Equivalents, in an amount which, when taken together with all Restricted Payments previously made pursuant to this Section 3.3(b)(21), does not exceed the greater of $875,000,000 and 4.0% of Total Assets; provided, however, that at the time of each such Restricted Payment, no Default or Event of Default shall have occurred and be continuing (or result therefrom).

(c) For purposes of determining compliance with this Section 3.3, in the event that a Restricted Payment meets the criteria of more than one of the categories of Permitted Payments described in Section 3.3(b)(1) through (21), or is permitted pursuant to Section 3.3(a), the Issuer shall be entitled to divide and classify such Restricted Payment (or portion thereof) on the date of its payment or later divide and reclassify (based on circumstances existing at the time of such reclassification) such Restricted Payment (or portion thereof) in any manner that complies with this Section 3.3.

(d) The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by the Issuer or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The fair market value of any cash Restricted Payment shall be its face amount, and the fair market value of any non-cash Restricted Payment, property or assets other than cash shall be determined conclusively by the Board of Directors of the Issuer acting in good faith.

SECTION 3.4. Limitation on Restrictions on Distributions from Restricted Subsidiaries.

(a) The Issuer shall not, and shall not permit any Restricted Subsidiary that is not a Guarantor to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary that is not a Guarantor to:

(1) pay dividends or make any other distributions in cash or otherwise on its Capital Stock or pay any Indebtedness or other obligations owed to the Issuer or any Restricted Subsidiary;

(2) make any loans or advances to the Issuer or any Restricted Subsidiary; or

(3) sell, lease or transfer any of its property or assets to the Issuer or any Restricted Subsidiary;

provided that (x) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock and (y) the subordination of (including the application of any standstill requirements to) loans or advances made to the Issuer or any Restricted Subsidiary that is not a Guarantor to other Indebtedness Incurred by the Issuer or any Restricted Subsidiary that is not a Guarantor shall not be deemed to constitute such an encumbrance or restriction.

(b) Section 3.4(a) shall not prohibit:

(1) any encumbrance or restriction pursuant to (a) any Credit Facility, or (b) any other agreement or instrument, in each case, in effect at or entered into on the Issue Date;

(2) any encumbrance or restriction pursuant to this Indenture, the 2023 Notes Indenture, the Notes or the Note Guarantees, the Other Notes or the Guarantees thereof, the Notes Collateral Documents and the Intercreditor Agreements;

(3) any encumbrance or restriction pursuant to an agreement or instrument of a Person or relating to any Capital Stock or Indebtedness of a Person, entered into on or before the date on which such Person was acquired by or merged, consolidated or otherwise combined with or into the Issuer or any Restricted Subsidiary, or was designated as a Restricted Subsidiary or on which such agreement or instrument is assumed by the Issuer or any Restricted Subsidiary in connection with an acquisition of assets (other than Capital Stock or Indebtedness Incurred (without giving effect to the last sentence of the definition of “Acquired Indebtedness” or the proviso in the definition of “Incur”) as consideration in, or to provide all or any portion of the funds utilized to consummate, the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was acquired by the Issuer or was merged, consolidated or otherwise combined with or into the Issuer or any Restricted Subsidiary or entered into in contemplation of or in connection with such transaction) and outstanding on such date which encumbrance or restriction is not applicable to any Person or the properties or assets of any Person, other than the Person, or the properties or assets of the Person, so acquired; provided that, for the purposes of this clause, if another Person is the Successor Company, any Subsidiary thereof or agreement or instrument of such Person or any such Subsidiary shall be deemed acquired or assumed by the Issuer or any Restricted Subsidiary when such Person becomes the Successor Company;

(4) any encumbrance or restriction:

(i) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract or agreement, or the assignment or transfer of any lease, license or other contract or agreement;

(ii) contained in mortgages, pledges, charges or other security agreements permitted under this Indenture and the Collateral Documents or securing Indebtedness of the Issuer or a Restricted Subsidiary permitted under this Indenture and the Collateral Documents to the extent such encumbrances or restrictions restrict the transfer or encumbrance of the property or assets subject to such mortgages, pledges, charges or other security agreements; or

(iii) pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Issuer or any Restricted Subsidiary;

(5) any encumbrance or restriction pursuant to Purchase Money Obligations and Capitalized Lease Obligations permitted under this Indenture and the Collateral Documents, in each case, that impose encumbrances or restrictions on the property so acquired;

(6) any encumbrance or restriction imposed pursuant to an agreement entered into for the direct or indirect sale or disposition to a Person of all or substantially all the Capital Stock or assets of the Issuer or any Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition;

(7) customary provisions in leases, licenses, shareholder agreements, joint venture agreements, organizational documents and other similar agreements and instruments;

(8) encumbrances or restrictions arising or existing by reason of applicable law or any applicable law, rule, regulation or order, or required by any regulatory authority;

(9) any encumbrance or restriction on cash or other deposits or net worth imposed by customers under agreements entered into in the ordinary course of business or consistent with past practice;

(10) any customary encumbrance or restriction pursuant to Hedging Obligations;

(11) other Indebtedness, Disqualified Stock or Preferred Stock of Foreign Subsidiaries permitted to be Incurred or issued subsequent to the Issue Date pursuant to Section 3.2 that impose restrictions solely on the Foreign Subsidiaries party thereto or their Subsidiaries;

(12) any encumbrance or restriction required by the terms of any agreement relating to a Qualified Receivables Transaction; provided, however, that such encumbrance or restriction applies only to such Qualified Receivables Transaction;

(13) any encumbrance or restriction arising pursuant to an agreement or instrument (which, if it relates to any Indebtedness, shall only be permitted if such Indebtedness is permitted to be Incurred pursuant to Section 3.2) if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole (i) are not materially less favorable to the Holders than the encumbrances and restrictions contained in the Specified Loan Agreements, together with the security documents associated therewith, as in effect on the Issue Date (as determined in good faith by the Issuer) or (ii) either (A) the Issuer determines at the time of entry into such agreement or instrument that such encumbrances or restrictions shall not adversely affect, in any material respect, the Issuer’s ability to make principal or interest payments on the Notes or (B) such encumbrance or restriction applies only during the continuance of a default relating to such agreement or instrument;

(14) any encumbrance or restriction existing by reason of any lien permitted under Section 3.6; or

(15) any encumbrance or restriction pursuant to an agreement or instrument effecting a refinancing of Indebtedness Incurred pursuant to, or that otherwise refinances, an agreement or instrument referred to in Section 3.4(b)(1) to (14) or this Section 3.4(b)(15) (an “Initial Agreement”) or contained in any amendment, supplement or other modification to an agreement referred to in Section 3.4(b)(1) to (14) or this Section 3.4(b)(15); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such agreement or instrument are no less favorable in any material respect to the Holders taken as a whole than the encumbrances and restrictions contained in the Initial Agreement or Initial Agreements to which such refinancing or amendment, supplement or other modification relates (as determined in good faith by the Issuer).

SECTION 3.5. Limitation on Sales of Assets and Subsidiary Stock.

(a) The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, make any Asset Disposition unless:

(1) the Issuer or such Restricted Subsidiary, as the case may be, receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) at least equal to the fair market value (such fair market value to be determined on the date of contractually agreeing to such Asset Disposition) of the shares and assets subject to such Asset Disposition (including, for the avoidance of doubt, if such Asset Disposition is a Permitted Asset Swap);

(2) in any such Asset Disposition, or series of related Asset Dispositions (except to the extent the Asset Disposition is a Permitted Asset Swap), at least 75% of the consideration from such Asset Disposition (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise), together with all other Asset Dispositions since the Issue Date (on a cumulative basis) received by the Issuer or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents;

(3) the Issuer or any of its Restricted Subsidiaries will apply 100% of the Net Available Cash from any Asset Disposition:

(i) to the extent the Issuer or any Restricted Subsidiary, as the case may be, elects (or is required by the terms of any Indebtedness), (A) to prepay, repay or purchase any Indebtedness of a Non-Guarantor Subsidiary, any Pari Passu Debt Obligations or any Senior-Priority Obligations, including Indebtedness under the Specified Loan Agreements or any Refinancing Indebtedness in respect thereof (in each case, other than Indebtedness owed to the Issuer or any Restricted Subsidiary) within 450 days from the later of (1) the date of such Asset Disposition and (2) the receipt of such Net Available Cash (as applicable, the “Asset Disposition Proceeds Application Period”); provided, however, that, in connection with any prepayment, repayment or purchase of Indebtedness pursuant to this clause (i), the Issuer or Restricted Subsidiary will retire such Indebtedness and will cause the related commitment (if any) to be reduced in an amount equal to the principal amount so prepaid, repaid or purchased; or (B) to prepay, repay or purchase Senior Indebtedness; provided that, to the extent the Issuer prepays, repays or purchases Pari Passu Debt Obligations or unsecured Senior Indebtedness pursuant to clause (A) above or this clause (B), the Issuer shall equally and ratably reduce Obligations under the Notes as provided under Section 5.7, through open-market purchases (to the extent such purchases are at or above 100% of the principal amount thereof) or by making an offer (in accordance with the procedures set forth below for an Asset Disposition Offer) to all Holders to purchase their Notes at 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the amount of Notes that would otherwise be prepaid; provided further, that, in addition to the foregoing, the Net Available Cash from an Asset Disposition of Collateral may not be applied to prepay, repay or purchase any Indebtedness other than Senior-Priority Obligations or Pari Passu Debt Obligations;

(ii) to the extent the Issuer or any Restricted Subsidiary, as the case may be, elects to invest in or commit to invest in Additional Assets (including by means of an investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by the Issuer or another Restricted Subsidiary) within the Asset Disposition Proceeds Application Period; provided, however, that a binding agreement shall be treated as a permitted application of Net Available Cash from the date of such commitment with the good faith expectation that such Net Available Cash will be applied to satisfy such commitment within 180 days of such commitment (an “Acceptable Commitment”) and, in the event any Acceptable Commitment is later cancelled or terminated for any reason before the Net Available Cash is applied in connection therewith, the Issuer or such Restricted Subsidiary enters into another Acceptable Commitment (a “Second Commitment”) within 180 days of such cancellation or termination; provided further that if any Second Commitment is later cancelled or terminated for any reason before such Net Available Cash is applied, then such Net Available Cash shall constitute Excess Proceeds; or

(iii) any combination of the foregoing; and

(4) if such Asset Disposition involves the disposition of Collateral, the Issuer or such Subsidiary has complied with the applicable provisions of this Indenture and the Collateral Documents; provided, however, that, pending the final application of any such Net Available Cash in accordance with Section 3.5(a)(3)(i) or (ii), the Issuer and its Restricted Subsidiaries may temporarily reduce Indebtedness or otherwise use such Net Available Cash in any manner not prohibited by this Indenture.

(b) Any Net Available Cash from Asset Dispositions that is not applied or invested or committed to be applied or invested as provided in Section 3.5(a) shall be deemed to constitute “Excess Proceeds” under this Indenture. On the 451st day after an Asset Disposition or the receipt of such Net Available Cash, if the aggregate amount of Excess Proceeds under this Indenture exceeds $200,000,000, the Issuer shall within twenty (20) Business Days be required to make an offer (“Asset Disposition Offer”) to all Holders and, to the extent the Issuer elects, to the holders of any outstanding Pari Passu Debt Obligations (and only to the extent the Excess Proceeds are greater than the outstanding Pari Passu Debt Obligations, other Senior Indebtedness), to purchase the maximum principal amount of Notes and any such Pari Passu Debt Obligations (and, if applicable, Senior Indebtedness) to which the Asset Disposition Offer applies that may be purchased out of the Excess Proceeds, at an offer price equal to 100% of the principal amount of the Notes and Pari Passu Debt Obligations (and, if applicable, Senior Indebtedness), in each case, plus accrued and unpaid interest, if any, to, but not including, the date of purchase, in accordance with the procedures set forth in this Indenture or the agreements governing the Pari Passu Debt Obligations (and, if applicable, such Senior Indebtedness), as applicable, and, with respect to the Notes, in minimum denominations of $2,000 and in integral multiples of $1,000 in excess thereof. The Issuer shall deliver notice of such Asset Disposition Offer electronically or by first-class mail, with a copy to the Trustee, to each Holder at the address of such Holder appearing in the security register or otherwise in accordance with the applicable procedures of DTC, describing the transaction or transactions that constitute the Asset Disposition and offering to repurchase the Notes for the specified purchase price on the date specified in the notice, which date shall be no earlier than 15 days and no later than 60 days from the date such notice is delivered, pursuant to the procedures required by this Indenture and described in such notice. The Issuer may satisfy the foregoing obligation with respect to such Net Available Cash from an Asset Disposition by making an Asset Disposition Offer prior to the expiration of the Asset Disposition Proceeds Application Period (the “Advance Offer”) with respect to all or a part of the available Net Available Cash (the “Advance Portion”) in advance of being required to do so by this Section 3.5.

(c) To the extent that the aggregate amount of Notes and Pari Passu Debt Obligations (and, if applicable, Senior Indebtedness) so validly tendered and not properly withdrawn pursuant to an Asset Disposition Offer is less than the Excess Proceeds (or, in the case of an Advance Offer, the Advance Portion), the Issuer may use any remaining Excess Proceeds (or, in the case of an Advance Offer, the Advance Portion) for any purpose not prohibited by this Indenture. If the aggregate principal amount of the Notes surrendered in any Asset Disposition Offer by Holders and Pari Passu Debt Obligations surrendered by holders or lenders, collectively, exceeds the amount of Excess Proceeds (or, in the case of an Advance Offer, the Advance Portion), the Excess Proceeds (or, in the case of an Advance Offer, the Advance Portion) shall be allocated among the Notes and Pari Passu Debt Obligations to be purchased on a pro rata basis on the basis of the aggregate principal amount of tendered Notes and Pari Passu Debt Obligations; provided that no Notes or Pari Passu Debt Obligations shall be selected and purchased in an unauthorized denomination. Upon completion of any Asset Disposition Offer, the amount of Excess Proceeds will be reset at zero (regardless of whether there are any remaining Excess Proceeds upon such completion), and in the case of an Advance Offer, the amount of Net Available Cash the Issuer is offering to apply in such Advance Offer shall be excluded in subsequent calculations of Excess Proceeds. Additionally, upon consummation or expiration of any Advance Offer, any remaining Net Available Cash shall not be deemed Excess Proceeds and the Issuer may use such Net Available Cash for any purpose not otherwise prohibited under this Indenture.

(d) To the extent that any portion of Net Available Cash payable in respect of the Notes is denominated in a currency other than U.S. dollars, the amount thereof payable in respect of the Notes shall not exceed the net amount of funds in U.S. dollars that is actually received by the Issuer upon converting such portion into U.S. dollars.

(e) Notwithstanding any other provisions of this Section 3.5, (i) to the extent that any of or all the Net Available Cash of any Asset Disposition by a Foreign Subsidiary (a “Foreign Disposition”) is prohibited or delayed by applicable local law, or would give rise to a violation of a third-party agreement of the Issuer or any Restricted Subsidiary, from being repatriated to the United States, the portion of such Net Available Cash so affected will not be required to be applied in compliance with this Section 3.5, and such amounts may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local law or third-party agreement will not permit repatriation to the United States (the Issuer hereby agreeing to use reasonable efforts (as determined in the Issuer’s reasonable business judgment) to otherwise cause the applicable Foreign Subsidiary to within one year following the date on which the respective payment would otherwise have been required, to promptly take all actions reasonably required by the applicable local law or third-party agreement to permit such repatriation), and if within one year following the date on which the respective payment would otherwise have been required, such repatriation of any of such affected Net Available Cash is permitted under the applicable local law or third-party agreement, such repatriation will be promptly effected and such repatriated Net Available Cash will be promptly (and in any event not later than five (5) Business Days after such repatriation could be made) applied (net of additional Taxes payable or reserved against as a result thereof) in compliance with this Section 3.5 and (ii) to the extent that the Issuer has determined in good faith that repatriation of any of or all the Net Available Cash of any Foreign Disposition would have an adverse Tax cost consequence with respect to such Net Available Cash (which for the avoidance of doubt, includes, but is not limited to, any prepayment whereby doing so the Issuer, any Restricted Subsidiary or any of their respective affiliates would incur a tax liability, including a tax dividend, deemed dividend pursuant to Code Section 956 or a withholding tax), the Net Available Cash so affected may be retained by the applicable Foreign Subsidiary. The non-application of any prepayment amounts as a consequence of the foregoing provisions will not, for the avoidance of doubt, constitute a Default or an Event of Default.

(f) For the purposes of Section 3.5(a)(2), the following will be deemed to be cash:

(i) the assumption by the transferee of Indebtedness or other liabilities contingent or otherwise of the Issuer or a Restricted Subsidiary (other than Subordinated Indebtedness of the Issuer or a Guarantor) and the release of the Issuer or such Restricted Subsidiary from all liability on such Indebtedness or other liability in connection with such Asset Disposition;

(ii) securities, notes or other obligations received by the Issuer or any Restricted Subsidiary of the Issuer from the transferee that are converted by the Issuer or such Restricted Subsidiary into cash or Cash Equivalents within 180 days following the closing of such Asset Disposition;

(iii) Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Disposition, to the extent that the Issuer and each other Restricted Subsidiary are released from any Guarantee of payment of such Indebtedness in connection with such Asset Disposition;

(iv) consideration consisting of Indebtedness of the Issuer (other than Subordinated Indebtedness) received after the Issue Date from Persons who are not the Issuer or any Restricted Subsidiary; and

(v) any Designated Non-Cash Consideration received by the Issuer or any Restricted Subsidiary in such Asset Dispositions having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this Section 3.5 that is at that time outstanding, not to exceed the greater of $650,000,000 and 3.0% of Total Assets (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value).

(g) Upon the commencement of an Asset Disposition Offer, the Issuer shall send, or cause to be sent, electronically or by first class mail, a notice to the Trustee and to each Holder at its registered address, in accordance with the applicable procedures of DTC. The notice shall contain all instructions and materials necessary to enable such Holder to tender Notes pursuant to the Asset Disposition Offer. Any Asset Disposition Offer shall be made to all Holders. The notice, which shall govern the terms of the Asset Disposition Offer, shall state:

(1) that the Asset Disposition Offer is being made pursuant to this Section 3.5 and that, to the extent lawful, all Notes tendered and not withdrawn shall be accepted for payment (unless prorated);

(2) the Asset Disposition payment amount, the Asset Disposition offered price, and the date on which Notes tendered and accepted for payment shall be purchased, which date shall be at least 15 days and not later than 60 days from the date such notices is mailed (the “Asset Sale Payment Date”);

(3) that any Notes not tendered or accepted for payment will remain outstanding and continue to accrue interest in accordance with the terms thereof;

(4) that, unless the Issuer defaults in making such payment, any Notes accepted for payment pursuant to the Asset Disposition Offer shall cease to accrue interest on and after the Asset Sale Payment Date;

(5) that Holders electing to have any Notes purchased pursuant to any Asset Disposition Offer shall be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed (subject to any contrary procedures of DTC with respect to Global Notes), to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Asset Sale Payment Date;

(6) that Holders will be entitled to withdraw their tendered Notes and their election to require the Issuer to purchase such Notes; provided that the Paying Agent receives, not later than the close of business on the second Business Day prior to the expiration date of the Asset Sale Payment Date, a telegram, facsimile transmission or letter setting forth the name of the Holder of the Notes, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased;

(7) that if the aggregate principal amount of Notes surrendered by Holders exceeds the Asset Disposition payment amount, the Issuer shall select the Notes to be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by the Issuer so that only Notes in denominations of $2,000 or integral multiples of $1,000 remain outstanding after purchase);

(8) that Holders whose Notes are being purchased only in part will be issued new Notes and such new Notes will be equal in principal amount to the unpurchased portion of the Notes surrendered (with the unpurchased portion of the Notes required to be equal to at least $2,000 or any integral multiple of $1,000 in excess of $2,000); and

(9) the other instructions, as determined by the Issuer, consistent with this Section 3.5, that a Holder must follow.

(h) If the Asset Sale Payment Date is on or after a record date and on or before the related interest payment date, any accrued and unpaid interest shall be paid to the Person in whose name a Note is registered at the close of business on such record date, and no other interest, if any, shall be payable to Holders who tender Notes pursuant to the Asset Disposition Offer.

(i) On the Asset Sale Payment Date, the Issuer will, to the extent permitted by law,

(1) accept for payment all Notes issued by it or portions thereof properly tendered pursuant to the Asset Disposition Offer,

(2) deposit with the Paying Agent an amount equal to the aggregate Asset Disposition payment in respect of all Notes or portions thereof so tendered, and

(3) deliver, or cause to be delivered, to the Trustee for cancellation the Notes so accepted together with an Officer’s Certificate to the Trustee stating that such Notes or portions thereof have been tendered to and purchased by the Issuer and directing the Trustee to cancel such Notes.

(j) The Issuer will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of Notes pursuant to this Section 3.5. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in this Indenture by virtue thereof.

SECTION 3.6. Limitation on Liens.

(a) The Issuer shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create, Incur or permit to exist any Lien (the “Initial Lien”) on any of its assets or properties, in each case whether owned on the Issue Date or thereafter acquired, securing any Indebtedness, other than:

(1) in the case of any Initial Lien on any Collateral, such Initial Lien if such Initial Lien is a Permitted Lien; and

(2) in the case of any Initial Lien on any asset or property not constituting or required to become Collateral, such Initial Lien if (a) the Notes and the Note Guarantees are equally and ratably secured with (or on a senior basis to, in the case such Initial Lien secures any Subordinated Indebtedness) the Obligations secured by such Initial Lien, or (b) such Initial Lien is a Permitted Lien.

(b) Any Lien created for the benefit of the Holders pursuant to Section 3.6(a)(2) shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien, which release and discharge, in the case of any sale of such asset or property, shall not affect any Lien that the Junior-Priority Collateral Agent, Trustee or any other authorized representative may have on the proceeds from such sale.

(c) Notwithstanding anything in this Section 3.6 or the definition of “Permitted Liens” to the contrary, the Issuer shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create, Incur or permit to exist Junior-Priority Obligations or Junior/Senior-Priority Obligations in an aggregate principal amount (for all such Obligations on a combined basis) that exceeds $3.125 billion at any one time outstanding.

(d) If the Issuer or any Guarantor creates any Lien upon any property or assets to secure any Senior-Priority Obligations, it must substantially concurrently grant a junior-priority Lien upon such property or assets (consistent with the lien priority for the Liens securing the Notes and the Note Guarantees by properties and assets of such type under the Intercreditor Agreements) as security for the Notes or the applicable Note Guarantee such that the property or assets subject to such Lien becomes Collateral securing the Obligations under the Note Documents pursuant to the Notes Collateral Documents, except to the extent such property or assets constitutes (a) cash or Cash Equivalents required to secure only letter of credit obligations under any Credit Facility or (b) Excluded Stock Collateral.

(e) Any Initial Lien on Collateral constituting a Permitted Lien that is created, Incurred or permitted to exist by the Issuer or any Restricted Subsidiary pursuant to Section 3.6(a)(1), may, at the Issuer’s or such Restricted Subsidiary’s election (except as otherwise prohibited by clause (14) of the definition of “Permitted Liens”), have a lien priority that is senior to, junior to, or equal with the lien priority for the Liens on such Collateral securing the Notes and the Note Guarantees.

(f) With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the Incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness.

SECTION 3.7. Limitation on Guarantees.

(a) The Issuer will not permit any of its Wholly Owned Domestic Subsidiaries that are Restricted Subsidiaries (and non-Wholly Owned Domestic Subsidiaries if such non-Wholly Owned Domestic Subsidiaries guarantee other capital markets debt securities of the Issuer or any Restricted Subsidiary or guarantee all or a portion of the Credit Agreement or the ABL Facility Agreement), other than a Guarantor or a Receivables Subsidiary, to Guarantee the payment of any capital markets debt securities or Indebtedness under the Credit Agreement or the ABL Facility Agreement, in each case of the Issuer or any Guarantor, unless:

(1) such Restricted Subsidiary within 30 days (i) executes and delivers a supplemental indenture to this Indenture providing for a senior Guarantee by such Restricted Subsidiary, except that with respect to a guarantee of Indebtedness of the Issuer or any Guarantor, if such Indebtedness is by its express terms subordinated in right of payment to the Notes or such Guarantor’s Note Guarantee, any such guarantee by such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Guarantee substantially to the same extent as such Indebtedness is subordinated to the Notes or such Guarantor’s Note Guarantee and (ii) executes and delivers a supplement or joinder to the Notes Collateral Documents or new Notes Collateral Documents and takes all actions required thereunder to perfect the Liens created thereunder;

(2) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Issuer or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee until payment in full of Obligations under this Indenture; and

(3) such Restricted Subsidiary shall deliver to the Trustee an Opinion of Counsel stating that:

(i) such Guarantee has been duly executed and authorized; and

(ii) such Guarantee constitutes a valid, binding and enforceable obligation of such Restricted Subsidiary, except insofar as enforcement thereof may be limited by bankruptcy, insolvency or similar laws (including all laws relating to fraudulent transfers) and except insofar as enforcement thereof is subject to general principals of equity;

provided that this Section 3.7 shall not be applicable in the event that the Guarantee of the Issuer’s obligations under the Notes or this Indenture by such Subsidiary would not be permitted under applicable law.

(b) The Issuer may elect, in its sole discretion, to cause any Subsidiary that is not otherwise required to be a Guarantor to become a Guarantor, in which case, such Subsidiary shall only be required to comply with the requirements in Section 3.7(a)(1).

(c) If any Guarantor becomes an Immaterial Subsidiary, the Issuer shall have the right, by execution and delivery of a supplemental indenture to this Indenture to the Trustee, to cause such Immaterial Subsidiary to cease to be a Guarantor, subject to the requirement described in Section 3.7(a) that such Subsidiary shall be required to become a Guarantor if it ceases to be an Immaterial Subsidiary (except that if such Subsidiary has been properly designated as an Unrestricted Subsidiary it shall not be so required to become a Guarantor or execute a supplemental indenture); provided, however, that such Immaterial Subsidiary shall not be permitted to guarantee the Credit Agreement, ABL Facility Agreement or other Indebtedness of the Issuer or any other Guarantor, unless it again becomes a Guarantor.

SECTION 3.8. Limitation on Affiliate Transactions.

(a) The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Issuer (an “Affiliate Transaction”) involving aggregate value in excess of $40,000,000 unless:

(1) the terms of such Affiliate Transaction taken as a whole are not materially less favorable to the Issuer or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable transaction at the time of such transaction or the execution of the agreement providing for such transaction in arm’s length dealings with a Person who is not such an Affiliate; and

(2) in the event such Affiliate Transaction involves an aggregate value in excess of $80,000,000, the terms of such transaction have been approved by a majority of the members of the Disinterested Directors.

(b) Section 3.8(a) shall not apply to:

(1) any Restricted Payment permitted to be made pursuant to Section 3.3, or any Permitted Investment;

(2) any issuance or sale of Capital Stock, options, other equity-related interests or other securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, or entering into, or maintenance of, any employment, consulting, collective bargaining or benefit plan, program, agreement or arrangement, related trust or other similar agreement and other compensation arrangements, options, warrants or other rights to purchase Capital Stock of the Issuer, any Restricted Subsidiary or any Parent Entity, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits or consultants’ plans (including valuation, health, insurance, deferred compensation, severance, retirement, savings or similar plans, programs or arrangements) or indemnities provided on behalf of officers, employees, directors or consultants approved by the Board of Directors of Holdings, in each case in the ordinary course of business or consistent with past practice;

(3) any Management Advances and any waiver or transaction with respect thereto;

(4) any transaction between or among the Issuer and any Restricted Subsidiary (or entity that becomes a Restricted Subsidiary as a result of such transaction), or between or among Restricted Subsidiaries;

(5) the payment of compensation, fees and reimbursement of expenses to, and customary indemnities (including under customary insurance policies) and employee benefit and pension expenses provided on behalf of, directors, officers, consultants or employees of the Issuer or any Restricted Subsidiary (whether directly or indirectly and including through any Person owned or controlled by any of such directors, officers or employees);

(6) the entry into and performance of obligations of the Issuer or any of its Restricted Subsidiaries under the terms of any transaction arising out of, and any payments pursuant to or for purposes of funding, any agreement or instrument in effect or contemplated in the good faith determination of the Issuer as of or on the Issue Date, as these agreements and instruments may be amended, modified, supplemented, extended, renewed or refinanced from time to time in accordance with the other terms of this Section 3.8 or to the extent not more disadvantageous to the Holders in any material respect;

(7) any transaction pursuant to a Qualified Receivables Transaction;

(8) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business or consistent with past practice, which are fair to the Issuer or the relevant Restricted Subsidiary in the reasonable determination of the Board of Directors of Holdings or the senior management of the Issuer or the relevant Restricted Subsidiary, or are on terms no less favorable than those that could reasonably have been obtained at such time from an unaffiliated party;

(9) [reserved];

(10) issuances or sales of Capital Stock (other than Disqualified Stock or Designated Preferred Stock) of the Issuer or options, warrants or other rights to acquire such Capital Stock and the granting of registration and other customary rights in connection therewith or any contribution to capital of the Issuer or any Restricted Subsidiary;

(11) the HMA Transactions and the payment of all fees and expenses related to the HMA Transactions;

(12) transactions in which the Issuer or any Restricted Subsidiary, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view or meets the requirements of Section 3.8(a)(1);

(13) [reserved];

(14) any purchases by the Issuer’s Affiliates of Indebtedness or Disqualified Stock of the Issuer or any of its Restricted Subsidiaries the majority of which Indebtedness or Disqualified Stock is purchased by Persons who are not the Issuer’s Affiliates; provided that such purchases by the Issuer’s Affiliates are on the same terms as such purchases by such Persons who are not the Issuer’s Affiliates;

(15) payments by the Issuer (and any Parent Entity) and its Restricted Subsidiaries pursuant to any tax sharing agreements in respect of Related Taxes among the Issuer (and any such Parent Entity) and its Restricted Subsidiaries on customary terms to the extent attributable to the ownership or operation of the Issuer and its Subsidiaries; and

(16) the contribution or other transfer by Holdings, the Issuer or any Subsidiary of property owned by it to any Spinout Subsidiary in a Spinout Transaction.

SECTION 3.9. Change of Control.

(a) If a Change of Control occurs, unless the Issuer has previously or concurrently delivered a redemption notice with respect to all the outstanding Notes as described under Section 5.7 that is or has become unconditional and subject to Section 3.9(c) or under Article XI, the Issuer shall make an offer to purchase all of the Notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to, but excluding, the date of repurchase, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, the Issuer will deliver notice of such Change of Control Offer electronically or by first-class mail, with a copy to the Trustee, to each Holder at the address of such Holder appearing in the security register or otherwise in accordance with the applicable procedures of DTC, describing the transaction or transactions that constitute the Change of Control and including the following information:

(1) that a Change of Control Offer is being made pursuant to this Section 3.9, and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment by the Issuer;

(2) the purchase price and the purchase date, which will be no earlier than 15 days nor later than 60 days from the date such notice is delivered (the “Change of Control Payment Date”);

(3) that any Note not properly tendered or accepted for payment will remain outstanding and continue to accrue interest in accordance with the terms thereof;

(4) that, unless the Issuer defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on and after the Change of Control Payment Date;

(5) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed (subject to any contrary procedures of DTC with respect to Global Notes), to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6) that Holders will be entitled to withdraw their tendered Notes and their election to require the Issuer to purchase such Notes; provided that the Paying Agent receives, not later than the close of business on the second Business Day prior to the expiration date of the Change of Control Offer, a telegram, facsimile transmission or letter setting forth the name of the Holder of the Notes, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased;

(7) that Holders whose Notes are being purchased only in part will be issued new Notes and such new Notes will be equal in principal amount to the unpurchased portion of the Notes surrendered (with the unpurchased portion of the Notes required to be equal to at least $2,000 or any integral multiple of $1,000 in excess of $2,000);

(8) if such notice is delivered prior to the occurrence of a Change of Control, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control; and

(9) the other instructions, as determined by the Issuer, consistent with this Section 3.9, that a Holder must follow.

The Paying Agent will promptly deliver to each Holder of the Notes tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. The Issuer will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date. Any Change of Control Offer shall comply with the applicable procedures of the Depositary.

If the Change of Control Payment Date is on or after a record date and on or before the related interest payment date, any accrued and unpaid interest shall be paid to the Person in whose name a Note is registered at the close of business on such record date, and no other interest, if any, shall be payable to Holders who tender Notes pursuant to the Change of Control Offer.

(b) On the Change of Control Payment Date, the Issuer will, to the extent permitted by law,

(1) accept for payment all Notes issued by it or portions thereof properly tendered pursuant to the Change of Control Offer,

(2) deposit with the Paying Agent an amount equal to the aggregate Change of Control Payment in respect of all Notes or portions thereof so tendered, and

(3) deliver, or cause to be delivered, to the Trustee for cancellation the Notes so accepted together with an Officer’s Certificate to the Trustee stating that such Notes or portions thereof have been tendered to and purchased by the Issuer and directing the Trustee to cancel such Notes.

(c) The Issuer will not be required to make a Change of Control Offer following a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer or (2) a notice of redemption of all outstanding Notes has been given pursuant to this Indenture as described under Section 5.7, unless and until there is a default in the payment of the redemption price on the applicable redemption date or the redemption is not consummated for any reason on or before the 60th day after such Change of Control. Notwithstanding anything to the contrary in this Section 3.9, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

(d) If Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer and the Issuer, or any third party making a Change of Control Offer in lieu of the Issuer as described in this Section 3.9, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Issuer or such third party will have the right, upon not less than 15 nor more than 60 days’ prior notice (provided that such notice is given not more than 30 days following such purchase pursuant to the Change of Control Offer described above), to redeem all Notes that remain outstanding following such purchase at a price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to, but excluding, the date of redemption.

(e) The Issuer will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in this Indenture by virtue thereof.

SECTION 3.10. Reports.

(a) Whether or not required by the SEC, so long as any Notes are outstanding, if not filed electronically with the SEC through the SEC’s Electronic Data Gathering, Analysis, and Retrieval System (or any successor system), from and after the Issue Date, the Issuer will furnish to the Trustee, within fifteen (15) days after the time periods specified below:

(1) within 90 days after the end of each fiscal year, all information that would be required to be contained in an annual report on Form 10-K, or any successor or comparable form, filed with the SEC, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and a report on the annual financial statements by the Issuer’s independent registered public accounting firm;

(2) within 45 days after the end of each of the first three fiscal quarters of each fiscal year, all information that would be required to be contained in a quarterly report on Form 10-Q, or any successor or comparable form, filed with the SEC; and

(3) within the time periods specified for filing current reports on Form 8-K, all current reports required to be filed with the SEC on Form 8-K (whether or not the Issuer is then required to file such reports); provided that no such current report will be required to be furnished if the Issuer determines in its good faith judgment that such event is not material to Holders or the business, assets, operations, financial position or prospects of the Issuer and its Restricted Subsidiaries, taken as a whole;

in each case, in a manner that complies in all material respects with the requirements specified in such form. Notwithstanding the foregoing, the Issuer will not be so obligated to file such reports with the SEC if the SEC does not permit such filing, so long as the Issuer makes available such information to prospective purchasers of the Notes, in addition to providing such information to the Trustee and the Holders, in each case, at the Issuer’s expense and by the applicable date the Issuer would be required to file such information pursuant to the immediately preceding sentence. At any time that any of the Issuer’s Subsidiaries are Unrestricted Subsidiaries, then the quarterly and annual financial information required by this Section 3.10 shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” of the financial condition and results of operations of the Issuer and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Issuer; provided, however, that such reasonably detailed presentation shall not be required if the Total Assets of all Unrestricted Subsidiaries are less than 5.0% of the Issuer’s Total Assets. To the extent any such information is not so filed or furnished, as applicable, within the time periods specified above and such information is subsequently filed or furnished, as applicable, the Issuer will be deemed to have satisfied its obligations with respect thereto at such time and any Default or Event of Default with respect thereto shall be deemed to have been cured at such time; provided that such cure shall not otherwise affect the rights of the Holders under Article VI if Holders of at least 30% in principal amount of the then total outstanding Notes have declared the principal, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately and such declaration shall not have been rescinded or cancelled prior to such cure.

(b) Substantially concurrently with the furnishing or making such information available to the Trustee pursuant to Section 3.10(a), the Issuer shall also post copies of such information required by Section 3.10(a) on its website.

(c) Notwithstanding any other provision of this Indenture, the sole remedy for an Event of Default relating to the failure to comply with the reporting obligations described under this Section 3.10, for the 60 days after the occurrence of such an Event of Default, consists exclusively of the right to receive additional interest on the principal amount of the Notes at a rate equal to 0.50% per annum. This additional interest shall be payable in the same manner and subject to the same terms as other interest payable under this Indenture. This additional interest will accrue on all outstanding Notes from and including the date on which an Event of Default relating to a failure to comply with the reporting obligations described in Section 3.10(a) first occurs to, but excluding, the 120th day thereafter (or such earlier date on which such Event of Default relating to such reporting obligations is cured or waived). If the Event of Default resulting from such failure to comply with the reporting obligations is continuing on such 120th day, such additional interest will cease to accrue and the Notes will be subject to the other remedies provided under Article VI.

(d) The Issuer shall hold quarterly conference calls for the Holders to discuss financial information for the previous quarter (it being understood that such quarterly conference call may be the same conference call as with Holdings’ equity investors and analysts). The conference call will be held following the last day of each fiscal quarter of the Issuer and not later than ten (10) Business Days from the time that the Issuer distributes the financial information as set forth in Section 3.10(a). No fewer than two (2) days prior to the conference call, the Issuer or Holdings will issue a press release announcing the time and date of such conference call and providing instructions for Holders, securities analysts and prospective investors to obtain access to such call.

(e) The Issuer shall, for so long as the Notes are not freely transferable under the Securities Act, furnish to Holders and to prospective investors, upon their request, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(f) Notwithstanding anything to the contrary set forth above, at any time that a Parent Entity holds no material assets other than cash, Cash Equivalents and the Capital Stock of the Issuer or any other Parent Entity (and performs the related incidental activities associated with such ownership) and complies with the requirements of Rule 3-10 of Regulation S-X promulgated by the SEC (or any successor provision), the reports, information and other documents required to be filed and furnished to Holders pursuant to this Section 3.10 may, at the option of the Issuer, be filed by and be those of such Parent Entity rather than of the Issuer; provided, however, that the issuance by a Parent Entity of any Indebtedness or Capital Stock shall not be deemed to prevent the Issuer from exercising its option described in this Section 3.10(f) to file and furnish reports, information and other documents of a Parent Entity to satisfy the requirements of this Section 3.10.

(g) Delivery under this Section 3.10 of reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Issuer’s compliance with any of its covenants hereunder (as to which the Trustee, subject to Section 7.1 hereof, is entitled to rely exclusively on Officer’s Certificates).

SECTION 3.11. Maintenance of Office or Agency.

The Issuer will maintain an office or agency where the Notes will be payable at the office or agency of the Issuer maintained for such purpose and where, if applicable, the Notes may be surrendered for registration of transfer or exchange and where notices and demands to or upon the Issuer in respect of the Notes and this Indenture may be delivered. The Corporate Trust Office of the Trustee, which initially shall be located at Regions Bank, 201 Milan Parkway, Birmingham, Alabama 35211, Mail Code: ALBH70218A, Attention: Corporate Trust Operations, shall be such office or agency of the Issuer unless the Issuer shall designate and maintain some other office or agency for one or more of such purposes. The Issuer will give prompt written notice to the Trustee of any change in the location of any such office or agency. If at any time the Issuer shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations and surrenders may be made at the Corporate Trust Office of the Trustee, and the Issuer hereby appoints the Trustee as its agent to receive all such presentations and surrenders.

The Issuer may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind any such designation. The Issuer will give prompt written notice to the Trustee of any such designation or rescission and any change in the location of any such other office or agency.

SECTION 3.12. Corporate Existence. Except as otherwise provided in this Article III, Article IV and Section 10.2(b), the Issuer will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and the corporate, partnership, limited liability company or other existence of each Restricted Subsidiary and the rights (charter and statutory), licenses and franchises of the Issuer and each Restricted Subsidiary; provided, however, that the Issuer shall not be required to preserve any such right, license or franchise or the corporate, partnership, limited liability company or other existence of any Restricted Subsidiary if the respective Board of Directors or, with respect to a Restricted Subsidiary that is not a Significant Subsidiary (or group of Restricted Subsidiaries that taken together would not be a Significant Subsidiary), senior management of the Issuer determines that the preservation thereof is no longer desirable in the conduct of the business of the Issuer and each of its Restricted Subsidiaries, taken as a whole, and that the loss thereof is not, and will not be, disadvantageous in any material respect to the Holders.

SECTION 3.13. Payment of Taxes. The Issuer shall pay or discharge or cause to be paid or discharged, before the same shall become delinquent, all material taxes, assessments and governmental charges levied or imposed upon the Issuer or any Subsidiary; provided, however, that the Issuer shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment or charge the amount, applicability or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves, if necessary (in the good faith judgment of management of the Issuer), are being maintained in accordance with GAAP or where the failure to effect such payment or discharge will not be disadvantageous in any material respect to the Holders.

SECTION 3.14. Compliance Certificate. The Issuer shall deliver to the Trustee within 120 days after the end of each fiscal year of the Issuer an Officer’s Certificate, signed by the Chief Executive Officer, Chief Financial Officer or the Treasurer of the Issuer, stating that in the course of the performance by the signer of his or her duties as an Officer of the Issuer he or she would normally have knowledge of any Default or Event of Default and whether or not the signer knows of any Default or Event of Default that occurred during the previous fiscal year; provided that no such Officer’s Certificate shall be required for any fiscal year ended prior to the Issue Date. If such Officer does have such knowledge, the certificate shall describe the Default or Event of Default, its status and the action the Issuer is taking or proposes to take with respect thereto.

SECTION 3.15. Further Instruments and Acts. Upon request of the Trustee or the Junior-Priority Collateral Agent or as necessary to comply with future developments or requirements, the Issuer will execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Indenture.

SECTION 3.16. Statement by Officers as to Default. The Issuer shall deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any events of which it is aware which would constitute a Default or Event of Default, their status and what action the Issuer is taking or proposes to take in respect thereof.

SECTION 3.17. Suspension of Certain Covenants and Release of Collateral and Guarantees on Achievement of Investment Grade Status.

(a) Following the first day after the Issue Date that: (1) the Notes have achieved Investment Grade Status; and (2) no Default or Event of Default has occurred and is continuing under this Indenture (the occurrence of the events described in the foregoing clauses (1) and (2) with respect to the Notes being collectively referred to as a “Covenant Suspension Date”), then, beginning on that day and continuing until the Reversion Date (as defined below), the Note Guarantees shall be released, the Liens on the Collateral securing the Notes shall be released and the Issuer and its Restricted Subsidiaries will not be subject to Sections 3.2, 3.3, 3.4, 3.5, 3.7, 3.8 and 4.1(a)(3) (collectively, the “Suspended Covenants”).

(b) Upon the occurrence of a Covenant Suspension Date, the amount of Excess Proceeds from any Asset Disposition shall be reset at zero. If at any time the Notes cease to have such Investment Grade Status, then the Suspended Covenants, the Note Guarantees and the Liens on the Collateral securing the Notes will thereafter be reinstated (solely with respect to future events) in the case of the Suspended Covenants (such time, the “Reversion Date”).

(c) The period of time between the Covenant Suspension Date and the Reversion Date is referred to as the “Suspension Period”. In the event of any such reinstatement, no action taken or omitted to be taken by the Issuer or any of the Restricted Subsidiaries with respect to the Suspended Covenants prior to such reinstatement will give rise to a Default or Event of Default; provided that (1) with respect to Restricted Payments made on or after the Reversion Date, the amount of Restricted Payments made will be calculated as though Section 3.3 had been in effect prior to, but not during, the Suspension Period, (2) all Indebtedness Incurred during the Suspension Period will be classified to have been Incurred or issued pursuant to Section 3.2(b)(4)(ii), (3) no Subsidiaries shall be designated as Unrestricted Subsidiaries during any Suspension Period unless such designation would have complied with Section 3.3 as if such covenant would have been in effect during such period, (4) any Affiliate Transaction entered into on or after the Reversion Date pursuant to an agreement entered into during any Suspension Period shall be deemed to be permitted pursuant to Section 3.8(b)(6), (5) any encumbrance or restriction on the ability of any Restricted Subsidiary to take any action described in Section 3.4(a)(1) through (3) that becomes effective during any Suspension Period shall be deemed to be permitted pursuant to Section 3.4(b)(1), (6) no Subsidiary of the Issuer shall be required to comply with Section 3.7 on or after the Reversion Date with respect to any guarantee entered into by such Subsidiary during the Suspension Period, and (7) all Liens created, incurred or assumed during the Suspension Period in compliance with this Indenture will be deemed to have been outstanding on the Issue Date, so that they are classified as permitted under clause (11) of the definition of “Permitted Liens.”

(d) During the Suspension Period, the Issuer and its Restricted Subsidiaries will be entitled to incur Liens to the extent provided for under Section 3.6 (including, without limitation, Permitted Liens). To the extent such covenant and any Permitted Liens refer to one or more Suspended Covenants, such covenant or definition shall be interpreted as though such applicable Suspended Covenant(s) continued to be applicable during the Suspension Period (but solely for purposes of Section 3.6 and the “Permitted Liens” definition and for no other covenant).

(e) Notwithstanding that the Suspended Covenants may be reinstated after the Reversion Date, (1) no Default, Event of Default or breach of any kind will be deemed to exist under this Indenture, the Notes or the Note Guarantees with respect to the Suspended Covenants, and none of the Issuer or any of its Subsidiaries shall bear any liability in respect of the Notes for any actions taken or events occurring during the Suspension Period, or any actions taken at any time pursuant to any contractual obligation arising during such Suspension Period, in each case as a result of a failure to comply with the Suspended Covenants during such Suspension Period (or, upon termination of such Suspension Period or after that time based solely on any action taken or event that occurred during such Suspension Period), and (2) following a Reversion Date, the Issuer and each Restricted Subsidiary will be permitted, without causing a Default or Event of Default, to honor, comply with or otherwise perform any contractual commitments or obligations arising during any Suspension Period and to consummate the transactions contemplated thereby.

(f) The Trustee shall have no duty to monitor the ratings of the Notes, shall not be deemed to have any knowledge of the ratings of the Notes and shall have no duty to notify Holders of the suspension of the Suspended Covenants or the occurrence of the Reversion Date.

SECTION 3.18. Designation of Restricted and Unrestricted Subsidiaries.

(a) The Board of Directors of the Issuer may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by the Issuer and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary (as determined in good faith by the Board of Directors of the Issuer) will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under Section 3.3 or under one or more clauses of the definition of Permitted Investments, as determined by the Issuer. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of the Issuer may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

(b) Any designation of a Subsidiary of the Issuer as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a resolution of the Board of Directors of the Issuer giving effect to such designation and an Officer’s Certificate certifying that such designation complies with the preceding conditions and was permitted by Section 3.3. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary will be deemed to be Incurred by a Restricted Subsidiary of the Issuer as of such date and, if such Indebtedness is not permitted to be Incurred as of such date under Section 3.2, the Issuer will be in default of Section 3.2.

(c) The Board of Directors of the Issuer may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Issuer; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Issuer of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under Section 3.2 calculated on a pro forma basis as if such designation had occurred at the beginning of the applicable reference period; and (2) no Default or Event of Default would be in existence following such designation. Any such designation by the Board of Directors of the Issuer shall be evidenced to the Trustee by filing with the Trustee a certified copy of a resolution of the Board of Directors of the Issuer giving effect to such designation and an Officer’s Certificate certifying that such designation complies with the preceding conditions.

SECTION 3.19. Impairment of Security Interest.

(a) Holdings and the Issuer shall not, and shall not permit any Restricted Subsidiary to, take or knowingly or negligently omit to take, any action which action or omission might reasonably or would (in the good faith determination of the Issuer) have the result of materially impairing the effectiveness of the security interests, taken as a whole, including the lien priority with respect thereto, with respect to the Collateral for the benefit of the Junior-Priority Collateral Agent and the Holders, including materially impairing the lien priority of the Notes with respect thereto (it being understood that any release under Section 12.6 and the incurrence of Permitted Liens shall not be deemed to so materially impair the security interests with respect to the Collateral).

(b) At the direction of the Issuer and without the consent of the Holders, the Junior-Priority Collateral Agent or its agent or designee shall from time to time enter into one or more amendments, extensions, renewals, restatements, supplements or other modifications or replacements to or of the Notes Collateral Documents to: (i) cure any ambiguity, omission, defect or inconsistency therein that does not materially adversely affect the interests of the Holders, (ii) provide for Permitted Liens or Liens otherwise permitted under Section 3.6, (iii) add to the Collateral or (iv) make any other change thereto that does not adversely affect the Holders in any material respect.

SECTION 3.20. Restriction on Repurchase, Redemption and Retirement of 2019 Notes and 2020 Notes. The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, purchase, repurchase, redeem, defease or otherwise acquire or retire any outstanding 2019 Notes or 2020 Notes with: (i) cash or Cash Equivalents on hand as of the consummation of the Exchange Offers, (ii) cash generated from operations, (iii) proceeds from asset sales or (iv) proceeds from the issuance of, or in exchange for, Secured Indebtedness, in each case, prior to the date that is 60 days prior to the Stated Maturity of such 2019 Notes or 2020 Notes, as applicable.

ARTICLE IV

SUCCESSOR ISSUER; SUCCESSOR PERSON

SECTION 4.1. Merger and Consolidation.

(a) The Issuer will not consolidate with or merge with or into or convey, transfer or lease all or substantially all its assets, in one or more related transactions, to any Person, unless:

(1) the resulting, surviving or transferee Person (the “Successor Company”) will be a Person organized and existing under the laws of the United States of America, any State of the United States or the District of Columbia and the Successor Company (if not the Issuer) will expressly assume, by supplemental indenture to this Indenture, executed and delivered to the Trustee and the Junior-Priority Collateral Agent, in form satisfactory to the Trustee and the Junior-Priority Collateral Agent, all the obligations of the Issuer under the Notes, this Indenture and the Notes Collateral Documents (and the applicable Person shall cause such amendments, supplements and other instruments to be executed, filed and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Liens on the Collateral owned by or transferred to such Person, together with such financing statements or comparable documents as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement or a similar document under the Uniform Commercial Code or other similar statute or regulation of the relevant states or jurisdiction), and if such Successor Company is not a corporation, a co-obligor of the Notes is a corporation organized or existing under such laws;

(2) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the applicable Successor Company or any Subsidiary of the applicable Successor Company as a result of such transaction as having been Incurred by the applicable Successor Company or such Subsidiary at the time of such transaction), no Event of Default shall have occurred and be continuing;

(3) immediately after giving effect to such transaction, either (i) the applicable Successor Company would be able to Incur at least an additional $1.00 of Indebtedness pursuant to Section 3.2(a) or (ii) the Fixed Charge Coverage Ratio would not be lower than it was immediately prior to giving effect to such transaction; and

(4) the Issuer or, if applicable, the Successor Company shall have delivered to the Trustee and the Junior-Priority Collateral Agent an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with this Indenture and an Opinion of Counsel stating that such supplemental indenture (if any) has been duly authorized, executed and delivered and is a legal, valid and binding agreement enforceable against the applicable Successor Company (in each case, in form satisfactory to the Trustee and the Junior-Priority Collateral Agent); provided that in giving an Opinion of Counsel, counsel may rely on an Officer’s Certificate as to any matters of fact, including as to satisfaction of Section 4.1(a)(2) and (3).

(b) For purposes of this Section 4.1, the sale, lease, conveyance, assignment, transfer, or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Issuer, which properties and assets, if held by the Issuer instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Issuer on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Issuer.

(c) The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Issuer under the Notes, this Indenture and the Notes Collateral Documents, but in the case of a lease of all or substantially all its assets, the predecessor company will not be released from its obligations under the Notes, this Indenture and the Notes Collateral Documents.

(d) Notwithstanding Section 4.1(a)(2), (3) and (4) (which do not apply to transactions referred to in this sentence), any Restricted Subsidiary of the Issuer may consolidate or otherwise combine with, merge into or transfer all or part of its properties and assets to the Issuer. Notwithstanding Sections 4.1(a)(2) and (3) (which do not apply to the transactions referred to in this sentence), the Issuer may consolidate or otherwise combine with or merge into an Affiliate incorporated or organized for the purpose of changing the legal domicile of the Issuer, reincorporating the Issuer in another jurisdiction, or changing the legal form of the Issuer.

(e) No Guarantor may:

(1) consolidate with or merge with or into any Person, or

(2) sell, convey, transfer or dispose of, all or substantially all its assets, in one transaction or a series of related transactions, to any Person, or

(3) permit any Person to merge with or into the Guarantor, unless:

(i) the other Person is the Issuer or any Restricted Subsidiary that is a Guarantor (and the applicable Person shall cause such amendments, supplements and other instruments to be executed, filed and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Liens on the Collateral owned by or transferred to such Person, together with such financing statements or comparable documents as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement or a similar document under the Uniform Commercial Code or other similar statute or regulation of the relevant states or jurisdiction); or

(ii) (A) either (x) a Guarantor is the continuing Person or (y) the resulting, surviving or transferee Person expressly assumes all of the obligations of the Guarantor under its Guarantee, this Indenture and the Notes Collateral Documents (and the applicable Person shall cause such amendments, supplements and other instruments to be executed, filed and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Liens on the Collateral owned by or transferred to such Person, together with such financing statements or comparable documents as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement or a similar document under the Uniform Commercial Code or other similar statute or regulation of the relevant states or jurisdiction); and

(B) immediately after giving effect to the transaction, no Default has occurred and is continuing; or

(iii) the transaction constitutes a sale or other disposition (including by way of consolidation or merger) of a Subsidiary Guarantor or the sale or disposition of all or substantially all the assets of a Subsidiary Guarantor (in each case other than to the Issuer or a Restricted Subsidiary) otherwise permitted by this Indenture.

Notwithstanding the foregoing, any Guarantor may (i) merge, consolidate with or into, wind up into or transfer all or part of its properties and assets to another Guarantor of the Notes or the Issuer, (ii) merge, consolidate or amalgamate with or into an Affiliate of the Issuer solely for the purpose of reincorporating or reorganizing such Guarantor in the United States, any state thereof, the District of Columbia or any territory thereof, (iii) convert into a Person organized or existing under the laws of the jurisdiction of organization of such Guarantor or a jurisdiction in the United States, or (iv) liquidate or dissolve or change its legal form if the Board of Directors of the Issuer or the senior management of the Issuer determines in good faith that such action is in the best interests of the Issuer and is not materially disadvantageous to the Holders, in each case, without regard to the requirements set forth in this Section 4.1(e).

ARTICLE V

REDEMPTION OF NOTES

SECTION 5.1. Notices to Trustee. If the Issuer elects to redeem Notes pursuant to the optional redemption provisions of Section 5.7, it must furnish to the Trustee, at least 15 days but, except as set forth under Section 5.4, not more than 60 days before a redemption date, an Officer’s Certificate setting forth:

(1) the clause of this Indenture pursuant to which the redemption shall occur;

(2) the redemption date;

(3) the principal amount of Notes to be redeemed; and

(4) the redemption price.

Any optional redemption referenced in such Officer’s Certificate may be cancelled by the Issuer at any time prior to notice of redemption being sent to any Holder and thereafter shall be null and void. For the avoidance of doubt, no Opinion of Counsel pursuant to Section 13.4 or otherwise shall be required in connection with the delivery of such notice of redemption or redemption.

SECTION 5.2. Selection of Notes to Be Redeemed or Purchased. If less than all of the Notes are to be redeemed at any time, the Trustee will select the Notes for redemption in compliance with the requirements of the principal securities exchange, if any, on which the Notes are listed, as certified to the Trustee by the Issuer, and in compliance with the applicable requirements of DTC, or if the Notes are not so listed or such exchange prescribes no method of selection and the Notes are not held through DTC or DTC prescribes no method of selection, on a pro rata basis, subject to adjustments so that no Note in an unauthorized denomination is redeemed in part; provided, however, that no Note of $2,000 in aggregate principal amount or less will be redeemed in part.

SECTION 5.3. Notice of Redemption.

(a) Notices of redemption will be delivered electronically or mailed by first-class mail at least 15 days but, except as set forth under Section 5.4, not more than 60 days before the redemption date to each Holder of Notes to be redeemed at the address of such Holder appearing in the security register or otherwise in accordance with the applicable procedures of DTC, except that redemption notices may be delivered electronically or mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture pursuant to Article VIII or XI.

The notice will identify the Notes (including the CUSIP or ISIN number) to be redeemed and will state:

(1) the redemption date;

(2) the redemption price;

(3) if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion will be issued upon cancellation of the original Note;

(4) the name and address of the Paying Agent;

(5) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(6) that, unless the Issuer defaults in making such redemption payment, interest on Notes called for redemption cease to accrue on and after the redemption date;

(7) any condition precedent to the redemption and related information as required by Section 5.4;

(8) the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

(9) that no representation is made as to the correctness or accuracy of the CUSIP or ISIN number listed in such notice or printed on the Notes.

(b) If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount thereof to be redeemed, in which case a portion of the original Note will be issued in the name of the Holder thereof upon cancellation of the original Note. In the case of a Global Note, an appropriate notation shall be made on such Note to decrease the principal amount thereof to an amount equal to the unredeemed portion thereof. Subject to the terms of the applicable redemption notice (including any conditions contained therein), Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, unless (i) the Issuer defaults in the payment of the redemption price or (ii) such redemption remains conditioned on the happening of a future event, interest ceases to accrue on Notes or portions of them called for redemption.

(c) For Notes which are represented by global certificates held on behalf of DTC, notices may be given by delivery of the relevant notices to DTC, in accordance with their procedures for communication to entitled account holders in substitution for the aforesaid electronic delivery or first-class mailing.

(d) At the Issuer’s request, the Trustee shall give the notice of redemption in the Issuer’s name and at the Issuer’s expense. In such event, the Issuer shall provide the Trustee with an Officer’s Certificate containing the information required by this Section 5.3 at least two (2) Business Days prior to the date on which the Issuer instructs the Trustee to send the notice (or such shorter period as the Trustee may agree).

SECTION 5.4. Effect of Notice of Redemption. Subject to the following four sentences, once notice of redemption is sent in accordance with Section 5.3, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price. Any redemption and written notice of redemption may, at the Issuer’s discretion, be subject to the satisfaction of one or more conditions precedent (including, in the case of a redemption related to an Equity Offering, the consummation of such Equity Offering). Written notice of redemption will be provided as set forth under Section 5.3. In addition, if such redemption or purchase is subject to satisfaction of one or more conditions precedent, such written notice shall describe each such condition, and if applicable, shall state that, in the Issuer’s discretion, the redemption date may be delayed until such time (including more than 60 days after the date the written notice of redemption was mailed or delivered, including by electronic transmission) as any or all such conditions shall be satisfied, or such redemption or purchase may not occur and such written notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date as so delayed, or such written notice may be rescinded at any time in the Issuer’s discretion if in the good faith judgment of the Issuer any or all of such conditions will not be satisfied. In addition, the Issuer may provide in such written notice that payment of the redemption price and performance of the Issuer’s obligations with respect to such redemption may be performed by another person.

SECTION 5.5. Deposit of Redemption or Purchase Price. Prior to noon, New York City time, on the redemption or purchase date, the Issuer will deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption or purchase price of and accrued interest, if any, on, all Notes to be redeemed or purchased on that date. The Trustee or the Paying Agent will promptly return to the Issuer any money deposited with the Trustee or the Paying Agent by the Issuer in excess of the amounts necessary to pay the redemption or purchase price of, and accrued interest, if any, on, all Notes to be redeemed or purchased.

If the Issuer complies with the provisions of the preceding paragraph, on and after the redemption or purchase date, interest will cease to accrue on the Notes or the portions of Notes called for redemption or purchase. If a Note is redeemed or purchased on or after a record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date, and no other interest will be payable to Holders whose Notes will be subject to redemption by the Issuer. If any Note called for redemption or purchase is not so paid upon surrender for redemption or purchase because of the failure of the Issuer to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 3.1.

SECTION 5.6. Notes Redeemed or Purchased in Part. Upon surrender of a Note that is redeemed or purchased in part, the Issuer will issue and, upon receipt of an Issuer Order, the Trustee will authenticate for the Holder at the expense of the Issuer a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered; provided, that each such new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

SECTION 5.7. Optional Redemption.

(a) Except as set forth in Sections 5.7(b), (c), (d) and (e), the Notes are not redeemable at the option of the Issuer.

(b) At any time and from time to time on or after the Issue Date and prior to June 30, 2021, the Issuer may redeem the Notes in whole or in part, at its option, upon not less than 15 nor more than 60 days’ prior written notice at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, but excluding, the redemption date.

(c) At any time and from time to time on or after June 30, 2021, the Issuer may redeem the Notes in whole or in part, upon not less than 15 nor more than 60 days’ written notice at a redemption price equal to the percentage of principal amount set forth below plus accrued and unpaid interest, if any, on the Notes redeemed, to, but excluding, the applicable date of redemption, if redeemed during the twelve-month period beginning on June 30 of the years indicated below:

Year	Percentage
2021	104.063%
2022	102.031%
2023 and thereafter	100.000%

(d) At any time and from time to time on or after the Issue Date and prior to June 30, 2021, the Issuer may redeem Notes with the net cash proceeds received by the Issuer from any Equity Offering (other than Excluded Contributions) at a redemption price (expressed as a percentage of principal amount) equal to 108.125% plus accrued and unpaid interest, if any, to, but excluding, the redemption date, in an aggregate principal amount for all such redemptions not to exceed 40% of the aggregate principal amount of the Notes (including any Additional Notes); provided that:

(1) in each case the redemption takes place not later than 180 days after the closing of the related Equity Offering, and

(2) not less than 50% of the sum of the aggregate principal amount of Notes originally issued under this Indenture on the Issue Date and any Additional Notes originally issued under this Indenture after the Issue Date remains outstanding immediately thereafter (excluding Notes held by Holdings, the Issuer or any of its Restricted Subsidiaries).

(e) Notwithstanding the foregoing, in connection with any tender offer for the Notes, if Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in such tender offer and the Issuer, or any third party making such tender offer in lieu of the Issuer, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Issuer or such third party will have the right upon not less than 15 nor more than 60 days’ prior written notice, given not more than 30 days following such purchase date, to redeem (with respect to the Issuer) or purchase (with respect to a third party) all Notes that remain outstanding following such purchase at a price equal to the price paid to each other Holder in such tender offer (which may be less than par) plus, to the extent not included in the tender offer payment, accrued and unpaid interest, if any, thereon, to, but excluding, the redemption date.

(f) Any redemption pursuant to this Section 5.7 shall be made pursuant to the provisions of Sections 5.1 through 5.6.

SECTION 5.8. Mandatory Redemption.

(a) If the Notes would otherwise constitute “applicable high yield discount obligations” within the meaning of Section 163(i)(1) of the Code, at the end of each “accrual period” (as defined in Section 1272(a)(5) of the Code) ending after the fifth anniversary of the Issue Date (each, an “AHYDO Redemption Date”), the Issuer shall redeem for cash a portion of each Note then outstanding equal to the Mandatory Principal Redemption Amount (each such redemption, a “Mandatory Principal Redemption”). The redemption price (the “Mandatory Redemption Price”) for the portion of each Note redeemed pursuant to a Mandatory Principal Redemption shall equal 100% of the principal amount of such portion plus any accrued interest thereon to, but excluding, the date of redemption. No partial redemption or repurchase of the Notes prior to any AHYDO Redemption Date pursuant to any other provision of this Indenture will alter the Issuer’s obligation to make a Mandatory Principal Redemption with respect to any Notes that remain outstanding on any AHYDO Redemption Date.

(b) Except with respect to any Mandatory Principal Redemption pursuant to Section 5.8(a), the Issuer is not required to make mandatory redemption or sinking fund payments with respect to the Notes; provided however, that under certain circumstances, the Issuer may be required to offer to purchase Notes under Section 3.5 and Section 3.9. The Issuer may at any time and from time to time purchase Notes in the open market or otherwise.

ARTICLE VI

DEFAULTS AND REMEDIES

SECTION 6.1. Events of Default.

(a) Each of the following is an “Event of Default”:

(1) default in any payment of interest on any Note when due and payable, continued for 30 days;

(2) default in the payment of the principal amount of or premium, if any, on any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;

(3) failure by the Issuer or Holdings to comply with its obligations under Article IV;

(4) failure by the Issuer or any Guarantor to comply for 60 days after written notice by the Trustee on behalf of the Holders or by the Holders of 30% in principal amount of the outstanding Notes with any other agreement or obligation contained in the Notes, this Indenture or the Notes Collateral Documents;

(5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Issuer or any of its Restricted Subsidiaries (or the payment of which is Guaranteed by the Issuer or any of its Restricted Subsidiaries) other than Indebtedness owed to the Issuer or a Restricted Subsidiary whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, which default:

(A) is caused by a failure to pay principal of such Indebtedness, at its stated final maturity (after giving effect to any applicable grace periods) provided in such Indebtedness; or

(B) results in the acceleration of such Indebtedness prior to its stated final maturity;

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $150,000,000 or more;

(6) Holdings, the Issuer or a Significant Subsidiary or group of Restricted Subsidiaries that together (as of the latest audited consolidated financial statements for the Issuer and its Restricted Subsidiaries), would constitute a Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

(A) commences a voluntary case or proceeding;

(B) consents to the entry of an order for relief against it in an involuntary case or proceeding;

(C) consents to the appointment of a Custodian of it or for substantially all of its property;

(D) makes a general assignment for the benefit of its creditors;

(E) consents to or acquiesces in the institution of a bankruptcy or an insolvency proceeding against it; or

(F) takes any comparable action under any foreign laws relating to insolvency;

(7) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A) is for relief against Holdings, the Issuer or a Significant Subsidiary or group of Restricted Subsidiaries that together (as of the latest audited consolidated financial statements for the Issuer and its Restricted Subsidiaries) would constitute a Significant Subsidiary in an involuntary case;

(B) appoints a Custodian of Holdings, the Issuer or a Significant Subsidiary or group of Restricted Subsidiaries that together (as of the latest audited consolidated financial statements for the Issuer and its Restricted Subsidiaries) would constitute a Significant Subsidiary, for substantially all of its property;

(C) orders the winding up or liquidation of Holdings, the Issuer or a Significant Subsidiary or group of Restricted Subsidiaries that together (as of the latest audited consolidated financial statements for the Issuer and its Restricted Subsidiaries), would constitute a Significant Subsidiary; or

(D) or any similar relief is granted under any foreign laws and the order, decree or relief remains unstayed and in effect for 60 consecutive days;

(8) failure by the Issuer or any Significant Subsidiary (or group of Restricted Subsidiaries that together (as of the latest audited consolidated financial statements for the Issuer and its Restricted Subsidiaries) would constitute a Significant Subsidiary) to pay final judgments aggregating in excess of $150,000,000 (other than any judgments covered by indemnities provided by, or insurance policies issued by, reputable and creditworthy companies), which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and in the event such judgment is covered by an indemnity or insurance as aforesaid, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(9) any Notes Guarantee ceases to be in full force and effect, other than in accordance with the terms of this Indenture, or a Guarantor denies or disaffirms its obligations under its Note Guarantee, other than in accordance with the terms thereof or upon release of such Note Guarantee in accordance with this Indenture or, without limiting Section 6.1(a)(6) or (7), in connection with the bankruptcy of a Subsidiary Guarantor, so long as the aggregate assets of such Subsidiary Guarantor and any other Subsidiary Guarantor whose Note Guarantee ceased to be in full force and effect as a result of a bankruptcy are less than $150,000,000;

(10) (a) any Lien created by the Notes Collateral Documents relating to the Notes and/or the Note Guarantees shall not constitute a valid and perfected Lien on any portion of the Collateral intended to be covered thereby with an aggregate fair market value, with respect to all such Liens taken together, greater than $150,000,000 (to the extent perfection is required by this Indenture or the Notes Collateral Documents), except as otherwise permitted by the terms of this Indenture or the relevant Notes Collateral Documents and other than the satisfaction in full of all obligations of the Issuer and the Guarantors under this Indenture or the release or amendment of any such Lien in accordance with the terms of this Indenture and the Notes Collateral Documents, (b) except for expiration in accordance with its terms or amendment, modification, waiver, termination or release in accordance with the terms of this Indenture and the Notes Collateral Documents, any of the Notes Collateral Documents shall for whatever reason be terminated or cease to be in full force and effect, (c) the Issuer shall fail to perfect the security interests in at least 90% in aggregate fair market value of the Mortgaged Property prior to 180 days following the Issue Date or (d) the enforceability of any Notes Collateral Document shall be contested by the Issuer or any Guarantor, except in each case to the extent that any such invalidity or loss of perfection or termination results from the failure of the Junior-Priority Collateral Agent to make filings, renewals and continuations (or other equivalent filings) or take other appropriate action or the failure of the Junior-Priority Collateral Agent to maintain possession of certificates, instruments or other documents actually delivered to it representing securities pledged or other possessory collateral pledged under the applicable Notes Collateral Documents; or

(11) so long as (a) any Senior-Priority Obligations are outstanding, the ABL Intercreditor Agreement or Senior-Junior Intercreditor Agreement shall cease to be effective or cease to be legally valid and binding, or otherwise not be effective to create the rights and obligations purported to be created thereunder or (b) any Pari Passu Debt Obligations are outstanding, the Pari Passu Intercreditor Agreement shall cease to be effective or cease to be legally valid and binding, or otherwise not be effective to create the rights and obligations purported to be created thereunder, in each case, unless the same (a) results directly from the action or inaction of the Junior-Priority Collateral Agent or (b) is not materially adverse to the Holders.

(b) Notwithstanding the foregoing, (i) a Default under Section 6.1(a)(4) will not constitute an Event of Default until the Trustee or the Holders of 30% in principal amount of the outstanding Notes notify the Issuer of the default and the Issuer does not cure such default within the time specified in Section 6.1(a)(4) after receipt of such notice and (ii) a Default under Section 6.1(a)(10)(c) will not constitute an Event of Default until Holders of at least 50% in principal amount of the outstanding Notes notify the Issuer of the default.

SECTION 6.2. Acceleration.

(a) If an Event of Default (other than an Event of Default described in Section 6.1(a)(6) or (7) with respect to Holdings or the Issuer) occurs and is continuing, the Trustee by written notice to the Issuer (or the Holders of at least 30% in principal amount of the outstanding Notes by written notice to the Issuer and the Trustee), may declare the principal of, and accrued and unpaid interest, if any, on all the Notes to be due and payable. Upon such a declaration, such principal, and accrued and unpaid interest, if any, will be due and payable immediately.

(b) In the event of a declaration of acceleration of the Notes because an Event of Default described in clause Section 6.1(a)(5) has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically annulled if:

(1) the event of default or payment default triggering such Event of Default pursuant to Section 6.1(a)(5) shall be remedied or cured, or waived by the holders of the Indebtedness, or the Indebtedness that gave rise to such Event of Default shall have been discharged in full, in each case, within 30 days after the declaration of acceleration with respect thereto;

(2) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction; and

(3) all existing Events of Default, except nonpayment of principal or interest, if any, on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived.

(c) If an Event of Default described in Section 6.1(a)(6) or (7) with respect to Holdings or the Issuer occurs and is continuing, the principal of, and accrued and unpaid interest, if any, on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. In addition, upon the occurrence of an Event of Default described in Section 6.1(a)(6) or (7) with respect to Holdings or the Issuer, an amount equal to the applicable “make-whole” premium or optional redemption premium, if any, that would have been payable in connection with an optional redemption of the Notes at the time of the occurrence of such Event of Default, will become and be immediately due and payable with respect to all Notes without any declaration or other act on the part of the Trustee or any Holders.

(d) (i) If a Default for a failure to report or failure to deliver a required certificate in connection with another Default (the “Initial Default”) occurs, then at the time such Initial Default is cured, such Default for a failure to report or failure to deliver a required certificate in connection with another Default that resulted solely because of that Initial Default shall also be cured without any further action and (ii) any Default or Event of Default for the failure to comply with the time periods prescribed under Section 3.10, or otherwise to deliver any notice or certificate pursuant to any other provision of this Indenture shall be deemed to be cured upon the delivery of any such report required by Section 3.10 or such notice or certificate, as applicable, even though such delivery is not within the prescribed period specified herein.

SECTION 6.3. Other Remedies. If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy by proceeding at law or in equity to collect the payment of principal of, or premium, if any, or interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All available remedies are cumulative.

SECTION 6.4. Waiver of Past Defaults. The Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may, on behalf of all of the Holders, (a) waive, by their consent (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), all past or existing Defaults or Events of Default and its consequences under this Indenture except (i) a Default or Event of Default in the payment of the principal of, or premium, if any, or interest, if any, on a Note or (ii) a Default or Event of Default in respect of a provision that under Section 9.2 cannot be amended without the consent of each Holder affected and (b) rescind any acceleration with respect to the Notes and its consequences if (1) such rescission would not conflict with any judgment or decree of a court of competent jurisdiction, (2) all existing Events of Default have been cured or waived except nonpayment of principal, premium, if any, or interest that has become due solely because of the acceleration, (3) to the extent the payment of such interest is lawful, interest on overdue installments of interest, premium, if any, and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid, (4) the Issuer has paid the Trustee its compensation and reimbursed the Trustee for its reasonable expenses, disbursements and advances and (5) in the event of the cure or waiver of an Event of Default of the type described in clause (4) of Section 6.1, the Trustee shall have received an Officer’s Certificate and an Opinion of Counsel stating that such Event of Default has been cured or waived. No such rescission shall affect any subsequent Default or impair any right consequent thereto. When a Default or Event of Default is waived, it is deemed cured, but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any consequent right.

SECTION 6.5. Control by Majority. The Holders of a majority in principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee of exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture or the Notes or, subject to Sections 7.1 and 7.2, that the Trustee determines is unduly prejudicial to the rights of other Holders (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not any actions are unduly prejudicial to such Holders) or would involve the Trustee in personal liability; provided, however, that the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction. Prior to taking any such action hereunder, the Trustee shall be entitled to indemnification satisfactory to it against all fees, losses and expenses (including attorney’s fees and expenses) that may be caused by taking or not taking such action.

SECTION 6.6. Limitation on Suits. If an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under this Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee indemnity or security satisfactory to the Trustee against any loss, liability or expense. Except to enforce the right to receive payment of principal or interest when due, no Holder may pursue any remedy with respect to this Indenture or the Notes unless:

(1) such Holder has previously given the Trustee written notice that an Event of Default is continuing;

(2) Holders of at least 30% in principal amount of the outstanding Notes have requested in writing the Trustee to pursue the remedy;

(3) such Holders have offered in writing to the Trustee security or indemnity satisfactory to the Trustee against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt of the written request and the offer of security or indemnity; and

(5) the Holders of a majority in principal amount of the outstanding Notes have not given the Trustee a written direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.

SECTION 6.7. Rights of Holders to Receive Payment. Notwithstanding any other provision of this Indenture (including, without limitation, Section 6.6), the right of any Holder to receive payment of principal of, premium, if any, or interest, on the Notes held by such Holder, on or after the respective due dates expressed or provided for in the Notes, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

SECTION 6.8. Collection Suit by Trustee. If an Event of Default specified in Section 6.1(a)(1) or (2) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Issuer for the whole amount then due and owing (together with interest on any unpaid interest to the extent lawful) and the amounts provided for in Section 7.7.

SECTION 6.9. Trustee May File Proofs of Claim. The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to Holdings, the Issuer, its Subsidiaries or its or their respective creditors or properties and, unless prohibited by law or applicable regulations, may be entitled and empowered to participate as a member of any official committee of creditors appointed in such matter and may vote on behalf of the Holders in any election of a trustee in bankruptcy or other Person performing similar functions, and any Custodian in any such judicial proceeding is hereby authorized by each Holder to make payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due it for the compensation, expenses, disbursements and advances of the Trustee, its agents and its counsel, and any other amounts due the Trustee under Section 7.7.

No provision of this Indenture shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

SECTION 6.10. Priorities.

(a) Subject to the provisions of the Intercreditor Agreements and the Collateral Documents, if the Trustee collects any money or property pursuant to this Article VI it shall pay out the money or property in the following order:

FIRST: to the Trustee for amounts due to it under Section 7.7;

SECOND: to Holders for amounts due and unpaid on the Notes for principal of, or premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal of, or premium, if any, and interest, respectively; and

THIRD: to the Issuer, or to the extent the Trustee collects any amount from any Guarantor, to such Guarantor.

(b) The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10. At least fifteen (15) days before such record date, the Issuer shall send or cause to be sent to each Holder and the Trustee a notice that states the record date, the payment date and amount to be paid.

SECTION 6.11. Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee or the Junior-Priority Collateral Agent for any action taken or omitted by it, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee or the Junior-Priority Collateral Agent, a suit by the Issuer, a suit by a Holder pursuant to Section 6.7 or a suit by Holders of more than 10% in outstanding principal amount of the Notes.

ARTICLE VII

TRUSTEE

SECTION 7.1. Duties of Trustee.

(a) If an Event of Default has occurred and is continuing, the Trustee shall exercise the rights and powers vested in it by this Indenture and use the same degree of care and skill in its exercise as a prudent Person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b) Except during the continuance of an Event of Default:

(1) the Trustee undertakes to perform such duties and only such duties as are specifically set forth as duties of the Trustee in this Indenture, the Notes, the Notes Collateral Documents or the Intercreditor Agreements and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates, opinions or orders furnished to the Trustee and conforming to the requirements of this Indenture or the Notes, as the case may be. However, in the case of any such certificates or opinions which by any provisions hereof are specifically required to be furnished to the Trustee, the Trustee shall examine such certificates and opinions to determine whether or not they conform to the requirements of this Indenture or the Notes, as the case may be (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c) The Trustee may not be relieved from liability for its own grossly negligent action, its own grossly negligent failure to act or its own willful misconduct, except that:

(1) this Section 7.1(c) does not limit the effect of Section 7.1(b);

(2) the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer unless it is proved that the Trustee was grossly negligent in ascertaining the pertinent facts;

(3) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.5; and

(4) no provision of this Indenture or the Notes shall require the Trustee to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder or thereunder or in the exercise of any of its rights or powers, if it shall have reasonable grounds to believe that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(d) Every provision of this Indenture that in any way relates to the Trustee is subject to clauses (a), (b) and (c) of this Section 7.1.

(e) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuer.

(f) Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(g) Every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section 7.1.

SECTION 7.2. Rights of Trustee. Subject to Section 7.1:

(a) The Trustee may conclusively rely on and shall be fully protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document (whether in its original or facsimile form) reasonably believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document. The Trustee shall receive and retain financial reports and statements of the Issuer as provided herein, but shall have no duty to review or analyze such reports or statements to determine compliance with covenants or other obligations of the Issuer.

(b) Unless this Indenture provides otherwise, before the Trustee acts or refrains from acting, it may require an Officer’s Certificate and/or an Opinion of Counsel. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on an Officer’s Certificate or Opinion of Counsel.

(c) The Trustee may execute any of the trusts and powers hereunder or perform any duties hereunder either directly or by or through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent or attorney appointed with due care by it hereunder.

(d) The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within its rights or powers conferred upon it by this Indenture.

(e) The Trustee may consult with counsel of its selection, and the advice or opinion of counsel relating to this Indenture or the Notes shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it hereunder or under the Notes in good faith and in reliance on the advice or opinion of such counsel.

(f) The Trustee shall not be deemed to have notice of any Default or Event of Default or whether any entity or group of entities constitutes a Significant Subsidiary unless a Trust Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a Default or of any such Significant Subsidiary is received by the Trustee at the Corporate Trust Office of the Trustee specified in Section 3.11, and such notice references the Notes and this Indenture.

(g) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and to each agent, custodian and other Person employed to act hereunder, including the Junior-Priority Collateral Agent.

(h) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture or the Notes at the request, order or direction of any of the Holders pursuant to the provisions of this Indenture, unless such Holders shall have offered to the Trustee security or indemnity satisfactory to the Trustee against the costs, expenses and liabilities which may be incurred therein or thereby.

(i) The Trustee shall not be deemed to have knowledge of any fact or matter unless such fact or matter is actually known to a Trust Officer of the Trustee.

(j) Whenever in the administration of this Indenture the Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Trustee (unless other evidence be herein specifically prescribed) may, in the absence of bad faith on its part, conclusively rely upon an Officer’s Certificate or Opinion of Counsel or both, as applicable.

(k) The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, report, notice, request, direction, consent, order, bond, debenture, coupon or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine, during business hours and upon reasonable notice, the books, records and premises of the Issuer and the Restricted Subsidiaries, personally or by agent or attorney at the sole cost of the Issuer and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(l) The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

(m) The Trustee may request that the Issuer deliver an incumbency certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture or the Notes.

(n) In no event shall the Trustee be liable to any Person for special, punitive, indirect, consequential or incidental loss or damage of any kind whatsoever (including, but not limited to, lost profits), even if the Trustee has been advised of the likelihood of such loss or damage.

(o) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuer shall be sufficient if signed by one Officer of the Issuer

SECTION 7.3. Individual Rights of Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer, Guarantors or their Affiliates with the same rights it would have if it were not Trustee. Any Paying Agent, Registrar, co-registrar or co-paying agent may do the same with like rights. However, the Trustee must comply with Sections 7.10 and 7.11. In addition, the Trustee shall be permitted to engage in transactions with the Issuer; provided, however, that if the Trustee acquires any conflicting interest under the Trust Indenture Act, the Trustee must (i) eliminate such conflict within 90 days of acquiring such conflicting interest or (ii) resign.

SECTION 7.4. Trustee’s and Junior-Priority Collateral Agent’s Disclaimer. Neither the Trustee nor the Junior-Priority Collateral Agent shall be responsible for and neither of them makes any representation as to the validity or adequacy of this Indenture, the Notes, or the Notes Collateral Documents. Neither of them shall be accountable for the Issuer’s use of the proceeds from any sale of the Notes, neither of them shall be responsible for the use or application of any money received by any Paying Agent (other than the Trustee to the extent the Trustee is the Paying Agent) or any money paid to the Issuer pursuant to the terms of this Indenture and neither of them shall be responsible for any statement of the Issuer in this Indenture or in any document issued in connection with the issuance of the Notes or in the Notes (other than, in the case of the Trustee, the Trustee’s certificate of authentication).

SECTION 7.5. Notice of Defaults. If a Default or Event of Default occurs and is continuing and the Trustee is informed of such occurrence by the Issuer, the Trustee must give notice of the Default or Event of Default to the Holders and the Junior-Priority Collateral Agent within 60 days after being notified by the Issuer. Except in the case of a Default or Event of Default in payment of principal of, or premium, if any, or interest on any Note, the Trustee may withhold notice if and so long as the Trustee in good faith determines that withholding notice is in the interests of the Holders.

SECTION 7.6. Reports by Trustee to Holders. Within 60 days after each December 31 beginning December 31, 2018, the Trustee shall transmit to each Holder (with a copy to the Issuer) a brief report dated as of such December 31 that complies with Section 313(a) of the Trust Indenture Act if and to the extent required thereby. The Trustee also shall comply with Section 313(c) of the Trust Indenture Act.

A copy of each report at the time of its mailing to Holders shall be filed with the SEC and each stock exchange (if any) on which the Notes are listed. The Issuer agrees to notify the Trustee promptly in writing whenever the Notes become listed on any stock exchange and of any delisting thereof and the Trustee shall comply with Section 313(d) of the Trust Indenture Act.

SECTION 7.7. Compensation and Indemnity. The Issuer shall pay to the Trustee from time to time compensation for its services hereunder and under the Notes as the Issuer and the Trustee shall from time to time agree in writing. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuer shall reimburse the Trustee upon request for all reasonable out-of-pocket expenses incurred or made by it, including, but not limited to, costs of collection, costs of preparing reports, certificates and other documents, costs of preparation and transmitting notices to Holders. Such expenses shall include the reasonable compensation and expenses, disbursements and advances of the agents, counsel, accountants and experts of the Trustee. The Issuer shall indemnify the Trustee against any and all fees, loss, liability, damages, claims or expense, including taxes (other than taxes based upon the income of the Trustee) (and also including reasonable attorneys’ and agents’ fees and expenses) incurred by it without willful misconduct, negligence or bad faith, as determined by a court of competent jurisdiction, on its part in connection with the administration of this trust and the performance of its duties hereunder and under the Notes, including the fees, costs and expenses of enforcing this Indenture (including this Section 7.7) and the Notes and of defending itself against any claims (whether asserted by any Holder, the Issuer or otherwise). The Trustee shall notify the Issuer promptly of any claim for which it may seek indemnity of which it has received written notice. Failure by the Trustee to so notify the Issuer shall not relieve the Issuer of its obligations hereunder. The Issuer shall defend the claim and the Trustee shall provide reasonable cooperation at the Issuer’s expense in the defense. The Trustee may have separate counsel and the Issuer shall pay the reasonable fees and expenses of such counsel.

To secure the Issuer’s payment obligations in this Section 7.7, the Trustee shall have a lien prior to the Notes on all money or property held or collected by the Trustee. Such lien shall survive the satisfaction and discharge of this Indenture. The Trustee’s respective right to receive payment of any amounts due under this Section 7.7 shall not be subordinate to any other liability or Indebtedness of the Issuer.

The Issuer’s payment obligations pursuant to this Section 7.7 shall survive the discharge of this Indenture and the resignation or removal of the Trustee. Without prejudice to any other rights available to the Trustee under applicable law, when the Trustee incurs fees, expenses or renders services after the occurrence of a Default specified in Section 6.1(a)(6) or (a)(7), the fees and expenses (including the reasonable fees and expenses of its counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

SECTION 7.8. Replacement of Trustee. The Trustee may resign at any time by so notifying the Issuer in writing not less than 30 days prior to the effective date of such resignation. The Holders of a majority in principal amount of the Notes may remove the Trustee by so notifying the removed Trustee in writing not less than 30 days prior to the effective date of such removal and may appoint a successor Trustee with the Issuer’s written consent, which consent will not be unreasonably withheld. The Issuer shall remove the Trustee (and any Holder that has been a bona fide Holder for not less than six months may petition any court for removal of the Trustee and appointment of a successor Trustee) if:

(1) the Trustee fails to comply with Section 7.10;

(2) the Trustee is adjudged bankrupt or insolvent;

(3) a receiver or other public officer takes charge of the Trustee or its property; or

(4) the Trustee otherwise becomes incapable of acting as trustee hereunder.

If the Trustee resigns or is removed by the Issuer or by the Holders of a majority in principal amount of the Notes and such Holders do not reasonably promptly appoint a successor Trustee as described in the preceding paragraph, or if a vacancy exists in the office of the Trustee for any reason (the Trustee in such event being referred to herein as the retiring Trustee), the Issuer shall promptly appoint a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer. Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to Holders. The retiring Trustee shall, at the expense of the Issuer, promptly transfer all property held by it as Trustee to the successor Trustee, subject to the lien provided for in Section 7.7.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee or the Holders of at least 10% in principal amount of the Notes may petition, at the Issuer’s expense, any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee fails to comply with Section 7.10, unless the Trustee’s duty to resign is stayed as provided in Section 310(b) of the Trust Indenture Act, any Holder, who has been a bona fide holder of a Note for at least six months, may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

Notwithstanding the replacement of the Trustee pursuant to this Section 7.8, the Issuer’s obligations under Section 7.7 shall continue for the benefit of the retiring Trustee. The predecessor Trustee shall have no liability for any action or inaction of any successor Trustee.

SECTION 7.9. Successor Trustee by Merger. If the Trustee consolidates with, merges or converts into, or transfers all or substantially all its corporate trust business or assets to, another corporation or banking association, the resulting, surviving or transferee corporation without any further act shall be the successor Trustee.

In case at the time such successor or successors by merger, conversion or consolidation to the Trustee shall succeed to the trusts created by this Indenture, any of the Notes shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor trustee, and deliver such Notes so authenticated; and in case at that time any of the Notes shall not have been authenticated, any successor to the Trustee may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor to the Trustee; provided that the right to adopt the certificate of authentication of any predecessor Trustee or authenticate Notes in the name of any predecessor Trustee shall only apply to its successor or successors by merger, consolidation or conversion.

SECTION 7.10. Eligibility; Disqualification. This Indenture shall always have a Trustee that satisfies the requirements of Section 310(a)(1), (2) and (5) of the Trust Indenture Act in every respect. The Trustee shall have a combined capital and surplus of at least $100,000,000 as set forth in its most recent published annual report of condition. The Trustee shall comply with Section 310(b) of the Trust Indenture Act; provided, however, that there shall be excluded from the operation of Section 310(b)(1) of the Trust Indenture Act any indenture or indentures under which other securities or certificates of interest or participation in other securities of the Issuer are outstanding if the requirements for such exclusion set forth in Section 310(b)(1) of the Trust Indenture Act are met.

SECTION 7.11. Preferential Collection of Claims Against the Issuer. The Trustee shall comply with Section 311(a) of the Trust Indenture Act, excluding any creditor relationship listed in Section 311(b) of the Trust Indenture Act. A Trustee who has resigned or been removed shall be subject to Section 311(a) of the Trust Indenture Act to the extent indicated.

SECTION 7.12. Trustee’s Application for Instruction from the Issuer. Any application by the Trustee for written instructions from the Issuer may, at the option of the Trustee, set forth in writing any action proposed to be taken or omitted by the Trustee under this Indenture and the date on and/or after which such action shall be taken or such omission shall be effective. The Trustee shall not be liable for any action taken by, or omission of, the Trustee in accordance with a proposal included in such application on or after the date specified in such application (which date shall not be less than three (3) Business Days after the date any Officer of the Issuer actually receives such application, unless any such Officer shall have consented in writing to any earlier date) unless prior to taking any such action (or the effective date in the case of an omission), the Trustee shall have received written instructions in response to such application specifying the action to be taken or omitted.

ARTICLE VIII

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

SECTION 8.1. Option to Effect Legal Defeasance or Covenant Defeasance; Defeasance. The Issuer may, at its option and at any time, elect to have either Section 8.2 or Section 8.3 be applied to all outstanding Notes upon compliance with the conditions set forth in this Article VIII.

SECTION 8.2. Legal Defeasance and Discharge. Upon the Issuer’s exercise under Section 8.1 of the option applicable to this Section 8.2, the Issuer and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.4, be deemed to have been discharged from their obligations with respect to all outstanding Notes (including the Note Guarantees and the Liens securing the Notes and the Note Guarantees) on the date the conditions set forth in Section 8.4 are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuer and the Guarantors will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes (including the Note Guarantees and the Liens securing the Notes and the Note Guarantees), which will thereafter be deemed to be “outstanding” only for the purposes of Section 8.5 and the other Sections of this Indenture referred to in Sections 8.2(1) and (2), and to have satisfied all of their other obligations under such Notes, the Note Guarantees, this Indenture and the Notes Collateral Documents (and the Trustee, on written demand of and at the expense of the Issuer, shall execute proper instruments acknowledging the same) and to have cured all then existing Events of Default, except for the following provisions which will survive until otherwise terminated or discharged hereunder:

(1) the rights of Holders of Notes issued under this Indenture to receive payments in respect of the principal of, premium, if any, and interest, if any, on the Notes when such payments are due solely out of the trust referred to in Section 8.4;

(2) the Issuer’s obligations with respect to the Notes under Article II concerning issuing temporary Notes, registration of such Notes, mutilated, destroyed, lost or stolen Notes and Section 3.11 concerning the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee and the Junior-Priority Collateral Agent and the Issuer’s or Guarantors’ obligations in connection therewith; and

(4) this Article VIII with respect to provisions relating to Legal Defeasance.

Subject to compliance with this Section 8.2, the Issuer may exercise its option under this Section 8.2 notwithstanding the prior exercise of its option under Section 8.3.

SECTION 8.3. Covenant Defeasance. Upon the Issuer’s exercise under Section 8.1 of the option applicable to this Section 8.3, the Issuer and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.4, be released from each of their obligations under the covenants contained in Section 3.2, 3.3, 3.4, 3.5, 3.6, 3.7, 3.8, 3.9, 3.10, 3.17, 3.18, 3.19, 3.20 and Section 4.1 (except Section 4.1(a)(1) and (a)(2)) with respect to the outstanding Notes on and after the date of the conditions set forth in Section 8.4 are satisfied (hereinafter, “Covenant Defeasance”), and the Notes will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder. For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and Note Guarantees, the Issuer and the Guarantors may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.1, but, except as specified in this Section 8.3, the remainder of this Indenture and such Notes and Note Guarantees will be unaffected thereby. In addition, upon the Issuer’s exercise under Section 8.1 of the option applicable to this Section 8.3, subject to the satisfaction of the conditions set forth in Section 8.4, Sections 6.1(a)(3) (solely with respect to the defeased covenants listed above), 6.1(a)(4) (solely with respect to the defeased covenants listed above), 6.1(a)(5), 6.1(a)(6) (with respect only to a Subsidiary that is a Significant Subsidiary or any group of Subsidiaries that taken together would constitute a Significant Subsidiary), 6.1(a)(7) (with respect only to a Subsidiary that is a Significant Subsidiary or any group of Subsidiaries that taken together would constitute a Significant Subsidiary), 6.1(a)(8), 6.1(a)(9), 6.1(a)(10) and 6.1(a)(11) shall not constitute Events of Default.

SECTION 8.4. Conditions to Legal or Covenant Defeasance. In order to exercise either Legal Defeasance or Covenant Defeasance under either Section 8.2 or 8.3:

(1) the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in dollars or U.S. Government Obligations or a combination thereof in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of and premium, if any and interest, if any, due on the Notes on the stated maturity date or on the applicable redemption date, as the case may be, and the Issuer must specify whether such Notes are being defeased to maturity or to a particular redemption date; provided, that upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of this Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as of the date of the notice of redemption, with any deficit as of the date of redemption (any such amount, the “Applicable Premium Deficit”) only required to be deposited with the Trustee on or prior to the date of redemption. Any Applicable Premium Deficit shall be set forth in an Officer’s Certificate delivered to the Trustee simultaneously with the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit shall be applied toward such redemption.

(2) in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel in the United States confirming that, subject to customary assumptions and exclusions:

(i) the Issuer has received from, or there has been published by, the United States Internal Revenue Service a ruling; or

(ii) since the issuance of the Initial Notes, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel in the United States shall confirm that, subject to customary assumptions and exclusions, the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel in the United States stating that, subject to customary assumptions and exclusions, the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default (other than that resulting from borrowing funds to be applied to make such deposit and the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit;

(5) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Credit Facilities or any other material agreement or instrument (other than this Indenture) to which, the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound (other than that resulting from borrowing funds to be applied to make such deposit and the granting of Liens in connection therewith);

(6) the Issuer shall have delivered to the Trustee an Opinion of Counsel stating that, as of the date of such opinion and subject to customary assumptions and exclusions, following the deposit, the trust funds will not be subject to the effect of Section 546 or 547 of Title 11 of the United States Code, as amended;

(7) the Issuer shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuer with the intent of defeating, hindering, delaying, defrauding or preferring any creditors of the Issuer; and

(8) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions), each stating that all conditions precedent provided for or relating to Legal Defeasance or Covenant Defeasance, as the case may be, have been complied with.

SECTION 8.5. Deposited Money and U.S. Government Obligations to be Held in Trust; Other Miscellaneous Provisions. Subject to Section 8.6, all money and U.S. Government Obligations (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.5, the “Trustee”) pursuant to Section 8.4 in respect of the outstanding Notes will be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.

The Issuer will pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or U.S. Government Obligations deposited pursuant to Section 8.4 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Notwithstanding anything in this Article VIII to the contrary, the Trustee will deliver or pay to the Issuer from time to time upon the request of the Issuer any money or U.S. Government Obligations held by it as provided in Section 8.4 which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be public accountants delivering the opinion delivered under Section 8.4(1)), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

SECTION 8.6. Repayment to the Issuer. Any money deposited with the Trustee or any Paying Agent, or then held by the Issuer, in trust for the payment of the principal of, premium, if any, or interest on, any Note and remaining unclaimed for two years after such principal, premium, if any, or interest has become due and payable shall be paid to the Issuer on its written request unless an abandoned property law designates another Person or (if then held by the Issuer) will be discharged from such trust; and the Holder of such Note will thereafter be permitted to look only to the Issuer for payment thereof unless an abandoned property law designates another Person, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuer as trustee thereof, will thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, shall at the expense of the Issuer cause to be published once, in The New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which will not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Issuer.

SECTION 8.7. Reinstatement. If the Trustee or Paying Agent is unable to apply any money or U.S. dollars or U.S. Government Obligations in accordance with Section 8.2 or Section 8.3, as the case may be, by reason of any order or judgment of any court or Governmental Authority enjoining, restraining or otherwise prohibiting such application, then the Issuer’s and the Guarantors’ obligations under the Note Documents, the Note Guarantees and the Liens on the Collateral securing the Notes and the Note Guarantees will be revived and reinstated as though no deposit had occurred pursuant to Section 8.2 or Section 8.3 until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.2 or Section 8.3, as the case may be; provided, however, that, if the Issuer makes any payment of principal of, premium, if any, or interest on, any Note following the reinstatement of its obligations, the Issuer will be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.

ARTICLE IX

AMENDMENTS

SECTION 9.1. Without Consent of Holders. Notwithstanding Section 9.2, without the consent of any Holder, the Issuer, the Trustee and the other parties thereto, as applicable, may amend or supplement any Note Documents and the Issuer may direct the Trustee, and the Trustee will, enter into an amendment to any Note Document, to:

(1) cure any ambiguity, omission, mistake, defect, error or inconsistency, conform any provision of a Note Document to the “Description of the New Notes” in the Offering Memorandum or reduce the minimum denomination of the Notes;

(2) provide for the assumption by a successor Person of the obligations of the Issuer under any Note Document;

(3) provide for uncertificated Notes in addition to or in place of certificated Notes;

(4) add to the covenants or provide for a Note Guarantee for the benefit of the Holders or surrender any right or power conferred upon the Issuer or any Restricted Subsidiary;

(5) make any change that does not adversely affect the rights of any Holder in any material respect;

(6) secure under the Notes Collateral Documents any Pari Passu Debt Obligations otherwise permitted to be secured by the Collateral;

(7) make such provisions as necessary (as determined in good faith by the Issuer) for the issuance of Additional Notes otherwise permitted to be issued under this Indenture;

(8) provide for any Restricted Subsidiary to provide a Note Guarantee in accordance with Section 3.2, to add Guarantees with respect to the Notes, to add security to or for the benefit of the Notes, or to confirm and evidence the release, termination, discharge or retaking of any Guarantee or Lien with respect to or securing the Notes when such release, termination, discharge or retaking is provided for under this Indenture, the Notes Collateral Documents or the Intercreditor Agreements, as applicable;

(9) evidence and provide for the acceptance and appointment under this Indenture or the Notes Collateral Documents of a successor Trustee or Junior-Priority Collateral Agent pursuant to the applicable requirements hereof or to provide for the accession by the Trustee or Junior-Priority Collateral Agent, as applicable, to any Note Document;

(10) make any amendment to the provisions of this Indenture relating to the transfer and legending of Notes; provided, however, that (i) compliance with this Indenture as so amended would not result in such Notes being transferred in violation of the Securities Act or any other applicable securities law and (ii) such amendment does not materially and adversely affect the rights of Holders to transfer such Notes;

(11) mortgage, pledge, hypothecate or grant any other Lien in favor of the Junior-Priority Collateral Agent for its benefit and the benefit of the Trustee and the Holders, as additional security for the payment and performance of all or any portion of such Liens, in any property or assets, including any which are required to be mortgaged, pledged or hypothecated, or in which a Lien is required to be granted to or for the benefit of the Trustee or the Junior-Priority Collateral Agent pursuant to the Indenture, any of the Intercreditor Agreements, the Notes Collateral Documents or otherwise;

(12) provide for the release of Collateral from the Lien pursuant to this Indenture, the Notes Collateral Documents and the Intercreditor Agreements when permitted or required by the Notes Collateral Documents, this Indenture or the Intercreditor Agreements; or

(13) to the extent necessary to provide for the granting of a security interest for the benefit of any Person; provided that the granting of such security interest is not prohibited under this Indenture.

Subject to Section 9.2, and upon receipt by the Trustee of the documents described in Sections 9.6 and 13.4, the Trustee will join with the Issuer and the Guarantors, if applicable, in the execution of such amendment or supplement unless such amendment or supplement directly affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but will not be obligated to, enter into such amendment or supplement.

After an amendment or supplement under this Section 9.1 becomes effective, the Issuer shall mail to Holders a notice briefly describing such amendment or supplement. The failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of an amendment or supplement under this Section 9.1.

SECTION 9.2. With Consent of Holders.

(a) Except as otherwise provided in this Section 9.2, the Note Documents may be amended, supplemented or otherwise modified with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, such Notes), and, subject to Sections 6.4 and 6.7, any existing Default or Event of Default or compliance with any provisions thereof may be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, such Notes). Section 2.12 and Section 13.6 shall determine which Notes are considered to be “outstanding” for the purposes of this Section 9.2.

Upon the request of the Issuer and upon the filing with the Trustee of evidence of the consent of the Holders as aforesaid, and upon receipt by the Trustee of the documents described in Sections 9.6 and 13.4, the Trustee will join with the Issuer and the Guarantors, if applicable, in the execution of such amendment or supplement unless such amendment or supplement directly affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but will not be obligated to, enter into such amendment or supplement.

(b) Without the consent of each Holder of Notes affected, an amendment, supplement or waiver may not, with respect to any such Notes held by a non-consenting Holder:

(1) reduce the principal amount of such Notes whose Holders must consent to an amendment;

(2) reduce the stated rate of or extend the stated time for payment of interest on any such Note (other than provisions relating to Sections 3.5 and 3.9);

(3) reduce the principal of or change the Stated Maturity of any such Note;

(4) reduce the premium payable upon the redemption of any such Note or change the time at which any such Note may be redeemed, in each case as set forth in Section 5.7; provided that any amendment to the minimum notice requirement may be made with the consent of the Holders of a majority in aggregate principal amount of such Notes then outstanding;

(5) make any such Note payable in currency other than that stated in such Note;

(6) impair the right of any Holder to receive payment of principal of, and interest on, such Holder’s Notes on or after the due dates therefor or amend the contractual right expressly set forth in this Indenture and the Notes of any Holder to institute suit for the enforcement of any payment of principal, premium, if any, and interest on such Holder’s Notes on or after the due dates therefor;

(7) waive a Default or Event of Default with respect to the nonpayment of principal, premium or interest (except pursuant to a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of such Notes and a waiver of the payment default that resulted from such acceleration);

(8) make any change in the provisions of any of the Intercreditor Agreements or this Indenture dealing with the application of proceeds of Collateral that would adversely affect the Holders of the Notes in any material respect;

(9) make any change in the ranking or priority of any Note that would adversely affect the Holders; or

(10) make any change in the amendment or waiver provisions which require the Holders’ consent described in this Section 9.2.

The consent of the Holders is not necessary under this Indenture to approve the particular form of any proposed amendment, supplement or waiver of any Note Document. It is sufficient if such consent approves the substance of the proposed amendment, supplement or waiver. A consent to any amendment, supplement or waiver under this Indenture by any Holder of Notes given in connection with a tender of such Holder’s Notes will not be rendered invalid by such tender.

Without the consent of the Holders of at least two-thirds in aggregate principal amount of the Notes then outstanding, no amendment or waiver may release all or substantially all of the Collateral from the Lien of this Indenture and the Notes Collateral Documents with respect to the Notes.

After an amendment or supplement under this Section 9.2 becomes effective, the Issuer shall mail to Holders a notice briefly describing such amendment or supplement. The failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of an amendment or supplement.

Neither the Issuer nor any Affiliate of the Issuer may, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture, the Notes or any Notes Collateral Document unless such consideration is offered to all Holders and is paid to all Holders that so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or agreement.

SECTION 9.3. [Reserved]

SECTION 9.4. Revocation and Effect of Consents and Waivers. Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent or waiver is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent or waiver as to such Holder’s Note or portion of its Note if the Trustee receives written notice of revocation before the date the amendment, supplement or waiver becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

The Issuer may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to give their consent or take any other action described in this Section 9.4 or required or permitted to be taken pursuant to this Indenture. If a record date is fixed, then notwithstanding the immediately preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to revoke any consent previously given or to take any such action, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 120 days after such record date.

SECTION 9.5. Notation on or Exchange of Notes. The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Issuer in exchange for all Notes may issue and the Trustee shall, upon receipt of an Issuer Order, authenticate new Notes that reflect the amendment, supplement or waiver. Failure to make the appropriate notation or issue a new Note will not affect the validity and effect of such amendment, supplement or waiver.

SECTION 9.6. Trustee and Junior-Priority Collateral Agent to Sign Amendments. The Trustee and, if applicable, the Junior-Priority Collateral Agent shall sign any amendment or supplement to any Note Document authorized pursuant to this Article IX if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee and the Junior-Priority Collateral Agent. In executing any amendment or supplement to any Note Document, the Trustee and Junior-Priority Collateral Agent shall receive and, subject to Sections 7.1 and 7.2 in the case of the Trustee, shall be fully protected in conclusively relying upon, in addition to the documents required by Section 13.4, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amendment or supplement is authorized or permitted by this Indenture and is valid, binding and enforceable against the Issuer or any Guarantor, as the case may be, in accordance with its terms.

ARTICLE X

GUARANTEE

SECTION 10.1. Guarantee. On the Issue Date, the obligations of the Issuer under the Notes and this Indenture shall be, jointly and severally, unconditionally guaranteed on a junior priority senior secured basis (the “Note Guarantees”) by Holdings and each Domestic Restricted Subsidiary that Guarantees the payment of any capital market debt securities or Indebtedness under the Specified Loan Agreements of the Issuer or any Guarantor. Subject to the provisions of this Article X, each Guarantor hereby fully, unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, jointly and severally with each other Guarantor, to each Holder of the Notes, the Trustee, the Junior-Priority Collateral Agent and the other Notes Secured Parties and their respective successors and assigns, the full and punctual payment when due, whether at maturity, by acceleration, by redemption or otherwise, of the principal of, premium, if any, and interest, if any, on the Notes and all other obligations and liabilities of the Issuer under the Note Documents (including without limitation, interest, if any, accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Issuer or any Guarantor whether or not a claim for post-filing or post-petition interest is allowed in such proceeding and the obligations under Section 7.7) (all the foregoing being hereinafter collectively called the “Guaranteed Obligations”). Each Guarantor agrees that the Guaranteed Obligations will rank equally in right of payment with other Indebtedness of such Guarantor, except to the extent such other Indebtedness is subordinate to the Guaranteed Obligations, in which case the obligations of the Guarantors under the Note Guarantees will rank senior in right of payment to such other Indebtedness.

Each Guarantor hereby agrees that its Note Guarantee set forth in this Section 10.1 shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes.

If an Officer whose signature is on the applicable supplemental indenture to this Indenture no longer holds that office at the time the Trustee authenticates the Note, the Note Guarantee shall be valid nevertheless.

Each Guarantor further agrees (to the extent permitted by law) that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from it, and that it will remain bound under this Article X notwithstanding any extension or renewal of any Guaranteed Obligation.

Each Guarantor waives presentation to, demand of payment from and protest to the Issuer of any of the Guaranteed Obligations and also waives notice of protest for nonpayment. Each Guarantor waives notice of any default under the Notes or the Guaranteed Obligations.

Each Guarantor further agrees that its Note Guarantee herein constitutes a Guarantee of payment when due (and not a Guarantee of collection) and waives any right to require that any resort be had by any Holder to any security held for payment of the Guaranteed Obligations.

Except as set forth in Section 10.2, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than payment of the Guaranteed Obligations in full), including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise. Without limiting the generality of the foregoing, the Guaranteed Obligations of each Guarantor herein shall not be discharged or impaired or otherwise affected by (a) the failure of the Trustee, any Holder or the Junior-Priority Collateral Agent to assert any claim or demand or to enforce any right or remedy against the Issuer or any other person under this Indenture, the Notes, the Notes Collateral Documents, or any other agreement or otherwise; (b) any extension or renewal of any thereof; (c) any rescission, waiver, amendment or modification of any of the terms or provisions of this Indenture, the Notes, the Notes Collateral Documents, or any other agreement; (d) the release of any security held by any Holder for the Guaranteed Obligations; (e) the release of, or any impairment of or failure to perfect any Lien on or security interest in, any security held by the Junior-Priority Collateral Agent, the Trustee or any Holder for the Guaranteed Obligations or any of them; (f) the failure of any Holder to exercise any right or remedy against any other Guarantor; (g) any change in the ownership of the Trustee, the Junior-Priority Collateral Agent or Issuer; (h) any default, failure or delay, willful or otherwise, in the performance of the Guaranteed Obligations; or (i) any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of any Guarantor or would otherwise operate as a discharge of such Guarantor as a matter of law or equity. To the fullest extent permitted by applicable law, each Guarantor expressly authorizes the Junior-Priority Collateral Agent to take and hold security for the payment and performance of the Guaranteed Obligations, to exchange, waive or release any or all such security (with or without consideration), to enforce or apply such security and direct the order and manner of any sale thereof in its sole discretion or to release or substitute any one or more other guarantors or obligors upon or in respect of the Guaranteed Obligations, all without affecting the obligations of any Guarantor hereunder.

Each Guarantor agrees that its Note Guarantee herein shall remain in full force and effect until payment in full of all the Guaranteed Obligations or such Guarantor is released from its Note Guarantee in compliance with Section 10.2, Article VIII or Article XI. Each Guarantor further agrees that its Note Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of, premium, if any, or interest on any of the Guaranteed Obligations is rescinded or must otherwise be restored by any Holder, the Trustee or the Junior-Priority Collateral Agent upon the bankruptcy or reorganization of the Issuer, any Guarantor or otherwise.

In furtherance of the foregoing and not in limitation of any other right which any Holder, the Trustee or the Junior-Priority Collateral Agent has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Issuer to pay any of the Guaranteed Obligations when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, each Guarantor hereby promises to and will, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Holders (or the Trustee or Junior-Priority Collateral Agent on behalf of the Holders) an amount equal to the sum of (i) the unpaid amount of such Guaranteed Obligations then due and owing and (ii) accrued and unpaid interest, if any, on such Guaranteed Obligations then due and owing (but only to the extent not prohibited by law) (including interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Issuer or any Guarantor whether or not a claim for post-filing or post-petition interest is allowed in such proceeding).

Each Guarantor further agrees that, as between such Guarantor, on the one hand, and the Holders, on the other hand, (x) the maturity of the Guaranteed Obligations guaranteed hereby may be accelerated as provided in this Indenture for the purposes of its Note Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guaranteed Obligations guaranteed hereby and (y) in the event of any such declaration of acceleration of such Guaranteed Obligations, such Guaranteed Obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantor for the purposes of this Note Guarantee.

Each Guarantor also agrees to pay any and all fees, costs and expenses (including attorneys’ fees and expenses) incurred by the Junior-Priority Collateral Agent, Trustee or the Holders in enforcing any rights under this Section 10.1.

SECTION 10.2. Limitation on Liability; Termination, Release and Discharge.

(a) Any term or provision of this Indenture to the contrary notwithstanding, the obligations of each Guarantor hereunder shall be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Note Guarantee or pursuant to its contribution obligations under this Indenture, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal, foreign or state law and not otherwise being void or voidable under any similar laws affecting the rights of creditors generally.

(b) The Note Guarantee of a Subsidiary Guarantor shall terminate upon:

(1) a sale or other disposition (including by way of consolidation or merger) of the Capital Stock of such Guarantor or the sale or disposition of all or substantially all the assets of the Guarantor to a Person other than to the Issuer or a Restricted Subsidiary and as otherwise permitted by this Indenture (including pursuant to an enforcement action in accordance with the Intercreditor Agreements);

(2) the designation in accordance with this Indenture of the Guarantor as an Unrestricted Subsidiary or the occurrence of any event after which the Guarantor is no longer a Restricted Subsidiary;

(3) defeasance or discharge of the Notes, as provided in Articles VIII or XI;

(4) to the extent that such Guarantor is not an Immaterial Subsidiary solely due to the operation of clause (i) of the definition of “Immaterial Subsidiary,” upon the release of all guarantees referred to in such clause;

(5) [reserved];

(6) the merger, amalgamation or consolidation of such Guarantor with and into the Issuer or another Guarantor that is the surviving Person in such merger, amalgamation or consolidation, or upon the liquidation of such Guarantor following the transfer of all of its assets to the Issuer or another Guarantor; or

(7) the achievement of Investment Grade Status pursuant to Section 3.17; provided that such Note Guarantee shall be reinstated upon the Reversion Date.

(c) The Note Guarantee of Holdings or any other direct or indirect parent of the Issuer that provides a Guarantee will terminate upon defeasance or discharge of the Notes, as provided in Article VIII and Article XI.

(d) The Trustee, upon receipt of any applicable Officer’s Certificate and Opinion of Counsel, shall promptly execute, deliver or acknowledge all documents, instruments and releases that have been requested to release such Guarantee or otherwise give effect to, evidence or confirm such release in accordance with the directions of the Issuer and/or the Guarantor, as the case may be.

SECTION 10.3. Right of Contribution. Each Guarantor hereby agrees that to the extent that any Guarantor shall have paid more than its proportionate share of any payment made on the obligations under the Note Guarantees, such Guarantor shall be entitled to seek and receive contribution from and against the Issuer or any other Guarantor who has not paid its proportionate share of such payment. The provisions of this Section 10.3 shall in no respect limit the obligations and liabilities of each Guarantor to the Trustee and the Holders and each Guarantor shall remain liable to the Trustee and the Holders for the full amount guaranteed by such Guarantor hereunder.

SECTION 10.4. No Subrogation. Notwithstanding any payment or payments made by each Guarantor hereunder, no Guarantor shall be entitled to be subrogated to any of the rights of the Trustee or any Holder against the Issuer or any other Guarantor or any collateral security or guarantee or right of offset held by the Trustee or any Holder for the payment of the Guaranteed Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Issuer or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Trustee and the Holders by the Issuer on account of the Guaranteed Obligations are paid in full. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Guaranteed Obligations shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Trustee and the Holders, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Trustee in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Trustee, if required), to be applied against the Guaranteed Obligations.

ARTICLE XI

SATISFACTION AND DISCHARGE

SECTION 11.1. Satisfaction and Discharge. This Indenture will be discharged and cease to be of further effect (except as to surviving rights of transfer or exchange of the Notes, as expressly provided for in this Indenture) as to all outstanding Notes when:

(a) either:

(1) all the Notes previously authenticated and delivered (other than lost, stolen or destroyed Notes and Notes for which provision for payment was previously made and thereafter the funds have been released to the Holders) have been delivered to the Trustee for cancellation; or

(2) all Notes not previously delivered to the Trustee for cancellation (i) have become due and payable, (ii) will become due and payable at their Stated Maturity within one year or (iii) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of an unconditional notice of redemption by the Trustee in the name, and at the expense, of the Issuer;

(b) the Issuer has deposited or caused to be deposited with the Trustee, money in dollars or U.S. Government Obligations, or a combination thereof, as applicable, in an amount sufficient to pay and discharge the entire indebtedness on the Notes not previously delivered to the Trustee for cancellation, for principal, premium, if any, and interest to the date of deposit (in the case of Notes that have become due and payable), or to the Stated Maturity or redemption date, as the case may be; provided, that upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of this Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as of the date of the notice of redemption, with any Applicable Premium Deficit only required to be deposited with the Trustee on or prior to the date of redemption; provided further, that any Applicable Premium Deficit shall be set forth in an Officer’s Certificate delivered to the Trustee simultaneously with the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit shall be applied toward such redemption;

(c) the Issuer has paid or caused to be paid all other sums payable under this Indenture;

(d) the Issuer has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of such notes issued hereunder at maturity or the redemption date, as the case may be; and

(e) the Issuer has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel each stating that all conditions precedent under Article XI relating to the satisfaction and discharge of this Indenture have been complied with; provided that any such counsel may rely on any Officer’s Certificate as to matters of fact (including as to compliance with the foregoing clauses (a), (b) and (c)).

Notwithstanding the satisfaction and discharge of this Indenture, if money has been deposited with the Trustee pursuant to Section 11.1(b), the provisions of Sections 11.2 and 8.6 will survive.

SECTION 11.2. Application of Trust Money. Subject to the provisions of Section 8.6, all money deposited with the Trustee pursuant to Section 11.1(b) shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium, if any) and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with Section 11.1 by reason of any legal proceeding or by reason of any order or judgment of any court or Governmental Authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 11.1; provided that if the Issuer has made any payment of principal of, premium, if any, or interest on, any Notes because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.

ARTICLE XII

COLLATERAL AND SECURITY

SECTION 12.1. The Junior-Priority Collateral Agent.

(a) By accepting a Note, each Holder will be deemed to have irrevocably appointed the Junior-Priority Collateral Agent to act as its agent under the Notes Collateral Documents and irrevocably authorized the Junior-Priority Collateral Agent to (i) perform the duties and exercise the rights, powers and discretions that are specifically given to it under the Notes Collateral Documents or other documents to which it is a party, together with any other incidental rights, powers and discretions and (ii) execute each document expressed to be executed by the Junior-Priority Collateral Agent on its behalf. The Holders may not, individually or collectively, take any direct action to enforce the Notes Collateral Documents. The Holders may only act by instruction to the Trustee, which shall instruct the Junior-Priority Collateral Agent subject to the Pari Passu Intercreditor Agreement. The Junior-Priority Collateral Agent will have no duties or obligations except those expressly set forth in the Notes Collateral Documents to which it is party. The Junior-Priority Collateral Agent will not be liable for any action taken or not taken by it in the absence of its own gross negligence, willful misconduct or bad faith. The Junior-Priority Collateral Agent will be entitled to rely upon, and will not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper person. The Junior-Priority Collateral Agent may also rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. The Junior-Priority Collateral Agent may consult with legal counsel (who may be counsel for the Issuer), independent accountants and other experts selected by it, and will not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. Without limiting the generality of the foregoing, the Junior-Priority Collateral Agent:

(i)	shall not be subject to any fiduciary or other implied duties, regardless of whether an event of default has occurred and is continuing;

(ii)	shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the Notes Collateral Documents that the Junior-Priority Collateral Agent is required to exercise; provided that the Junior-Priority Collateral Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Junior-Priority Collateral Agent to liability or that is contrary to any Notes Collateral Document or applicable law;

(iii)	shall not, except as expressly set forth herein and in the Notes Collateral Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Issuer or any of its Affiliates that is communicated to or obtained by the Person serving as the Junior-Priority Collateral Agent or any of its Affiliates in any capacity;

(iv)	shall not be liable for any action taken or not taken by it (a) with the consent or at the request of any Priority Agent or (b) in the absence of its own gross negligence, willful misconduct or bad faith or (c) in reliance on a certificate of an authorized officer of Holdings or the Issuer stating that such action is permitted by the terms of the Intercreditor Agreements. The Junior-Priority Collateral Agent shall be deemed not to have knowledge of any event of default under any series of Junior-Priority Obligations unless and until written notice describing such event of default is given to the Junior-Priority Collateral Agent by the Representative of such Junior-Priority Obligations or Holdings or the Issuer; and

(v)	shall not be responsible for or have any duty to ascertain or inquire into (a) any statement, warranty or representation made in or in connection with the Intercreditor Agreements or any other Notes Collateral Document, (b) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (c) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any event of default, (d) the validity, enforceability, effectiveness or genuineness of the Intercreditor Agreements, any other Notes Collateral Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Notes Collateral Documents, (e) the value or the sufficiency of any Collateral for any series of Junior-Priority Obligations, or (f) the satisfaction of any condition set forth in any Junior-Priority Debt Document or Notes Collateral Document, other than to confirm receipt of items expressly required to be delivered to the Junior-Priority Collateral Agent.

The use of the term “agent” herein with reference to the Junior-Priority Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law other than as a “representative” as such term is used in Section 9-102(a)(72)(E) of the Uniform Commercial Code.

BY ACCEPTING A NOTE EACH HOLDER WILL BE DEEMED TO HAVE IRREVOCABLY AGREED TO THE FOREGOING PROVISIONS OF THIS SECTION 12.1(A) AND SHALL BE BOUND BY THOSE AGREEMENTS TO THE FULLEST EXTENT PERMITTED BY LAW.

(b) Without limiting the Intercreditor Agreements, the Junior-Priority Collateral Agent shall be subject to such directions as may be properly given it by the Trustee and/or other Representatives from time to time in accordance with this Indenture, the Intercreditor Agreements and the other Notes Collateral Documents. Except as directed by the Trustee and/or other Representatives and as expressly required by this Indenture, the Intercreditor Agreements and the other Notes Collateral Documents, and in each case subject to the Intercreditor Agreements, the Junior-Priority Collateral Agent shall not be obligated:

(1) to act upon directions purported to be delivered to it by any other Person;

(2) to foreclose upon or otherwise enforce any Lien securing the Notes or any of the Note Guarantees; or

(3) to take any other action whatsoever with regard to any or all of the Liens securing the Notes, the Note Guarantees or the Notes Collateral Documents or with regard to the Collateral.

(c) The Junior-Priority Collateral Agent is authorized and empowered to appoint one or more co-agents or sub-agents or attorneys-in-fact as it deems necessary or appropriate in connection herewith and shall not be liable for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith.

(d) The Junior-Priority Collateral Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it. The Junior-Priority Collateral Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory provisions of this Article XII shall apply to any such sub-agent and to the Affiliates of the Junior-Priority Collateral Agent and any such sub-agent.

(e) Subject to the appointment and acceptance of a successor Junior-Priority Collateral Agent as provided below, the Junior-Priority Collateral Agent may resign at any time by notifying the Issuer and the Trustee. Upon any such resignation, the Trustee shall have the right, with the consent (not to be unreasonably withheld or delayed) of the Issuer, to appoint a successor; provided that during the existence and continuation of an Event of Default pursuant to clause (1), (2), (6) or (7) of Section 6.1(a) consent of the Issuer shall not be required. If no successor shall have been so appointed by the Trustee and shall have accepted such appointment within 30 days after the retiring Junior-Priority Collateral Agent gives notice of its resignation, then the retiring Junior-Priority Collateral Agent may, on behalf of the Holders and the Trustee, appoint a successor Junior-Priority Collateral Agent which shall be a bank with an office in New York, New York, having a combined capital and surplus of at least $1,000,000,000, or an Affiliate of any such bank that is, so long as no Event of Default pursuant to clause (1), (2), (6) or (7) of Section 6.1(a) shall have occurred and be continuing, reasonably acceptable to the Issuer. Upon the acceptance of its appointment as Junior-Priority Collateral Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Junior-Priority Collateral Agent, and the retiring Junior-Priority Collateral Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Issuer to a successor Junior-Priority Collateral Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Issuer and such successor. After a Junior-Priority Collateral Agent’s resignation hereunder, the provisions of this Article and Article VII shall continue in effect for the benefit of such retiring Junior-Priority Collateral Agent, its sub-agents and their respective Affiliates in respect of any actions taken or omitted to be taken by any of them while acting as Junior-Priority Collateral Agent.

(f) The benefits, protections and indemnities of the Trustee in Sections 7.2, 7.3 and 7.7 of this Indenture shall apply mutatis mutandi to the Junior-Priority Collateral Agent in its capacity as such, including, without limitation, the rights to receive and rely on Officer’s Certificates and Opinions of Counsel, reimbursement and indemnification.

(g) Each Holder, by its acceptance of any Notes, is deemed to have consented and agreed to the terms of each Notes Collateral Document, as originally in effect and as amended, supplemented or replaced from time to time in accordance with its terms or the terms of this Indenture; and authorizes and empowers the Trustee and (through the Pari Passu Intercreditor Agreement) the Applicable Authorized Representative to bind the Holders and other holders of Pari Passu Debt Obligations as set forth in the applicable Notes Collateral Documents to which they are a party and to perform its obligations and exercise its rights and powers thereunder. Notwithstanding the foregoing, no such consent or deemed consent shall be deemed or construed to represent an amendment or waiver, in whole or in part, of any provision of this Indenture or the Notes.

(h) Except as contemplated by the Notes Collateral Documents, neither the Trustee nor the Junior-Priority Collateral Agent shall be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title of the Issuer or any Grantor to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral.

SECTION 12.2. Acceptance of Notes Collateral Documents.

(a) The Trustee and each Holder, by accepting any Notes and the Note Guarantees, acknowledges that, as more fully set forth in the Notes Collateral Documents, the Collateral as now or hereafter constituted shall be for the benefit of all the Holders, the Junior-Priority Collateral Agent, the Trustee and the other Junior-Priority Secured Parties, and that the Lien granted in the Notes Collateral Documents relating to the Notes in respect of the Trustee, the Junior-Priority Collateral Agent, the Holders and the other Junior-Priority Secured Parties is subject to and qualified and limited in all respects by the Notes Collateral Documents and actions that may be taken thereunder. In the event of conflict between an Intercreditor Agreement, any of the other Notes Collateral Documents and this Indenture, the applicable Intercreditor Agreement shall control.

SECTION 12.3. Further Assurances. The Issuer and the Guarantors shall, at their sole expense, take all actions that may be required under applicable law, or that the Trustee or the Junior-Priority Collateral Agent may reasonably request, in order to effectuate the transactions contemplated by this Indenture and in order to grant, preserve, protect and perfect the validity and junior-priority status of the security interests created or intended to be created by the Notes Collateral Documents. As necessary, or upon reasonable request of the Junior-Priority Collateral Agent, the Issuer and the Guarantors shall, at their sole expense, execute any and all further documents, financing statements, agreements and instruments, and take all further action (including filing Uniform Commercial Code and other financing statements, mortgages and deeds of trust) as required under this Indenture and the Notes Collateral Documents.

SECTION 12.4. After-Acquired Property.

(a) Subject to Section 12.4(b) and the exceptions and limitations in the Notes Collateral Documents, if the Issuer or any Guarantor acquires any property which is of a type constituting Collateral under any Notes Collateral Document (excluding, for the avoidance of doubt, any Excluded Assets), it shall execute and deliver such security instruments, financing statements and such certificates and opinions of counsel and take all other actions as are required under this Indenture and the Notes Collateral Documents to vest in the Junior-Priority Collateral Agent a perfected security interest (subject to Permitted Liens and other Liens permitted by this Indenture) in such after-acquired property and to have such after-acquired property included as part of the Collateral, and thereupon all provisions of the Notes Collateral Documents and this Indenture relating to the Collateral shall be deemed to relate to such after-acquired property to the same extent and with the same force and effect; provided that no such after-acquired property shall be required to become Collateral prior to the time, if any, that such property is pledged to secure the Senior-Priority Obligations (other than the ABL Facility Obligations if such property is Non-ABL Priority Collateral (as defined in the ABL Intercreditor Agreement).

(b) Notwithstanding anything to the contrary in Section 12.4(a), any requirement to mortgage real property that is acquired after the Issue Date pursuant to Section 12.4(a) shall be limited to real property owned in fee by a Grantor that (i) has a fair market value equal to or exceeding $10,000,000, (ii) is not subject to a Lien permitted under Section 6.02(c) or (n) of the Credit Agreement (for so long as such Lien exists) and (iii) the Issuer does not intend to sell within six months of the acquisition thereof pursuant to clause (i) or (x) of Section 6.05(b) of the Credit Agreement or such longer period permitted by the Non-ABL Senior Collateral Agent. No appraisals, environmental reports or surveys shall be required to be obtained in connection with any mortgage of real property pursuant to Section 12.4(a). The Issuer shall provide such evidence as the Junior-Priority Collateral Agent shall reasonably request as to the perfection and priority status of each such security interest and Lien.

SECTION 12.5. Real Property Mortgage. The Issuer will complete or cause to be completed on or within five (5) Business Days following the Issue Date all filings and other similar actions required or desirable on its part in connection with the creation and perfection of such security interests in favor of the Notes and the Note Guarantees. In the case of real property constituting Mortgaged Property, (i) the Issuer shall deliver to the Trustee, within 90 days after the Issue Date, an Officer’s Certificate certifying (a) that the security interests in all of the Collateral have been perfected other than with respect to the Mortgaged Property, (b) the percentage of aggregate fair market value of the Mortgaged Property with respect to which mortgages have been duly executed and delivered to the Junior-Priority Collateral Agent and (c) the steps that have been initiated for purposes of executing and delivering mortgages to the Junior-Priority Collateral Agent with respect to the remainder of the Mortgaged Property, (ii) the Issuer shall deliver to the Trustee, within 180 days after the Issue Date, an Officer’s Certificate certifying that mortgages with respect to at least 90% in aggregate fair market value of the Mortgaged Property have been duly executed and delivered to the Junior-Priority Collateral Agent and (iii) the Issuer shall deliver to the Junior-Priority Collateral Agent within 180 days of the Issue Date (as may be extended with respect to up to 10% in aggregate fair market value of the Mortgaged Property as the Issuer determines is reasonably necessary to deliver using commercially reasonable efforts) (a) mortgages securing the Obligations with respect to the Notes and the Note Guarantees, duly executed and delivered by the Grantor that is the record owner of each applicable Mortgaged Property and otherwise suitable for recording and in form and substance sufficient to grant to the Junior-Priority Collateral Agent for the benefit of the Junior-Priority Secured Parties a valid mortgage lien on such real property, (b)

title insurance policies, together with customary endorsements, insuring the mortgages to be valid and subsisting liens on the applicable Mortgaged Property described therein, free and clear of all defects, excepting only Permitted Liens and other Liens permitted by this Indenture, and (c) local counsel opinions, and any other documents reasonably requested by the Junior-Priority Collateral Agent in respect of the mortgages; provided, however, such documents will be substantially similar to those delivered to the Non-ABL Senior Collateral Agent.

SECTION 12.6. Release. The Liens on the Collateral will be released with respect to the Notes and the Note Guarantees:

(1) in whole, upon payment in full of the principal of, accrued and unpaid interest, if any, and premium, if any, on the Notes;

(2) in whole, upon satisfaction and discharge of this Indenture as described under Article XI;

(3) in whole, upon a Legal Defeasance or Covenant Defeasance as described under Article VIII;

(4) in part, as to any property or asset constituting Collateral (A) that is sold or otherwise disposed of or deemed disposed of in a transaction permitted by Section 3.5, (B) that is owned by a Subsidiary Guarantor to the extent such Subsidiary Guarantor has been released from its Note Guarantee in accordance with this Indenture or (C) otherwise in accordance with, and as expressly provided for under, this Indenture and the Notes Collateral Documents;

(5) as set forth in the Intercreditor Agreements;

(6) [Reserved];

(7) to the extent any particular item of Collateral becomes an Excluded Asset;

(8) as permitted under Section 3.17; provided that the Liens on the Collateral in favor of the Notes will be reinstated upon the occurrence of the Reversion Date; or

(9) as permitted under Article IX.

Upon any sale or disposition of Collateral in compliance with this Indenture and the Notes Collateral Documents, the Liens in favor of the Junior-Priority Collateral Agent on such Collateral and (subject to the provisions described under Section 12.4) all proceeds thereof shall automatically terminate and be released and the Junior-Priority Collateral Agent will execute and deliver such documents and instruments as the Issuer and the Guarantors may request to evidence such termination and release (without recourse or warranty) without the consent of the Holders.

To the extent required by law, the Issuer will furnish to the Junior-Priority Collateral Agent and the Trustee, prior to each proposed release of Collateral pursuant to the Notes Collateral Documents and this Indenture, an Officer’s Certificate and Opinion of Counsel and such other documentation as is required by this Indenture. Upon receipt of any such Officer’s Certificate and an Opinion of Counsel, each Trustee shall, or shall cause the Junior-Priority Collateral Agent to, promptly execute, deliver or acknowledge all documents, instruments and releases that have been requested to release, reconvey to the Issuer and/or the Guarantors, as the case may be, such Collateral or otherwise give effect to, evidence or confirm such termination or release in accordance with the directions of the Issuer and/or the Guarantor, as the case may be.

SECTION 12.7. Enforcement of Remedies. Notwithstanding anything to the contrary herein, any enforcement of the Note Guarantees or any remedies with respect to the Collateral under the Notes Collateral Documents is subject to the provisions of the Intercreditor Agreements.

ARTICLE XIII

MISCELLANEOUS

SECTION 13.1. [Reserved]

SECTION 13.2. Notices. Any notice, request, direction, consent or communication made pursuant to the provisions of this Indenture or the Notes to any party hereto shall be in writing and delivered in person, sent by facsimile, sent by electronic mail in pdf format, delivered by commercial courier service or mailed by first-class mail, postage prepaid, addressed as follows:

if to the Issuer or a Guarantor:

CHS/Community Health Systems, Inc.

4000 Meridian Boulevard

Franklin, TN 37067-6325,

Attention: General Counsel

Facsimile: (615) 373-9704

in each case, with a copy to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention: Richard A. Fenyes

Facsimile: (212) 455-2502

if to the Trustee, at its Corporate Trust Office which Corporate Trust Office for purposes of this Indenture is at the date hereof located at:

Regions Bank

1180 West Peachtree Street

Suite 1200

Atlanta, Georgia 30309

Attention: Kristine Prall

Facsimile: (404) 581-3770

if to the Junior-Priority Collateral Agent:

Regions Bank

1180 West Peachtree Street

Suite 1200

Atlanta, Georgia 30309

Attention: Kristine Prall

Facsimile: (404) 581-3770

The Issuer, the Trustee or the Junior-Priority Collateral Agent by written notice to each other may designate additional or different addresses for subsequent notices or communications.

Any notice or communication to the Issuer or the Guarantors shall be deemed to have been given or made as of the date so delivered if personally delivered or if delivered electronically, in pdf format; when receipt is acknowledged, if telecopied; and seven (7) calendar days after mailing if sent by registered or certified mail, postage prepaid (except that a notice of change of address shall not be deemed to have been given until actually received by the addressee). Any notice or communication to the Trustee or the Junior-Priority Collateral Agent shall be deemed delivered upon receipt.

Any notice or communication sent to a Holder shall be electronically delivered or mailed to the Holder at the Holder’s address as it appears in the Notes Register and shall be sufficiently given if so sent within the time prescribed.

Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is sent in the manner provided above, it is duly given, whether or not the addressee receives it, except that notices to the Trustee or the Junior-Priority Collateral Agent shall be effective only upon receipt.

Notwithstanding any other provision of this Indenture or any Note, where this Indenture or any Note provides for notice of any event (including any notice of redemption or purchase) to a Holder of a Global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to DTC (or its designee) pursuant to the standing instructions from DTC or its designee; provided if any such notice is mailed to DTC, such notice shall be deemed to have been given on the later of its publication by DTC and the seventh Business Day after being so mailed.

SECTION 13.3. [Reserved]

SECTION 13.4. Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Issuer or any of the Guarantors to the Trustee to take or refrain from taking any action under this Indenture , the Notes or the Notes Collateral Documents, the Issuer or such Guarantor, as the case may be, shall furnish to the Trustee:

(1) an Officer’s Certificate in form satisfactory to the Trustee (which shall include the statements set forth in Section 13.5) stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture, the Notes or the Notes Collateral Documents relating to the proposed action have been satisfied; and

(2) an Opinion of Counsel in form satisfactory to the Trustee (which shall include the statements set forth in Section 13.5) stating that, in the opinion of such counsel, all such conditions precedent have been satisfied and all covenants have been complied with;

provided that in the case of any such application or request as to which the furnishing of such documents is specifically required by any provision of this Indenture relating to such particular request or application, no additional certificate or opinion need be furnished.

SECTION 13.5. Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a covenant or condition provided for in this Indenture, the Notes or the Notes Collateral Documents shall include:

(1) a statement that the individual making such certificate or opinion has read such covenant or condition;

(2) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3) a statement that, in the opinion of such individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(4) a statement as to whether or not, in the opinion of such individual, such covenant or condition has been complied with.

In giving such Opinion of Counsel, counsel may rely as to factual matters on an Officer’s Certificate or on certificates of public officials.

SECTION 13.6. When Notes Disregarded. In determining whether the Holders of the required aggregate principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuer, any Guarantor or any Affiliate of any of them shall be disregarded and deemed not to be outstanding, except that, for the purpose of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes which a Trust Officer of the Trustee actually knows are so owned shall be so disregarded. In connection with any such direction, waiver or consent, the Issuer shall furnish to the Trustee an Officer’s Certificate listing and identifying all Notes, if any, known by the Issuer to be owned by or for the account of any of the above-described Persons. Also, subject to the foregoing, only Notes outstanding at the time shall be considered in any such determination.

SECTION 13.7. Rules by Trustee, Paying Agent and Registrar. The Trustee may make reasonable rules for action by, or at meetings of, Holders. The Registrar and the Paying Agent may make reasonable rules for their functions.

SECTION 13.8. Legal Holidays. A “Legal Holiday” is a Saturday, a Sunday or other day on which commercial banking institutions are authorized or required to be closed in New York, New York or the state of the place of payment. If a payment date is a Legal Holiday, payment shall be made on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period. If a regular record date is a Legal Holiday, the record date shall not be affected.

SECTION 13.9. Governing Law. THIS INDENTURE, THE NOTES AND THE NOTE GUARANTEES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 13.10. Jurisdiction. The Issuer and the Guarantors agree that any suit, action or proceeding against the Issuer or any Guarantor brought by any Holder or the Trustee arising out of or based upon this Indenture, the Note Guarantee or the Notes may be instituted in any state or Federal court in the Borough of Manhattan, New York, New York, and any appellate court from any thereof, and each of them irrevocably submits to the non-exclusive jurisdiction of such courts in any suit, action or proceeding. The Issuer and the Guarantors irrevocably waive, to the fullest extent permitted by law, any objection to any suit, action, or proceeding that may be brought in connection with this Indenture, the Note Guarantee or the Notes, including such actions, suits or proceedings relating to securities laws of the United States of America or any state thereof, in such courts whether on the grounds of venue, residence or domicile or on the ground that any such suit, action or proceeding has been brought in an inconvenient forum. The Issuer and the Guarantors agree that final judgment in any such suit, action or proceeding brought in such court shall be conclusive and binding upon the Issuer or the Guarantors, as the case may be, and may be enforced in any court to the jurisdiction of which the Issuer or the Guarantors, as the case may be, are subject by a suit upon such judgment.

SECTION 13.11. Waivers of Jury Trial. EACH OF THE ISSUER, THE GUARANTORS AND THE TRUSTEE HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE NOTE GUARANTEES AND FOR ANY COUNTERCLAIM THEREIN.

SECTION 13.12. USA PATRIOT Act. The parties hereto acknowledge that in accordance with Section 326 of the USA PATRIOT Act, each of the Trustee and the Junior-Priority Collateral Agent, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account. The parties to this Indenture agree that they will provide each of the Trustee and the Junior-Priority Collateral Agent with such information as each may request in order to satisfy the requirements of the USA PATRIOT Act.

SECTION 13.13. No Personal Liability of Directors, Officers, Employees and Shareholders. No past, present or future director, officer, employee, manager, partner, incorporator or shareholder of the Issuer or any of its Subsidiaries or Affiliates, as such (other than the Issuer and the Guarantors), shall have any liability for any obligations of the Issuer or the Guarantors under the Note Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

SECTION 13.14. Successors. All agreements of the Issuer and each Guarantor in this Indenture and the Notes shall bind their respective successors. All agreements of the Trustee and the Junior-Priority Collateral Agent in this Indenture shall bind their respective successors.

SECTION 13.15. Multiple Originals. The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or other electronic transmission shall be deemed to be their original signatures for all purposes.

SECTION 13.16. [Reserved]

SECTION 13.17. Table of Contents; Headings. The table of contents and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

SECTION 13.18. Force Majeure. In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services, it being understood that the Trustee shall use reasonable best efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

SECTION 13.19. Severability. In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 13.20. Intercreditor Agreements. Reference is made to the Intercreditor Agreements. Each Holder, by its acceptance of a Note, (a) agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreements and (b) authorizes and instructs the Trustee and the Junior-Priority Collateral Agent to enter into the Intercreditor Agreements (and any other Notes Collateral Documents) as Trustee and the Junior-Priority Collateral Agent, as the case may be, and on behalf of such Holder, including without limitation, making the representations of the Holders contained therein.

SECTION 13.21. [Reserved]

SECTION 13.22. Judgment Currency. The Issuer and each Guarantor agrees to indemnify the recipient against any loss incurred by such recipient as a result of any judgment or order being given or made against the Issuer or any Guarantor for any amount due hereunder and such judgment or order being expressed and paid in a currency (the “Judgment Currency”) other than United States dollars and as a result of any variation as between (i) the rate of exchange at which the United States dollar amount is converted into the Judgment Currency for the purpose of such judgment or order, and (ii) the rate of exchange in The City of New York at which such party on the date of payment of such judgment or order is able to purchase United States dollars with the amount of the Judgment Currency actually received by such party if such party had utilized such amount of Judgment Currency to purchase United States dollars as promptly as practicable upon such party’s receipt thereof. The foregoing indemnity shall constitute a separate and independent obligation of the Issuer and each Guarantor and shall continue in full force and effect notwithstanding any such judgment or order as aforesaid. The term “rate of exchange” shall include any premiums and costs of exchange payable in connection with the purchase of, or conversion into, the relevant currency.

[Signature on following pages]

IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed all as of the date and year first written above.

CHS/COMMUNITY HEALTH SYSTEMS, INC.

By:	/s/ Edward W. Lomicka
	Name:	Edward W. Lomicka
	Title:	Vice President and Treasurer

COMMUNITY HEALTH SYSTEMS, INC.

By:	/s/ Edward W. Lomicka
	Name:	Edward W. Lomicka
	Title:	Vice President and Treasurer

[Signature Page to the Indenture]

ABILENE HOSPITAL, LLC	CHHS HOLDINGS, LLC

ABILENE MERGER, LLC	CHHS HOSPITAL COMPANY, LLC

AFFINITY HEALTH SYSTEMS, LLC	CHS PENNSYLVANIA HOLDINGS, LLC

AFFINITY HOSPITAL, LLC	CHS RECEIVABLES FUNDING, LLC

BERWICK HOSPITAL COMPANY, LLC	CHS TENNESSEE HOLDINGS, LLC

BILOXI H.M.A., LLC	CHS VIRGINIA HOLDINGS, LLC

BIRMINGHAM HOLDINGS II, LLC	CITRUS HMA, LLC

BIRMINGHAM HOLDINGS, LLC	CLARKSVILLE HOLDINGS II, LLC

BLUEFIELD HOLDINGS, LLC	CLARKSVILLE HOLDINGS, LLC

BLUEFIELD HOSPITAL COMPANY, LLC	CLEVELAND HOSPITAL COMPANY, LLC

BLUFFTON HEALTH SYSTEM LLC	CLEVELAND TENNESSEE HOSPITAL COMPANY, LLC

BRANDON HMA, LLC	CLINTON HMA, LLC

BROWNWOOD HOSPITAL, L.P.	COATESVILLE HOSPITAL CORPORATION

BROWNWOOD MEDICAL CENTER, LLC	COCKE COUNTY HMA, LLC

BULLHEAD CITY HOSPITAL CORPORATION	COLLEGE STATION HOSPITAL, L.P.

BULLHEAD CITY HOSPITAL INVESTMENT CORPORATION	COLLEGE STATION MEDICAL CENTER, LLC

CAMPBELL COUNTY HMA, LLC	COLLEGE STATION MERGER, LLC

CARLSBAD MEDICAL CENTER, LLC	COMMUNITY HEALTH INVESTMENT COMPANY, LLC

CAROLINAS HOLDINGS, LLC	CP HOSPITAL GP, LLC

CAROLINAS JV HOLDINGS GENERAL, LLC	CPLP, LLC

CAROLINAS JV HOLDINGS, L.P.	CRESTWOOD HEALTHCARE, L.P.

CENTRAL FLORIDA HMA HOLDINGS, LLC	CRESTWOOD HOSPITAL LP, LLC

CENTRAL STATES HMA HOLDINGS, LLC	CRESTWOOD HOSPITAL, LLC

CHESTER HMA, LLC	CSMC, LLC

CHESTNUT HILL HEALTH SYSTEM, LLC	DEACONESS HOLDINGS, LLC

By:	/s/ Edward W. Lomicka
Name: Edward W. Lomicka
Title: Vice President and Treasurer

Acting on behalf of each of the Guarantors set forth above

[Signature Page to the Indenture]

DEACONESS HOSPITAL HOLDINGS, LLC	HMA-TRI HOLDINGS, LLC

DESERT HOSPITAL HOLDINGS, LLC	HOBBS MEDCO, LLC

DETAR HOSPITAL, LLC	HOSPITAL MANAGEMENT ASSOCIATES, LLC

DHFW HOLDINGS, LLC	HOSPITAL MANAGEMENT SERVICES OF FLORIDA, LP

DUKES HEALTH SYSTEM, LLC	HOSPITAL OF MORRISTOWN, LLC

DYERSBURG HOSPITAL COMPANY, LLC	JACKSON HMA, LLC

EMPORIA HOSPITAL CORPORATION	JACKSON HOSPITAL CORPORATION

FLORIDA HMA HOLDINGS, LLC	JEFFERSON COUNTY HMA, LLC

FOLEY HOSPITAL CORPORATION	KAY COUNTY HOSPITAL CORPORATION

FORT SMITH HMA, LLC	KAY COUNTY OKLAHOMA HOSPITAL COMPANY, LLC

FRANKFORT HEALTH PARTNER, INC.	KENNETT HMA, LLC

FRANKLIN HOSPITAL CORPORATION	KEY WEST HMA, LLC

GADSDEN REGIONAL MEDICAL CENTER, LLC	KIRKSVILLE HOSPITAL COMPANY, LLC

GAFFNEY H.M.A., LLC	KNOXVILLE HMA HOLDINGS, LLC

GRANBURY HOSPITAL CORPORATION	LAKEWAY HOSPITAL COMPANY, LLC

GRMC HOLDINGS, LLC	LANCASTER HOSPITAL CORPORATION

HALLMARK HEALTHCARE COMPANY, LLC	LAREDO TEXAS HOSPITAL COMPANY, L.P.

HEALTH MANAGEMENT ASSOCIATES, LLC	LAS CRUCES MEDICAL CENTER, LLC

HEALTH MANAGEMENT ASSOCIATES, LP	LEA REGIONAL HOSPITAL, LLC

HEALTH MANAGEMENT GENERAL PARTNER I, LLC	LEBANON HMA, LLC

HEALTH MANAGEMENT GENERAL PARTNER, LLC	LONGVIEW CLINIC OPERATIONS COMPANY, LLC

HMA FENTRESS COUNTY GENERAL HOSPITAL, LLC	LONGVIEW MEDICAL CENTER, L.P.

HMA HOSPITALS HOLDINGS, LP	LONGVIEW MERGER, LLC

HMA SANTA ROSA MEDICAL CENTER, LLC	LRH, LLC

HMA SERVICES GP, LLC	LUTHERAN HEALTH NETWORK OF INDIANA, LLC

By:	/s/ Edward W. Lomicka
Name: Edward W. Lomicka
Title: Vice President and Treasurer

Acting on behalf of each of the Guarantors set forth above

[Signature Page to the Indenture]

MADISON HMA, LLC	PHOENIXVILLE HOSPITAL COMPANY, LLC

MARSHALL COUNTY HMA, LLC	POPLAR BLUFF REGIONAL MEDICAL CENTER, LLC

MARTIN HOSPITAL COMPANY, LLC	PORT CHARLOTTE HMA, LLC

MARY BLACK HEALTH SYSTEM LLC	POTTSTOWN HOSPITAL COMPANY, LLC

MCSA, L.L.C.	PUNTA GORDA HMA, LLC

MEDICAL CENTER OF BROWNWOOD, LLC	QHG GEORGIA HOLDINGS II, LLC

METRO KNOXVILLE HMA, LLC	QHG GEORGIA HOLDINGS, INC.

MISSISSIPPI HMA HOLDINGS I, LLC	QHG GEORGIA, LP

MISSISSIPPI HMA HOLDINGS II, LLC	QHG OF BLUFFTON COMPANY, LLC

MOBERLY HOSPITAL COMPANY, LLC	QHG OF CLINTON COUNTY, INC.

NAPLES HMA, LLC	QHG OF ENTERPRISE, INC.

NATCHEZ HOSPITAL COMPANY, LLC	QHG OF FORREST COUNTY, INC.

NATIONAL HEALTHCARE OF LEESVILLE, INC.	QHG OF FORT WAYNE COMPANY, LLC

NAVARRO HOSPITAL, L.P.	QHG OF HATTIESBURG, INC.

NAVARRO REGIONAL, LLC	QHG OF SOUTH CAROLINA, INC.

NC-DSH, LLC	QHG OF SPARTANBURG, INC.

NORTHWEST ARKANSAS HOSPITALS, LLC	QHG OF SPRINGDALE, INC.

NORTHWEST HOSPITAL, LLC	REGIONAL HOSPITAL OF LONGVIEW, LLC

NOV HOLDINGS, LLC	RIVER OAKS HOSPITAL, LLC

NRH, LLC	RIVER REGION MEDICAL CORPORATION

OAK HILL HOSPITAL CORPORATION	ROH, LLC

ORO VALLEY HOSPITAL, LLC	ROSWELL HOSPITAL CORPORATION

PALMER-WASILLA HEALTH SYSTEM, LLC	RUSTON HOSPITAL CORPORATION

PASCO REGIONAL MEDICAL CENTER, LLC	RUSTON LOUISIANA HOSPITAL COMPANY, LLC

PENNSYLVANIA HOSPITAL COMPANY, LLC	SACMC, LLC

By:	/s/ Edward W. Lomicka
Name: Edward W. Lomicka
Title: Vice President and Treasurer

Acting on behalf of each of the Guarantors set forth above

[Signature Page to the Indenture]

SALEM HOSPITAL CORPORATION	TRIAD-ARMC, LLC

SAN ANGELO COMMUNITY MEDICAL CENTER, LLC	TRIAD-EL DORADO, INC.

SAN ANGELO MEDICAL, LLC	TRIAD-NAVARRO REGIONAL HOSPITAL SUBSIDIARY, LLC

SCRANTON HOLDINGS, LLC	TULLAHOMA HMA, LLC

SCRANTON HOSPITAL COMPANY, LLC	TUNKHANNOCK HOSPITAL COMPANY, LLC

SCRANTON QUINCY HOLDINGS, LLC	VAN BUREN H.M.A., LLC

SCRANTON QUINCY HOSPITAL COMPANY, LLC	VENICE HMA, LLC

SEMINOLE HMA, LLC	VHC MEDICAL, LLC

SHELBYVILLE HOSPITAL COMPANY, LLC	VICKSBURG HEALTHCARE, LLC

SILOAM SPRINGS ARKANSAS HOSPITAL COMPANY, LLC	VICTORIA HOSPITAL, LLC

SILOAM SPRINGS HOLDINGS, LLC	VICTORIA OF TEXAS, L.P.

SOUTHEAST HMA HOLDINGS, LLC	VIRGINIA HOSPITAL COMPANY, LLC

SOUTHERN TEXAS MEDICAL CENTER, LLC	WEATHERFORD HOSPITAL CORPORATION

SOUTHWEST FLORIDA HMA HOLDINGS, LLC	WEATHERFORD TEXAS HOSPITAL COMPANY, LLC

STATESVILLE HMA, LLC	WEBB HOSPITAL CORPORATION

TENNESSEE HMA HOLDINGS, LP	WEBB HOSPITAL HOLDINGS, LLC

TENNYSON HOLDINGS, LLC	WESLEY HEALTH SYSTEM LLC

TOMBALL TEXAS HOLDINGS, LLC	WHMC, LLC

TOMBALL TEXAS HOSPITAL COMPANY, LLC	WILKES-BARRE BEHAVIORAL HOSPITAL COMPANY, LLC

TRIAD HEALTHCARE, LLC	WILKES-BARRE HOLDINGS, LLC

TRIAD HOLDINGS III, LLC	WILKES-BARRE HOSPITAL COMPANY, LLC

TRIAD HOLDINGS IV, LLC	WOODLAND HEIGHTS MEDICAL CENTER, LLC

TRIAD HOLDINGS V, LLC	WOODWARD HEALTH SYSTEM, LLC

TRIAD NEVADA HOLDINGS, LLC

TRIAD OF ALABAMA, LLC

By:	/s/ Edward W. Lomicka
Name: Edward W. Lomicka
Title: Vice President and Treasurer

Acting on behalf of each of the Guarantors set forth above

[Signature Page to the Indenture]

REGIONS BANK, as Trustee

By:	/s/ Kristine Prall
Name: Kristine Prall
Title: Vice President

[Signature Page to the Indenture]

REGIONS BANK, as Junior-Priority Collateral Agent

By:	/s/ Kristine Prall
Name: Kristine Prall
Title: Vice President

By:	/s/ Arthur G. Mosley, II
Name: Arthur G. Mosley, II
Title: Vice President

[Signature Page to the New 2024 Notes Indenture]

EXHIBIT A

[FORM OF FACE OF GLOBAL RESTRICTED NOTE]

[Applicable Restricted Notes Legend]

[Depository Legend, if applicable]

[OID Legend, if applicable]

No. [___]	Principal Amount $[___________] [as revised by the Schedule of Increases and Decreases in Global Note attached hereto][1]
CUSIP NO. _________________________

CHS/COMMUNITY HEALTH SYSTEMS, INC.

8.125% Junior-Priority Secured Notes due 2024

CHS/Community Health Systems, Inc., a Delaware corporation, promises to pay to Cede & Co., or its registered assigns, the principal sum of _______________ Dollars, [as revised by the Schedule of Increases and Decreases in Global Note attached hereto], on June 30, 2024.

Interest Payment Dates: June 30 and December 31, commencing on December 31, 20182

Record Dates: June 15 and December 15

Additional provisions of this Note are set forth on the other side of this Note.

[1]	Insert in Global Notes only.
[2]	In the case of Notes issued on the Issue Date.

IN WITNESS WHEREOF, the Issuer has caused this instrument to be duly executed.

CHS/COMMUNITY HEALTH SYSTEMS, INC.

By:
Name:
Title:

TRUSTEE CERTIFICATE OF AUTHENTICATION

This Note is one of the Notes referred to in the within-mentioned Indenture.

REGIONS BANK, as Trustee

By:
Authorized Signatory

Dated:

[FORM OF REVERSE SIDE OF NOTE]

CHS/COMMUNITY HEALTH SYSTEMS, INC.

8.125% Junior-Priority Secured Notes due 2024

Capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Indenture.

1.	Interest

CHS/Community Health Systems, Inc., a Delaware corporation, promises to pay interest on the principal amount of this Note at 8.125% per annum from June 22, 20183 until maturity. The Issuer will pay interest semi-annually in arrears every June 30 and December 31 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from June 22, 20184; provided, that the first Interest Payment Date shall be December 31, 2018.5 The Issuer shall pay interest on overdue principal at the rate specified herein, and it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful. Interest on the Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months. Each interest period will end on (but not include) the relevant Interest Payment Date.

2.	Method of Payment

By no later than noon (New York City time) on the date on which any principal of, premium, if any, or interest on any Note is due and payable, the Issuer shall deposit with the Paying Agent a sum sufficient in immediately available funds to pay such principal, premium and interest when due. Interest on any Note which is payable, and is timely paid or duly provided for, on any Interest Payment Date shall be paid to the Person in whose name such Note (or one or more Predecessor Notes) is registered at the close of business on the preceding June 15 or December 15, as applicable, at the office or agency of the Issuer maintained for such purpose pursuant to Section 2.3 of the Indenture. The principal of (and premium, if any) and interest on the Notes shall be payable at the office or agency of Paying Agent or Registrar designated by the Issuer maintained for such purpose (which shall initially be the office of the Trustee maintained for such purpose), or at such other office or agency of the Issuer as may be maintained for such purpose pursuant to Section 2.3 of the Indenture; provided, however, that, at the option of the Paying Agent, each installment of interest may be paid by (i) check mailed to addresses of the Persons entitled thereto as such addresses shall appear on the Notes Register or (ii) wire transfer to an account located in the United States maintained by the payee, subject to the last sentence of this paragraph. Payments in respect of Notes represented by a Global Note (including principal, premium, if any, and interest) will be made by wire transfer of immediately available funds to the accounts specified by The Depository Trust Company or any successor depository. Payments in respect of Notes represented by Definitive Notes (including principal, premium, if any, and interest) held by a Holder of at least $1,000,000 aggregate principal amount of Notes represented by Definitive Notes will be made by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than fifteen (15) days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion). If an Interest Payment Date is a Legal Holiday, payment shall be made on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period. If a regular record date is a Legal Holiday, the record date shall not be affected.

[3]	In the case of Notes issued on the Issue Date.
[4]	In the case of Notes issued on the Issue Date.
[5]	In the case of Notes issued on the Issue Date.

3.	Paying Agent and Registrar

The Issuer initially appoints Regions Bank (the “Trustee”) as Registrar and Paying Agent for the Notes. The Issuer may change any Registrar or Paying Agent without prior notice to the Holders. The Issuer or any Guarantor may act as Paying Agent, Registrar or transfer agent.

4.	Indenture

The Issuer issued the Notes under an Indenture dated as of June 22, 2018 (as it may be amended or supplemented from time to time in accordance with the terms thereof, the “Indenture”), among the Issuer, the Guarantors party thereto, the Trustee and the Junior-Priority Collateral Agent. The terms of the Notes include those stated in the Indenture and those specific provisions of the Trust Indenture Act of 1939 (15 U.S.C. Sections 77aaa-77bbbb) (the “Act”) expressly referenced in the provisions of the Indenture. The Act shall not otherwise be applicable to, or govern, the Indenture or the Notes. The Notes are subject to all terms and provisions of the Indenture, and Holders are referred to the Indenture and the Act for a statement of those terms.

5.	Guarantees

To guarantee the due and punctual payment of the principal and interest (including post-filing or post-petition interest) on the Notes and all other amounts payable by the Issuer under the Indenture and the Notes when and as the same shall be due and payable, whether at maturity, by acceleration or otherwise, according to the terms of the Notes and the Indenture, the Guarantors will unconditionally guarantee (and future guarantors, jointly and severally with the Guarantors, will fully and unconditionally Guarantee) such obligations on a senior secured basis pursuant to the terms of the Indenture.

6.	Optional Redemption

(a) At any time and from time to time on or after the Issue Date and prior to June 30, 2021, the Issuer may redeem the Notes in whole or in part, at its option, upon not less than 15 nor more than 60 days’ prior notice at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, but excluding, the redemption date.

(b) At any time and from time to time on or after June 30, 2021, the Issuer may redeem the Notes in whole or in part, upon not less than 15 nor more than 60 days’ notice at a redemption price equal to the percentage of principal amount set forth below plus accrued and unpaid interest, if any, on the Notes redeemed, to, but excluding, the applicable date of redemption, if redeemed during the twelve-month period beginning on June 30 of the years indicated below:

Year	Percentage
2021	104.063%
2022	102.031%
2023 and thereafter	100.000%

(c) At any time and from time to time on or after the Issue Date and prior to June 30, 2021, the Issuer may redeem Notes with the net cash proceeds received by the Issuer from any Equity Offering (other than Excluded Contributions) at a redemption price (expressed as a percentage of principal amount) equal to 108.125% plus accrued and unpaid interest, if any, to, but excluding, the redemption date, in an aggregate principal amount for all such redemptions not to exceed 40% of the aggregate principal amount of the Notes (including Additional Notes); provided that:

(1)	in each case the redemption takes place not later than 180 days after the closing of the related Equity Offering; and

(2)	not less than 50% of the sum of the aggregate principal amount of the Notes originally issued under the Indenture on the Issue Date and any Additional Notes originally issued under the Indenture after the Issue Date remains outstanding immediately thereafter (excluding Notes held by Holdings, Issuer or any of its Restricted Subsidiaries).

(e) Any redemption and notice of redemption may, at the Issuer’s discretion, be subject to the satisfaction of one or more conditions precedent (including, in the case of a redemption related to an Equity Offering, the consummation of such Equity Offering).

(f) If the optional redemption date is on or after a record date and on or before the related interest payment date, the accrued and unpaid interest will be paid to the Person in whose name the Note is registered at the close of business on such record date, and no additional interest will be payable to Holders whose Notes will be subject to redemption by the Issuer.

(g) Unless (i) the Issuer defaults in the payment of the redemption price or (ii) such redemption remains conditioned on the happening of a future event, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

(h) Any redemption pursuant to this paragraph 6 shall be made pursuant to the provisions of Sections 5.1 through 5.6 of the Indenture.

7.	Mandatory Redemption

(a) If the Notes would otherwise constitute “applicable high yield discount obligations” within the meaning of Section 163(i)(1) of the Code, at each AHYDO Redemption Date, the Issuer shall redeem for cash a portion of each Note then outstanding equal to the Mandatory Principal Redemption Amount. The Mandatory Redemption Price for the portion of each Note redeemed pursuant to a Mandatory Principal Redemption shall equal 100% of the principal amount of such portion plus any accrued interest thereon to, but excluding, the date of redemption. No partial redemption or repurchase of the Notes prior to any AHYDO Redemption Date pursuant to any provision of the Indenture other than Section 5.8(a) will alter the Issuer’s obligation to make a Mandatory Principal Redemption with respect to any Notes that remain outstanding on any AHYDO Redemption Date.

(b) Except with respect to any Mandatory Principal Redemption pursuant to Section 5.8(a) of the Indenture, the Issuer is not required to make mandatory redemptions or sinking fund payments with respect to the Notes; provided, however, that under certain circumstances, the Issuer may be required to offer to purchase Notes under Section 3.5 and Section 3.9 of the Indenture. The Issuer may at any time and from time to time purchase Notes in the open market or otherwise.

8.	Repurchase Provisions

If a Change of Control occurs, unless the Issuer has previously or concurrently delivered a redemption notice with respect to all outstanding Notes pursuant to Section 5.7 of the Indenture that is or has become unconditional, each Holder will have the right to require the Issuer to repurchase from each Holder all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of such Holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to, but excluding, the date of purchase, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date as provided in, and subject to the terms of, the Indenture.

Upon certain Asset Dispositions, the Issuer may be required to use the Excess Proceeds from such Asset Dispositions to offer to purchase the maximum aggregate principal amount of Notes and, at the Issuer’s option, Pari Passu Debt Obligations (and, only to the extent the Excess Proceeds are greater than the outstanding Pari Passu Debt Obligations, Senior Indebtedness) that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in Section 3.5 and in Article V of the Indenture.

9.	Denominations; Transfer; Exchange

The Notes shall be issuable only in fully registered form in minimum denominations of principal amount of $2,000 and any integral multiple of $1,000 in excess thereof. A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay a sum sufficient to cover any tax and fees required by law or permitted by the Indenture. The Registrar need not register the transfer of or exchange of any Note (A) for a period beginning (1) fifteen (15) days before the mailing of a notice of an offer to repurchase or redeem Notes and ending at the close of business on the day of such mailing or (2) fifteen (15) days before an Interest Payment Date and ending on such Interest Payment Date or (B) called for redemption, except the unredeemed portion of any Note being redeemed in part.

10.	Persons Deemed Owners

The registered Holder of this Note may be treated as the owner of it for all purposes.

11.	Discharge and Defeasance

Subject to certain exceptions and conditions set forth in the Indenture, the Issuer at any time may terminate some or all of its obligations under the Notes and the Indenture if the Issuer deposits with the Trustee money or U.S. Government Obligations for the payment of principal, premium, if any, and interest on the Notes to redemption or maturity, as the case may be.

12.	Amendment, Supplement, Waiver

Subject to certain exceptions contained in the Indenture, Note Documents may be amended, or a Default thereunder may be waived, with the consent of the Holders of a majority in aggregate principal amount of the outstanding Notes (including consents obtained in connection with a purchase, or tender offer or exchange offer for, such Notes). Without notice to or the consent of any Holder, the Issuer, the Guarantors, the Trustee and, if applicable, the Junior-Priority Collateral Agent may amend or supplement the Note Documents as provided in the Indenture.

13.	Defaults and Remedies

Except as provided otherwise in the Indenture, if an Event of Default (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuer or Holdings) occurs and is continuing, the Trustee by notice to the Issuer, or the Holders of at least 30% in principal amount of the outstanding Notes by notice to the Issuer and the Trustee, may declare the principal of and accrued and unpaid interest, if any, on all the Notes to be due and payable immediately. Upon the effectiveness of such declaration, such principal and accrued and unpaid interest, if any, will be due and payable immediately. If a bankruptcy, insolvency or reorganization of the Issuer or Holdings occurs and is continuing, the principal of, certain redemption premiums, if applicable, and accrued and unpaid interest, if any, and any other monetary obligations on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. Under certain circumstances, the Holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

14.	Trustee Dealings with the Issuer

Subject to certain limitations set forth in the Indenture, the Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer, Guarantors or their Affiliates with the same rights it would have if it were not Trustee. In addition, the Trustee shall be permitted to engage in transactions with the Issuer; provided, however, that if the Trustee acquires any conflicting interest under the Trust Indenture Act, the Trustee must (i) eliminate such conflict within 90 days of acquiring such conflicting interest or (ii) resign.

15.	No Recourse Against Others

No past, present or future director, officer, employee, manager, partner, incorporator or shareholder of the Issuer or any of its Subsidiaries or Affiliates, as such (other than the Issuer and the Guarantors), shall have any liability for any obligations of the Issuer or the Guarantors under any Note Document or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

16.	Authentication

This Note shall not be valid until an authorized signatory of the Trustee (or an authenticating agent acting on its behalf) manually signs the certificate of authentication on the other side of this Note.

17.	Abbreviations

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (= tenants in common), TEN ENT (= tenants by the entirety), JT TEN (= joint tenants with rights of survivorship and not as tenants in common), CUST (= custodian) and U/G/M/A (= Uniform Gift to Minors Act).

17.	CUSIP and ISIN Numbers

The Issuer has caused CUSIP and ISIN numbers, if applicable, to be printed on the Notes and has directed the Trustee to use CUSIP and ISIN numbers, if applicable, in notices of redemption or purchase as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption or purchase and reliance may be placed only on the other identification numbers placed thereon.

18.	Governing Law

This Note shall be governed by, and construed in accordance with, the laws of the State of New York.

The Issuer will furnish to any Holder upon written request and without charge to the Holder a copy of the Indenture. Requests may be made to:

Community Health Systems, Inc.

4000 Meridian Boulevard

Franklin, TN 37067-6325,

Attention: General Counsel

19.	Security

The Notes and Note Guarantees will be secured by the Collateral on the terms and subject to the conditions set forth in the Indenture and the Notes Collateral Documents. The Junior-Priority Collateral Agent will hold the Collateral for the benefit of the Holders and the other Junior-Priority Secured Parties, in each case pursuant to the Collateral Documents and the Intercreditor Agreements. Each Holder, by accepting this Note, consents and agrees to the terms of the Notes Collateral Documents (including the provisions providing for the foreclosure and release of Collateral), including the Intercreditor Agreements, as the same may be in effect or may be amended from time to time in accordance with their terms and the Indenture and authorizes and directs the Junior-Priority Collateral Agent to enter into the Notes Collateral Documents, including the Intercreditor Agreements, and to perform its obligations and exercise its rights thereunder in accordance therewith.

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to:

(Print or type assignee’s name, address and zip code)

(Insert assignee’s social security or tax I.D. No.)

and irrevocably appoint                          agent to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date:	Your Signature:

Signature Guarantee:
(Signature must be guaranteed)

Sign exactly as your name appears on the other side of this Note.

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to Exchange Act Rule 17Ad-15.

The undersigned hereby certifies that it ☐ is / ☐ is not an Affiliate of the Issuer and that, to its knowledge, the proposed transferee ☐ is / ☐ is not an Affiliate of the Issuer.

In connection with any transfer or exchange of any of the Notes evidenced by this certificate occurring prior to the date that is one year after the later of the date of original issuance of such Notes and the last date, if any, on which such Notes were owned by the Issuer or any Affiliate of the Issuer, the undersigned confirms that such Notes are being:

CHECK ONE BOX BELOW:

(1)	☐	acquired for the undersigned’s own account, without transfer; or

(2)	☐	transferred to the Issuer; or

(3)	☐	transferred pursuant to and in compliance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”); or

(4)	☐	transferred pursuant to an effective registration statement under the Securities Act; or

(5)	☐	transferred pursuant to and in compliance with Regulation S under the Securities Act; or

(6)	☐	transferred pursuant to another available exemption from the registration requirements of the Securities Act of 1933, as amended.

Unless one of the boxes is checked, the Registrar will refuse to register any of the Notes evidenced by this certificate in the name of any person other than the registered Holder thereof; provided, however, that if box (5) or (6) is checked, the Issuer may require, prior to registering any such transfer of the Notes, in its sole discretion, such legal opinions, certifications and other information as the Issuer may reasonably request to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933, as amended, such as the exemption provided by Rule 144 under such Act.

Signature
Signature Guarantee:

(Signature must be guaranteed)	Signature

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to Exchange Act Rule 17Ad-15.

TO BE COMPLETED BY PURCHASER IF BOX

(1) OR (3) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuer as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Dated:

[TO BE ATTACHED TO GLOBAL NOTES]

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTES

The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Notes Custodian

OPTION OF HOLDER TO ELECT PURCHASE

If you elect to have this Note purchased by the Issuer pursuant to Section 3.5 or 3.9 of the Indenture, check either box:

Section 3.5  ☐        Section 3.9  ☐

If you want to elect to have only part of this Note purchased by the Issuer pursuant to Section 3.5 or 3.9 of the Indenture, state the amount in principal amount (must be in denominations of $2,000 or an integral multiple of $1,000 in excess thereof): $                                                          and specify the denomination or denominations (which shall not be less than the minimum authorized denomination) of the Notes to be issued to the Holder for the portion of the within Note not being repurchased (in the absence of any such specification, one such Note will be issued for the portion not being repurchased): _________________.

Date:	Your Signature
(Sign exactly as your name appears on the other side of the Note)

Signature Guarantee:
(Signature must be guaranteed)

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to Exchange Act Rule 17Ad-15.

EXHIBIT B

Form of Supplemental Indenture

SUPPLEMENTAL INDENTURE, (this “Supplemental Indenture”) dated as of [                ], 20[ ], by and among CHS/Community Health Systems, Inc., a Delaware corporation (“Issuer”), the parties that are signatories hereto as Guarantors (each, a “Guaranteeing Subsidiary”), Regions Bank, as Junior-Priority Collateral Agent, and Regions Bank, as Trustee under the Indenture referred to below.

W I T N E S S E T H:

WHEREAS, each of the Issuer, the Guarantors and the Trustee have heretofore executed and delivered an indenture dated as of June 22, 2018 (as amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance on such date of an aggregate principal amount of $1,354,663,000 of 8.125% Junior-Priority Secured Notes due 2024 (the “Notes”) of the Issuer;

WHEREAS, the Indenture provides that the Guaranteeing Subsidiaries shall execute and deliver to the Trustee and the Junior-Priority Collateral Agent a supplemental indenture pursuant to which the Guaranteeing Subsidiaries shall unconditionally guarantee all of the Issuer’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Note Guarantee”), each on the terms and conditions set forth herein; and

WHEREAS, pursuant to Section 9.1 of the Indenture, the Issuer, any Guarantor and the Trustee are authorized to execute and deliver this Supplemental Indenture to amend or supplement the Indenture, without the consent of any Holder;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer, the Guaranteeing Subsidiaries and the Trustee mutually covenant and agree for the benefit of the Trustee, the Junior-Priority Collateral Agent and the Holders of the Notes as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1. Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recitals hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

ARTICLE II

AGREEMENT TO BE BOUND; GUARANTEE

SECTION 2.1. Agreement to be Bound. Each of the Guaranteeing Subsidiaries hereby becomes a party to the Indenture as a “Guarantor” and as such will have all of the rights and be subject to all of the obligations and agreements of a “Guarantor” under the Indenture.

SECTION 2.2. Guarantee. Each of the Guaranteeing Subsidiaries agrees, on a joint and several basis with all the existing Guarantors, to fully, unconditionally and irrevocably Guarantee to each Holder of the Notes, the Trustee and the Junior-Priority Collateral Agent the Guaranteed Obligations pursuant to Article X of the Indenture as and to the extent provided for therein.

ARTICLE III

MISCELLANEOUS

SECTION 3.1. Notices. All notices and other communications to the Guarantors shall be given as provided in the Indenture.

SECTION 3.2. Merger and Consolidation. Each Guaranteeing Subsidiary shall not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into, another Person (other than the Issuer or any Restricted Subsidiary that is a Guarantor or becomes a Guarantor concurrently with the transaction) except in accordance with Section 4.1(e) of the Indenture.

SECTION 3.3. Release of Guarantee. The Note Guarantees hereunder may be released in accordance with Section 10.2 of the Indenture.

SECTION 3.4. Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.

SECTION 3.5. Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 3.6. Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

SECTION 3.7. Benefits Acknowledged. Each Guaranteeing Subsidiary’s Note Guarantee is subject to the terms and conditions set forth in the Indenture. Each Guaranteeing Subsidiary acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that the guarantee and waivers made by it pursuant to its Note Guarantee are knowingly made in contemplation of such benefits.

SECTION 3.8. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

SECTION 3.9. The Trustee and the Junior-Priority Collateral Agent. Neither the Trustee nor the Junior-Priority Collateral Agent make any representation or warranty as to the validity or sufficiency of this Supplemental Indenture or with respect to the recitals contained herein, all of which recitals are made solely by the other parties hereto.

SECTION 3.10. Counterparts. The parties hereto may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or other electronic transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or other electronic transmission shall be deemed to be their original signatures for all purposes.

SECTION 3.11. Execution and Delivery. Each Guaranteeing Subsidiary agrees that its Note Guarantee shall remain in full force and effect notwithstanding any absence on each Note of a notation of any such Note Guarantee.

SECTION 3.12. Headings. The headings of the Articles and the Sections in this Supplemental Indenture are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

[SUBSIDIARY GUARANTOR[S]], as a Guarantor

By:
Name: Title:

Acknowledged by:

CHS/COMMUNITY HEALTH SYSTEMS, INC.

By:
Name: Title:

REGIONS BANK, as Trustee

By:
Name: Title:

REGIONS BANK, as Junior-Priority Collateral Agent

By:
Name: Title:

EXHIBIT C

Form of Certificate to be Delivered in Connection with Transfers Pursuant to Regulation S

[Date]

Community Health Systems, Inc.

4000 Meridian Boulevard

Franklin, TN 37067-6325,

Attention: General Counsel

Facsimile: (615) 373-9704

Regions Bank

as Trustee and Registrar

1180 West Peachtree Street

Suite 1200

Atlanta, Georgia 30309

Attention: Kristine Prall

Facsimile: (404) 581-3770

Re:	CHS/Community Health Systems, Inc. (the “Issuer”).

8.125% Junior-Priority Secured Notes due 2024 (the “Notes”)

Ladies and Gentlemen:

In connection with our proposed sale of $[________] aggregate principal amount of the Notes, we confirm that such sale has been effected pursuant to and in accordance with Regulation S under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, we represent that:

(a) the offer of the Notes was not made to a person in the United States;

(b) either (i) at the time the buy order was originated, the transferee was outside the United States or we and any person acting on our behalf reasonably believed that the transferee was outside the United States or (ii) the transaction was executed in, on or through the facilities of a designated off-shore securities market and neither we nor any person acting on our behalf knows that the transaction has been pre-arranged with a buyer in the United States;

(c) no directed selling efforts have been made in the United States in contravention of the requirements of Rule 903(a)(2) or Rule 904(a)(2) of Regulation S, as applicable; and

(d) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act.

In addition, if the sale is made during a restricted period and the provisions of Rule 903(b)(2), Rule 903(b)(3) or Rule 904(b)(1) of Regulation S are applicable thereto, we confirm that such sale has been made in accordance with the applicable provisions of Rule 903(b)(2), Rule 903(b)(3) or Rule 904(b)(1), as the case may be.

We also hereby certify that we [are][are not] an Affiliate of the Issuer and, to our knowledge, the transferee of the Notes [is][is not] an Affiliate of the Issuer.

C-1

The Trustee, Registrar and the Issuer are entitled to conclusively rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby. Terms used in this certificate have the meanings set forth in Regulation S.

Very truly yours,

[Name of Transferor]

By:
Authorized Signature

C-2